IRELAND STAPLETON PRYOR & PASCOE, P.C.                      JOHN G. LEWIS
1675 BROADWAY, SUITE 2600
DENVER, CO 80202
TELEPHONE 303.623.2700
FACSIMILE 303.623.2062


June 29, 1999

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   U.S. Wireless Data, Inc. - Registration Statement on Form SB-2

Ladies & Gentlemen:

On behalf of U.S. Wireless Data, Inc. (the "Company"), we enclose, for filing via EDGAR, pursuant to the Securities Act of 1933, the Company's Registration Statement on Form SB-2 including exhibits, other than those exhibits which will be filed by amendment. You should also have received a wire transfer in the amount of $3,540.94 in payment of the required filing fee.

If, during the course of your review, additional information is needed, please contact me or my associate Jeffrey M. Brenman, Esq. at (303) 628-3684.


Yours very truly,

Ireland Stapleton Pryor & Pascoe, P.C.

By: /s/ John G. Lewis
    ---------------------
        John G. Lewis



Enclosures

           As filed with the Securities and Exchange Commission on June 30, 1999
                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                          -----------------------------

                            U.S. Wireless Data, Inc.
                 (Name of small business issuer in its charter)
                          -----------------------------
           Colorado                   334119                    84-1178691
(State or other jurisdiction of  (Primary Standard           (I.R.S. Employer
incorporation or organization) Industrial Classification  Identification Number)
                                   Code Number)

                          2200 Powell Street, Suite 800
                        Emeryville, California 94608-1876
                                 (510) 596-2025
          (Address and telephone number of principal executive offices)
                          ----------------------------
                    Dean M. Leavitt, Chief Executive Officer
                            U.S. Wireless Data, Inc.
                          2200 Powell Street, Suite 800
                        Emeryville, California 94608-1876
                                 (510) 596-2025
            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   Copies to:
                               John G. Lewis, Esq.
                             Jeffrey M. Brenman, Esq
                    Ireland, Stapleton, Pryor & Pascoe, P.C.
                            1675 Broadway, 26th Floor
                             Denver, Colorado 80202
                                 (303) 623-2700
                            -------------------------

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                              CALCULATION OF REGISTRATION FEE

                                  Amount to be         Proposed Maximum            Proposed Maximum
   Title of Each Class of          Registered      Offering Price Per Share    Aggregate Offering Price        Amount of
 Securities to be Registered          (14)                   (15)                        (15)               Registration Fee
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value        1,074,617
per share (1)                        Shares                   (16)                        (16)                     ---
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value        5,926,418
per share (2)                        Shares                   (16)                        (16)                     ---
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value        9,804,885
per share (3)                        Shares                   (16)                        (16)                     ---
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value           78,098
per share (4)                        Shares                  $2.40                    $187,435                  $52.10
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value           67,084
per share (5)                        Shares                  $3.36                    $225,402                   62.66
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value           67,084
per share (6)                        Shares                  $3.69                    $247,540                   68.82
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value          100,000
per share (7)                        Shares                  $4.50                    $450,000                  125.10
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value           60,000
per share (8)                        Shares                  $4.50                    $270,000                   75.06
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value           20,000
per share (9)                        Shares                  $4.38                     $87,600                   24.35
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value           15,000
per share (10)                       Shares                  $2.70                     $40,500                   11.26
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value          390,000
per share (12)                       Shares                  $1.50                    $585,000                  162.63
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
Common Stock, no par value       17,739,587
per share (13)                       Shares                  $ .60                 $10,643,752               $2,958.96
------------------------------ ------------------- -------------------------- --------------------------- ---------------------
                                 17,739,587
Total                                Shares                                                                  $3,540.94
------------------------------ ------------------- -------------------------- --------------------------- ---------------------

(1) These shares are being registered by USWD for issuance upon conversion of 482,324 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") and as dividends on the Series A Preferred Stock from April 1, 1999 through March 31, 2000. The number of shares being registered has been estimated based on the "Market Price" (as defined in the Designation of Series A Preferred Stock) of USWD's Common Stock as of June 18, 1999. The number of shares being registered represents 100% of the number of shares which would be required to be issued upon conversions of, and as dividends on, the Series A Preferred Stock at the estimated Market Price.
 (2) These shares are being registered by USWD for issuance upon conversion of $2,000,000 face value of 6% Convertible Subordinated Debentures Due July 21, 2000 (the "6% Debentures). The number of shares being registered has been estimated based on the "Market Price" (as defined in the Debenture Agreement) of USWD's Common Stock as of June 18, 1999. The number of shares being registered represents 150% of the number of shares which would be required to be issued upon conversions at the estimated Market Price, pursuant to contractual commitments to the holders of the 6% Debentures to register the excess shares, in order to provide for the possibility that a lower Market Price will exist as of the conversion dates.
(3) These shares are being registered by USWD for issuance upon conversion of 2,404,705 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"), and as dividends on the Series B Preferred Stock from May 6, 1999 through May 5, 2000. The number of shares being registered has been estimated based on the "Market Price" (as defined in the Designation of Series B Preferred Stock) of USWD's Common Stock as of June 18, 1999. The number of shares being registered represents 200% of the number of shares which would be required to be issued upon conversions of, and as dividends on, the Series B Preferred Stock at the estimated Market Price, pursuant to contractual commitments to the holders of the Series B Preferred Stock to register the excess shares, in order to provide for the possibility that a lower Market Price will exist as of the conversion and dividend payment dates.
(4) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 78,098 shares at $2.40 per share through October 15, 2001.
(5) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 67,084 shares at $3.36 per share through November 15, 2001.

                                       ii

(6) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 67,084 shares at $3.69 per share through December 15, 2001.
(7) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 100,000 shares at $4.25 per share through July 21, 2001.
(8) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 60,000 shares at $4.50 per share through July 21, 2001.
(9) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 20,000 shares at $4.38 per share through September 9, 2001.
(10) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 15,000 shares at $2.70 per share through September 13, 2001.
(11) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 8,333 shares at $2.40 per share through September 11, 2003.
(12) These shares are being registered by USWD for issuance pursuant to the exercise of Common Stock Purchase Warrants exercisable to purchase 300,000 shares at $1.50 per share through April 30, 2003.
(13) A total of 17,739,587 shares of Common Stock (including all of the shares being registered by USWD as described in the footnotes (1) - (12) to this table) are also being registered for resale on behalf of Selling Security Holders, as follows: (a) 86,401 presently outstanding shares previously issued upon conversion of, and as dividends on, Series A Preferred Stock, or as interest on USWD's 8% Adjustable Rate Convertible Subordinated Debentures Due December 31, 1999 (all of which automatically converted into 3,060,000 shares of Series A Preferred Stock as of February 9, 1998); (b) 1,074,617 shares estimated to be issuable upon conversion of, and as dividends on, 484,324 shares of the Series A Preferred Stock (as described in footnote (1) to this table); (c) 5,926,418 shares estimated to be issuable upon conversion of $2,000,000 of the 6% Debentures (as described in footnote (2) to this table); (d) 9,804,885 shares estimated to be issuable upon conversion of, and as dividends on, 2,404, 705 shares of the Series B Preferred Stock (as described in footnote (3) to this table): (e) 797,266 shares issued or issuable upon exercise of presently outstanding Common Stock Purchase Warrants (as described in footnotes (4) through (12) to this table); and (f) 50,000 shares owned by a private investor issued in March 1999.
(14) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are included in this registration such additional number of shares of Common Stock or such shares as may be issuable in lieu of such Common Stock as may become issuable pursuant to anti-dilution provisions of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock Purchase Warrants described in footnotes (1) - (12) above.
(15) The shares being registered for resale by the Selling Security Holders as described in footnote (13) to this table will be sold at prevailing market prices or prices negotiated between the Selling Security Holder and the purchaser at the time of sale. The registration fee has been estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating such fee. No implication should be taken from the use of the price used to calculate the registration fee being paid hereunder that the shares of Common Stock can or will be sold at such prices.
(16) No additional consideration will be received by USWD for issuance of the shares upon conversion of the Series A Preferred Stock, the 6% Debentures or the Series B Preferred Stock over that received by USWD at the time of the issuance of the convertible securities.

                          ----------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                               Cross Reference Sheet for Prospectus Under Form SB-2
                               ----------------------------------------------------

     Form SB-2 Item No. and Caption                                        Caption or Location in Prospectus
     ------------------------------                                        ---------------------------------
1.   Forepart of Registration Statement and Outside                        Cover Page; Cross Reference Sheet;
     Front Cover of Prospectus                                             Outside Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages                             Inside Front and Outside Back Cover Pages
     of Prospectusof Prospectus

3.   Summary Information, Risk Factors                                     Prospectus Summary; Risk Factors

4.   Use of Proceeds                                                       Use of Proceeds

5.   Determination of Offering Price                                       Cover Page; Selling Security Holders

6.   Dilution                                                              Not Applicable

7.   Selling Security-Holders                                              Selling Security Holders

8.   Plan of Distribution                                                  Outside Front Cover Page of Prospectus;
                                                                           Selling Security Holders

9.   Legal Proceedings                                                     Business

10.  Directors, Executive Officers, Promoters                              Management
     and Control Persons

11.  Security Ownership of Certain Beneficial Owners                       Security Ownership of Principal
     and Management                                                        Shareholders and Management

12.  Description of Securities                                             Description of Securities

13.  Interest of Named Experts and Counsel                                 Legal Matters; Experts

14.  Disclosure of Commission Position on                                  Commission Position on Indemnification
     Indemnification for Securities Act Liabilities                        for Securities Act Liabilities and Related Matters

15.  Organization within Last Five Years                                   Not Applicable

16.  Description of Business                                               Prospectus Summary; Business

17.  Management's Discussion and Analysis                                  Management's Discussion and Analysis of
     or Plan of Operations                                                 Financial Condition and Results of Operations

18.  Description of Property                                               Business - Properties.

19.  Certain Relationships and Related Transactions                        Certain Transactions

20.  Market for Common Equity and Related                                  Market for USWD's Common Stock
     Stockholder Matters                                                   and Related Matters; Description of
                                                                           Securities

21.  Executive Compensation                                                Management - Executive Compensation

22.  Financial Statements                                                  Financial Statements

23.  Changes in and Disagreements with Accountants on                      Not Applicable
     Accounting and Financial Disclosure

                            U.S. WIRELESS DATA, INC.

17,603,186 Shares of Common Stock Offered by the Company to Certain Security Holders

17,739,587 Shares of Common Stock Offered For Resale by Selling Security Holders

THE COMPANY'S OFFERING

     U.S. Wireless Data, Inc. ("we" or the "Company" or "USWD") is offering 16,805,920 shares of its Common Stock for issuance to the holders of USWD's Series A Preferred Stock, Series B Preferred Stock and 6% Convertible Subordinated Debentures if and when those securities are converted into Common Stock and as dividends on the Series A and B Preferred Stock. USWD is also offering 797,266 shares of Common Stock for issuance to holders of various Common Stock Purchase Warrants who exercise their warrants. USWD is offering Common Stock only to the people who presently own these securities, which are not traded in the public market.

     USWD will only receive proceeds from the sale of Common Stock as a result of the exercise of the warrants. USWD will use these proceeds, if any, for working capital. See "Use of Proceeds."

THE SELLING SECURITY HOLDERS' OFFERING

     If and when the owners of Series A or Series B Preferred Stock, 6% Debentures or warrants convert or exercise any of these securities for shares of Common Stock, that Common Stock may also be resold to the public by using this Prospectus. This Prospectus also includes 136,401 shares of Common Stock that have been previously issued and are presently outstanding, which may be offered to the public using this Prospectus. We refer to the people who can sell Common Stock using this Prospectus as "Selling Security Holders" and information about them can be found in the Prospectus section entitled "Selling Security Holders."

     No proceeds from sales of Common Stock by Selling Security Holders will benefit USWD. See "Use of Proceeds."

     The Selling Security Holders do not have a contract or agreement with any person, firm or entity to act as an underwriter for the Common Stock being sold using this Prospectus. The Selling Security Holders are responsible for commissions or brokerage fees in connection with sales of Common Stock they sell using this Prospectus. The Selling Security Holders and any intermediaries through whom they sell Common Stock may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as to the Common Stock they sell. Any profits realized or commissions received by them may be considered underwriting compensation. See "Selling Security Holders."

     The Company's Common Stock is presently traded on the OTC Electronic Bulletin Board under the symbol "USWDA." See "Market for USWD's Common Stock and Related Matters."

The shares offered by this Prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

If this Prospectus is used before its effective date, the person receiving this Prospectus should be aware that the information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  The date of this Prospectus is ________, 1999.

                               PROSPECTUS SUMMARY

     The following is a brief summary and it is qualified in its entirety by the more detailed information and financial statements (including the notes to the financial statements) appearing elsewhere in this Prospectus. You should read the entire Prospectus before making an investment decision. Unless the context otherwise requires, references in this Prospectus to the "Company" or "USWD" mean U.S. Wireless Data, Inc. U.S. Wireless Data(R) is a registered trademark of USWD. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders. Prospective investors in the Common Stock should carefully consider the information contained under the heading "Risk Factors" prior to making an investment in the Common Stock offered hereby.

     This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of USWD. Forward-looking statements are identifiable by the prefatory language "may," "will," "expects," "anticipates," "estimates," "hopes," "continues," "if," or synonyms or variations of such terms or the negative of such terms. You are cautioned that these statements are only predictions and that actual events or results may differ materially from those predicted in these statements. In evaluating these statements, you should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated in the forward-looking statements.

The Company

     U.S. Wireless Data, Inc. (which is referred to throughout this Prospectus as "we" or the "Company" or "USWD") is a Colorado corporation. Its principal offices are located at 2200 Powell Street, Suite 800, Emeryville, California 94608, and its telephone number is (510) 596-2025.

     USWD was organized on July 30, 1991 for the purpose of designing, manufacturing and marketing a line of wireless and portable credit card and check authorization terminals. USWD's current business is to provide products and services to enable the use of wireless technology for electronic payments and other transactions. USWD therefore refers to itself as an "enabler." USWD's business is now centered on Wireless Express Payment ServiceSM ("WEPS"). WEPS is a comprehensive and integrated suite of wireless transport services and network technology designed to deliver payment transactions securely and efficiently between a merchant's location and a payment processor.

     USWD's focus until mid 1997 had been as a "box" maker and seller of its cellular-based credit card terminal products. USWD designed, manufactured and marketed its first product, the POS-50(R), through banks, Point of Sale (POS) hardware distributors, independent sales organizations (ISOs), and by USWD directly.

     Beginning in 1997, USWD focused its product development efforts on incorporating Cellular Digital Packet Data (CDPD) technology into its product lines. CDPD is a high-speed digital packet data, internet protocol (IP) based technology that operates in parallel with current cellular voice networks. It is designed for high speed encrypted data transmission over dedicated channels and will not interfere with or degrade cellular voice traffic. Because of the high-speed nature of CDPD technology, and the ability to bypass the public switched telephone network, CDPD-based terminals have significant performance and communication cost advantages when compared with the traditional dial-up terminals currently being sold in the U.S. market today. USWD has developed two CDPD-based products (POS-500 & TRANZ Enabler) that reduce the current authorization time for a credit or debit card transaction from approximately 15 seconds to 3 to 5 seconds.

     Also in early 1997, management attempted a fundamental shift to transition USWD into a position where it would earn recurring revenue from the CDPD-based wireless terminal products and processing services it marketed to retail merchants. In order to create awareness that wireless processing is competitive with land-based alternatives, beginning in 1997, USWD focused on selling its products and transaction processing services directly to merchants. In January 1997, USWD entered into a Member Service Provider ("MSP") agreement with NOVA Information Systems ("NOVA"), the nation's 7th largest credit card transaction processor.

     In March 1998, USWD also entered into a "Merchant Marketing and Services Agreement" with National Bank of Commerce ("NBC"). As a registered MSP with NOVA and NBC, USWD positioned itself to provide transaction processing and bankcard acceptance services to merchants.

         In August 1997, USWD began marketing its products and services through a series of joint marketing agreements with major CDPD service providers. This effort included the creation of a regionalized USWD sales organization that would train and support the data sales representatives of each respective cellular carrier organization to actively market USWD's TRANZ Enabler product and transaction processing services. GTE Wireless was the first cellular organization mobilized to sell USWD's products and services followed by Bell Atlantic Mobile and Ameritech. The combined joint marketing efforts with cellular service providers allowed USWD to establish its presence as a leading provider of wireless transaction processing equipment and services; however, unit placements did not reach anticipated levels.

         In late August 1998, USWD made several changes in its strategy. The fundamental change in strategy involved positioning USWD as an enabler of wireless products and services to the marketplace. This encompasses the discontinuation of soliciting and owning merchant contracts for providing bankcard-processing services, an approach that effectively had positioned USWD as a direct competitor to the major merchant acquirers. USWD's new strategy involves an end-to-end systems approach to enabling the marketplace. USWD is enabling the marketplace with a new service offering - Wireless Express Payment ServiceSM (WEPS). WEPS includes an expandable set of wireless terminal devices that incorporate USWD's proprietary CDPD modem, a web-based IP address provisioning and terminal activation process that includes real time remote diagnostic capabilities, the CDPD network service, and server technology that delivers wireless transactions to the current credit and debit card of processors. USWD is targeting the top 30 merchant acquirers and card processors for this service.

         USWD has had to rely primarily on the issuance of debt or equity securities over the last three fiscal years to fund its operating requirements, as revenue has been insufficient to pay expenses. USWD is carrying out this registration to satisfy the rights USWD has granted to prior purchasers of its securities. Those rights will allow those people to publicly resell shares of Common Stock that they can acquire by converting or exercising their securities for Common Stock, often at prices that will be less than the then-current market price for the Common Stock at the time they acquire the shares. See "Selling Security Holders."

                                  The Offering

Securities Offered  17,603,186  shares of Common Stock are being offered by USWD for issuance upon: conversion of, and as dividends on, USWD's presently outstanding Series A and Series B Preferred Stocks; conversion of 6% Convertible Subordinated Debentures; and exercise of certain presently outstanding Common Stock Purchase Warrants. USWD will receive cash proceeds only from the exercise of the Warrants. See "Plan of Distribution" and "Description of Securities."

                    17,739,587 shares of Common Stock are also being offered for resale by Selling Security Holders of USWD. Included in these shares are all of the shares being offered by USWD which are described in the immediately preceding paragraph. See "Description of Securities," "Certain Transactions" and "Selling Security Holders."

Use of Proceeds     USWD will only receive cash  proceeds  upon  exercise of the
                    Warrants. Those proceeds, if any, will be used for working capital. All proceeds from sales of Common Stock made by Selling Security Holders will go to the Selling Security
                    Holders and not to USWD.  See "Use of Proceeds" and "Selling
                    Security Holders."

The Market for
USWD's Securities USWD's Common Stock is traded in the over-the-counter market and is quoted on the OTC Electronic Bulletin Board under the symbol "USWDA." None of USWD's other securities are traded in the public market. See "Market for USWD's Common Stock and Related Matters."

Risk Factors        An investment in USWD's Common Stock  involves a high degree of risk. See "Risk Factors."

                          Summary Financial Information

         The following summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and USWD's Financial Statements and the Notes thereto, included elsewhere in this Prospectus. The Statement of Operations data for the two years ended June 30, 1998, and the balance sheet data at June 30, 1998, are derived from, and should be read in conjunction with USWD's audited financial statements included elsewhere in this Prospectus. The statement of operations data for the nine month periods ended March 31, 1998 and 1999, and the balance sheet data at March 31, 1999, have been derived from unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for the fair statement of the results of these periods. The operating results for the nine months ended March 31, 1999, are not necessarily indicative of the results to be expected for the full year or any future period.

                                                                           Nine Months
                                          Year Ended                         Ended
                                            June 30                         March 31
                                            -------                         --------
                                       1998            1997           1999             1998
                                       ----            ----           -----            ----
                                                                   (restated)
Statement of Operations Data:
Revenues .....................   $    909,000    $  1,315,000    $  1,142,000    $    638,000

Costs and expenses ...........     10,964,000       2,192,000       4,961,000       8,615,000
                                 ------------    ------------    ------------    ------------
Loss from operations .........    (10,055,000)       (877,000)     (3,819,000)     (7,977,000)
Other income (expense) .......       (945,000)         13,000      (1,749,000)       (873,000)
                                 ------------    ------------    ------------    ------------

Net loss .....................    (11,000,000)       (864,000)     (5,568,000)     (8,850,000)

Preferred stock dividends and
     redemption charges               (61,000)           --          (571,000)           --
                                 ------------    ------------    ------------    ------------
Net loss available to common
     stockholders ............   $(11,061,000)   $   (864,000)   $ (6,139,000)   $ (8,850,000)
                                 ============    ============    ============    ============

Basic and diluted net loss per
     share ...................   $      (1.18)   $       (.17)   $       (.46)          (1.01)
                                 ============    ============    ============    ============
Weighted average number of
     common shares outstanding      9,369,000       4,987,000      13,247,000       8,753,000
                                 ============    ============    ============    ============

Balance Sheet Data:                       June 30,      March 31,
                                            1998          1999
                                            ----          ----
                                                       (restated)
Cash and cash equivalents ..........   $     4,000    $     3,000
Working capital (deficit) ..........    (2,967,000)    (4,561,000)
Total assets .......................     1,565,000      1,240,000
Long-term liabilities ..............        45,000      2,515,000
Redeemable common stock and warrants       372,000        232,000
Total stockholders' equity (deficit)    (2,545,000)    (6,544,000)

                                  RISK FACTORS

     USWD's stock is a high-risk investment. The following risk factors should be considered carefully, along with the other information in this Prospectus, before purchasing shares of Common Stock. If you cannot afford the possibility of losing your entire investment, you should not purchase stock in USWD.

RISKS INVOLVING USWD AND ITS BUSINESS

Risks Relating to USWD's Financial Condition

USWD Has Never Been Profitable, Currently Owes Substantial Amounts of Money That It Cannot Presently Pay and Is Not Generating Enough Money From Operations to Pay Its Recurring Monthly Expenses

     USWD has never been profitable and has continued to lose money through the end of the fiscal quarter ended March 31, 1999, and after that date. USWD has accumulated net losses of approximately $34 million since inception to March 31, 1999, and has a working capital deficit (current assets less current liabilities) of approximately $4.6 million at March 31, 1999. USWD presently owes substantial amounts of money to creditors that it is unable to pay and its monthly revenues are not sufficient to pay its recurring monthly expenses. See "Risk Factors - Risks Involving USWD and Its Business - It Is Likely That USWD Will Need Immediate Additional Financing In Order to Remain In Business," below.

It Is Likely That USWD Will Need Immediate Additional Financing In Order to Remain In Business

     USWD `s development of products, services and infrastructure and the transition to a new distribution model requires immediate additional financing. USWD does not have any assured source for such a financing and there is no guarantee that funding will occur in the required time frame. Proceeds from recently completed financings have provided USWD with the ability to launch joint marketing and distribution programs with credit card acquirers, however, implementation of USWD's business plan depends on a more significant debt or equity financing event. Operating expenses have been recently satisfied by several bridge financings, a private equity offering, and selective payment on certain accounts payable. USWD continues to work both directly and through its consultants to secure additional debt or equity financing which is required to fund operations while a significant recurring revenue stream is built. While management is hopeful that it can accomplish this objective, the failure of USWD to obtain additional financing could have a material adverse impact on USWD, including its ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors - Risks Relating to Owning USWD's Common Stock - The Market for USWD Stock Could Suffer Because There May Be Too Many Available Shares."

USWD's Accountant's Opinion Contains a "Going Concern" Assumption; This Condition May Make It More Difficult to Raise Needed Capital

     USWD's independent accountants have included a paragraph in their opinion covering USWD's financial statements for the fiscal years ended June 30, 1997 and 1998 that states the uncertainty of USWD to continue as a going concern. Current revenue remains inadequate to fund current expenses. USWD is seeking additional debt or equity financing; however, USWD does not have any commitments for financing. No assurance can be given that USWD will obtain sufficient revenues from operations or gain access to the funds it needs in the short run to continue as a going concern and USWD's present financial condition may make it more difficult to raise the needed capital or to do so on terms that are favorable to USWD. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

USWD's Internal Expense Levels May Not Match Available Revenues and this May Create Cash Shortages

     USWD's operating expense levels are based on internal forecasts for future demand and not on firm customer orders for products or services. USWD has consistently failed to achieve internal forecasts, resulting in expense levels that are higher than revenue, with consequential cash shortages to USWD. USWD's results may also be affected by fluctuating demand for its products and services from one quarter to the next and by increases in the costs of components acquired from vendors. This has and may continue to make it difficult for USWD to satisfy its obligations. See "Business '- Customers' and `Manufacturing and Deployment Arrangements.'"

Risks Relating to USWD's Operations

USWD's New Business Plan is Unproven and Will Need to Be Successfully Executed to Achieve Profits

     USWD's business plan has changed from generating revenue from direct sales of its products (i.e., the retail sale of a "box") on which it attempted to earn only a margin, to generating recurring revenue from each CDPD device it, its agents or its acquirer partners place with a merchant. USWD's previous attempt to attain profitable operations as a full service credit and debit card transaction processing business by offering products and services through wireless carriers proved unsuccessful. USWD's present plan, which is to enable existing credit card processing entities to offer transaction processing over the wireless CDPD network is under development. USWD hopes it will be successful in making money with this business strategy, however, it has not yet begun to do so and there is no guarantee that USWD will be able to succeed with this business strategy either. See "Business"

USWD Remains at Risk on Certain Prior Equipment Placements with Merchants

     Until the end of 1998, USWD provided merchants opening accounts with it, its CDPD providers and transaction processor with a TRANZ Enabler processing unit at no up-front cost to the merchant as part of USWD's credit card processing solution. The cost of the unit is to be recovered through the monthly revenues generated by the merchant's processing activities. USWD is obligated to repair or replace the unit if it fails under normal conditions. The merchant is obligated to return the unit to USWD upon ceasing to subscribe to USWD's processing services. USWD therefore assumed the financial risk for the cost of the unit placed with the merchant, even under those situations where a merchant dishonors its obligation to return the unit at the required time. At March 31, 1999 USWD had deployed a net asset value of approximately $466,000 of units to the marketplace under this arrangement. A significant number of defaults by merchants in returning units upon termination of their processing relationship with USWD is likely to have an adverse effect upon it, its operating results and financial condition. Although USWD is in the process of attempting to sell its card processing portfolios, and has not incurred any material liabilities as a result of its ownership of the portfolios to date, it will remain at risk on these portfolios for as long as it retains ownership of them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Manufacturing and Deployment Arrangements."

USWD's Distribution Program Relies on a Small Number of Distributors

     In the fiscal year ended June 30, 1998 and through the fiscal quarter ended March 31, 1999, Cardservice International, Inc. ("CSI") accounted for over 50% of USWD's revenue, which resulted primarily from direct sales of products to CSI. Although USWD has shifted its focus away from strictly selling products and is concentrating on trying to develop a recurring revenue stream from product sales in conjunction with the sale of its proprietary Wireless Express Payment ServiceSM (WEPSSM) service offering, it remains to be seen whether this business plan will be successful.

     On September 30, 1998, USWD executed a non-binding Letter of Intent with CSI which outlines CSI's intent to produce CSI's LinkPoint (TM) processing terminals to incorporate the WEPS service offering. Lipman USA Inc. has also announced the availability of its NURIT 2090 terminal which incorporates WEPSSM. USWD anticipates that CSI and Lipman will promote these products within their own markets using their respective distribution channels. USWD also has joint marketing and distribution agreements in place with GTE Wireless, Bell Atlantic Mobile, and Ameritech, although as noted above, product placements through these avenues have not occurred at the rate hoped for. The failure to successfully complete a definitive agreement with CSI and successfully execute the specified programs through any of these or additional distributors is likely to be harmful to USWD. See "Business - Marketing and Distribution Arrangements for USWD's Products and Related Services" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

USWD Depends on Certain Key People

     USWD's future depends in significant part on the continued contributions of key senior management personnel, many of whom would be difficult to replace. Future operating results also depend in significant part upon USWD's ability to attract and retain qualified people as employees or consultants. People who possess the requisite skills and experience to perform certain technical functions have been in limited supply in the past, and there can be no assurance that USWD, with its limited resources, will be successful in attracting or keeping these people. The loss of key employees, the failure of key employees to perform satisfactorily in their current position or USWD's inability to attract and retain skilled employees as needed, could have a material adverse effect on USWD. See "Management."

USWD Will Have to Keep Up With New Products and Rapid Technological Change in Order to Remain Competitive in the Marketplace

     Even if USWD is able to sufficiently penetrate the market for wireless credit card processing hardware and processing initially, USWD's future success is likely to depend upon its ability to keep pace with technological development and respond to evolving merchant demands. Failure to anticipate or respond adequately to technological developments or significant delays in product development could damage USWD's potential position in the marketplace and could result in less revenue or an inability to generate profits. USWD may not be able to hire and train adequate product development personnel if and when it needs to, or it might not have the resources to do so even if people are available. USWD may not be able to market its current CDPD products or to develop or market any new products, or product enhancements. USWD may experience significant delays in these endeavors in the future. Any failure to successfully develop and market products and product enhancements could have a material adverse effect on USWD's financial condition, business and operations. See "Business - Competition."

USWD Markets and Sells a Single Type of Product and Service And Would Suffer Unduly If Its Product and Service Offering Fails to Be Accepted in the Market

     USWD generates almost all of its revenue from sales of its credit/debit card transaction or CDPD enabling products and related services. Demand for these products and services could be affected by numerous factors outside USWD's control, including, among others, market acceptance by prospective customers, the introduction of new or superior competing technologies or products and/or services that are available on more favorable pricing terms than those being offered by USWD, and the general condition of the economy. USWD's success will likely depend on its ability to sell its Wireless Express Payment ServiceSM (WEPSSM) to credit card processors, merchant acquirers and independent sales organizations (ISOs) and increase the availability of credit card terminals that interface with WEPSSM.

USWD Depends on Outside Parties for Advertising, Marketing and
Distribution as It Has Limited Resources to Devote to These Efforts

     USWD's business plan is dependent on the utilization of the Wireless Express Payment ServiceSM by merchant acquirors, processors and independent sellers. USWD may not be successful in entering into marketing and related arrangements on terms acceptable to it. Marketing efforts undertaken on behalf of USWD by third parties have not been as successful as needed to generate adequate revenue to support it. USWD's failure to place its products and services through the efforts of its own marketing personnel or third parties is likely to have a material adverse impact on the ability of USWD to generate revenue and attain profitable operations.

     USWD has a limited marketing budget and resources. USWD's present plans involve primarily the attempt to leverage its resources through the entry of marketing and distribution agreements with third parties, rather than a large-scale attempt to expand its in-house capabilities. USWD's future growth and profitability is expected to depend, in large part, on the success of its third-party distributors, if any, and others who may participate in marketing efforts on its behalf. Success in marketing products and services will be substantially dependent on educating the targeted markets as to the distinctive characteristics and perceived benefits of the products and services. There can be no guarantee that these efforts will be successful. See "Business - Marketing and Distribution Arrangements for USWD's Products and Related Services."

USWD  is  a  Party  to  CDPD  Resale  Agreements   Containing  Minimum  Purchase
Obligations

     USWD has to date entered into three air-time CDPD service resale agreements, one of which contains minimum purchase obligations which can be characterized as "take or pay" provisions. The agreement with AT&T Wireless contains provisions which require USWD to purchase minimum amounts of airtime. USWD was obligated to have 1,000 active IP addresses by one year from April 1, 1998, 3,000 active numbers by October 1, 1998 and 4,500 active numbers by April 1, 2000. USWD is obligated to pay for the minimum amount of service stated in the agreement even if it fails to place enough service with merchants to meet the minimums. USWD's failure to do so could have a negative effect on it. See "Business - Marketing and Distribution Arrangements for USWD's Products and Related Services."

USWD Faces Competition and Pricing Pressures from Larger,
Better Financed and More Recognized Companies

     The markets for certain of USWD's products and services are highly competitive, including pressure to maintain competitive pricing structures for credit card processing services. USWD has identified several potential competitors attempting to develop CDPD based terminals and solutions. In addition, companies with substantially greater financial, technical, marketing, manufacturing and human resources, as well as those with far greater name recognition than USWD, may also enter the market. USWD believes that its ability to compete depends on product design, quality and price, distribution and quality of service. There can be no assurance that USWD will be able to compete successfully in the market. See "Business - Competition."

USWD Depends On Its Suppliers and the Availability of Raw Materials

     USWD currently depends upon third parties as the sole source of supply for the components comprising its products as well as for the manufacture of completed products. USWD does not have long-term agreements with any of its suppliers and has not been a major customer to any of its suppliers or manufacturers and therefore may not be able to obtain inventory at a cost or on the schedule which it requires. USWD's financial condition could also have an adverse effect on its ability to obtain components or manufacturing services on a credit basis at the time it needs them. If the manufacture of products is interrupted for any extended period, or if USWD is not able to purchase and deliver sufficient quantities of products on a timely basis, there is likely to be a material adverse effect on USWD's business, financial condition and results of operations. See "Business - Manufacturing and Deployment Arrangements."

USWD's Liability Insurance May Not be Adequate to Protect Against All Possible Risks

     USWD has liability insurance policies to cover liability claims arising out of the products it sells and the services it provides. USWD has not been the subject of any material liability claims; however, there can be no assurance that liability insurance policies will cover all possible claims, or that the policies can be maintained at an acceptable cost. It USWD incurs liabilities which are not covered by insurance, or in an amount that is in excess of the limits of the policies, USWD would likely suffer material adverse effects.

USWD May Be At Risk Because of "Year 2000" Issues

     USWD has completed a review of the possible impacts of the "Year 2000" or "Y2K" issue on its business. This issue concerns potential problems and liabilities faced by all users and persons dependent on computers that might result from software or system failure or malfunctions if the systems fail to properly recognize the date change between 1999 and 2000. USWD's internal business systems have been evaluated, and with the exception of the accounting system, are Year 2000 compatible. USWD intends to replace the accounting software during fiscal year 1999. The cost of conversion is not expected to be material. USWD's engineering staff has made an assessment of its products and is not aware of any compliance issues regarding the products USWD delivers to the end users. The specific entities providing credit card processing services to USWD have been surveyed and have active Y2K projects underway. It is USWD's understanding that these providers are or will be Y2K compliant on or before January 1, 2000. On a broader basis, USWD is reliant on the electronic payments infrastructure utilized by credit card processors, banks and financial institutions within the United States, and could be subject to unresolved issues which impact this infrastructure. If any part of this system that USWD relies upon is not Year 2000 ready, USWD could suffer material adverse effects, both operationally and financially.

USWD Remains Potentially At Risk as a Result of Its Settlement of Claims with Certain Holders of Its Convertible Demand Notes

     In early April 1998, USWD settled certain claims by purchasers of $135,000 (out of a total of $185,000) of convertible demand notes which USWD issued from April through June, 1997. USWD settled the complaining noteholders' claims that they were entitled to "free-trading" stock by agreeing to issue 1.4 times the number of shares originally issuable as principal and interest on the notes (plus an additional 11,000 shares to one of the noteholders who purchased an aggregate of $50,000 of the notes) and providing the noteholders with certain guarantees as to the amount for which the shares could be resold (with the difference to be made up by USWD) and a five-day "put" which allows the noteholders to require USWD to repurchase any shares remaining unsold at the end of the period ending one year after the shares become saleable under SEC Rule 144 for a certain price, subject to certain conditions. A total of 525,800 shares were issued to these noteholders upon conversion of their notes. Of that number, USWD believes that up to 114,300 shares that have $3.00 per share guarantee and put remained outstanding as of May 31, 1999. On April 29, 1999, USWD agreed with one group of shareholders who hold 83,500 shares subject to the $3.00 guarantee and put, that the shareholders will waive their guarantee and "put" rights in return for the issuance of 200,000 restricted shares of USWD's Common Stock. This leaves approximately 30,800 shares unaccounted for at this time, which could be entitled to the $3.00 guarantee and put rights, which, if exercised as of May 31, 1999 would have required USWD to pay $92,400, less any proceeds from sales of the shares in the market, to the holders of the shares. See "Management's Discussion of Financial Condition and Results of Operations" and "Business - Legal Proceedings - Settlement of Claims of Certain Noteholders."

USWD has Still Not Filed Its 1996, 1997 or 1998 Federal Corporate Tax Returns

     USWD has not completed federal income tax filings for fiscal years 1996, 1997 or 1998. While it is unlikely that USWD will owe any taxes due to the sustained losses during the periods, it may be subject to penalties for the delinquency. USWD intends to take the steps required to complete the tax filings before the end of the 1999 calendar year.

RISKS RELATING TO OWNING USWD'S COMMON STOCK

The Market for USWD Stock Could Suffer Because There May Be Too Many Available Shares

     USWD is registering a total of 17,739,587 shares of Common Stock in this Prospectus which are either owned outright or which are issuable upon exercise or conversion of other securities or as dividends on USWD's Series A and B preferred Stock. A total of 16,805,920 shares are being registered for issuance upon conversion of Series A and Series B Preferred Stocks and 6% Debentures, which are issuable at conversion rates of from 75 to 80% of the Market Price (as defined in the relevant agreement) of the Common Stock on the conversion dates.

         The number of shares being registered to cover conversions of the Series A and B Preferred Stock and the 6% Debentures is based on the 5-day average closing bid price of the Common Stock over the five days ending June 18, 1999, which was $.633. The number of shares included to cover conversion of the Series B Preferred Stock and 6% Debentures is 200% and 150%, respectively of the actual number of shares that would be needed if all conversions occurred at a market price of $.633 per share. This was done to honor contractual commitments to the holders of the Series B Preferred Stock and the 6% Debentures and protects them against a possible decline in the market price of USWD Common Stock. It is not possible to know the actual number of shares of Common Stock that will be issued to cover conversions of these securities until all the securities have been converted to Common Stock. The number of shares needed to cover these conversions could be more or less than is being registered in this registration statement.

     In addition to the shares being registered for sale to the public in this registration, there were also approximately:

         6,022,000 shares of Common Stock outstanding that either are presently, or shortly will be, saleable under SEC Rule 144 as of May 31, 1999;

         130,460 shares issuable pursuant to the exercise of options granted under USWD's 1992 Stock Option Plan which were vested as of April 30, 1999, or which will vest within 60 days of that date, which are or will be saleable under an effective Form S-8 Registration Statement covering a total of up to 880,000 option shares; and

         1,864,453 additional shares that are either subject to outstanding options under the 1992 Stock Option Plan or outside the 1992 Stock Option Plan that were vested as of April 30, 1999, or which will vest within 60 days of such date, which USWD intends to register under additional S-8 Registration Statements as soon as practicable.

14,397,112 shares of Common Stock were outstanding on April 30, 1999. The market for USWD `s stock may not be strong enough to absorb all of the shares being offered by Selling Security Holders under this Prospectus or which may be offered by shareholders under Rule 144 or USWD's S-8 Registration Statements. If an oversupply of shares develops, it is likely that the market price for the Common Stock will be depressed from its present levels. See "Management - Executive Compensation," "Security Ownership of Principal Shareholders and Management," "Certain Transactions," "Description of Securities" and "Selling Security Holders."

USWD's Stock May Be Harder to Sell Because of the "Penny Stock Rules"

     Regulations under the Securities Exchange Act of 1934 (the "1934 Act"), which are know as the "Penny Stock Rules", regulate the trading of "penny stocks," which are generally defined as any security not listed on a national securities exchange or NASDAQ, priced at less than $5.00 per share, and offered by an issuer with limited net tangible assets and revenue. USWD's Common Stock presently qualifies as a "penny stock," therefore making trading of it subject to the Penny Stock Rules. Under these rules, broker-dealers must take certain steps prior to selling a "penny stock" including (i) obtaining financial and investment information from the investor, (ii) obtaining a written suitability questionnaire and purchase agreement signed by the investor, (iii) providing the investor with a written identification of the shares being offered and the quantity; (iv) providing the customer with a written disclosure document containing

SEC required disclosure as to risks involving investments in penny stocks; (v) providing written disclosure as to compensation of the broker and associated persons; and (vi) providing customer's whose accounts contain penny stocks with certain required disclosure on the account statements. If the Penny Stock Rules are not followed by the broker-dealer in conjunction with sales of a penny stock, the investor has no obligation to purchase the shares. Accordingly, the Penny Stock Rules may make it more difficult for broker-dealers to sell USWD's Common Stock in the secondary market and consequently may make it more difficult for a holder of a penny stock to dispose of the shares as and when the holder might desire to do so. In addition, the application of the Penny Stock Rules to the Common Stock could also impair USWD's ability to raise additional capital through the sale of Common Stock or securities convertible into Common Stock.

USWD has Never Paid Dividends and Is Unlikely To Do So For the Foreseeable Future; If You Are Seeking A Dividend Paying Investment You Should Not Invest in USWD's Stock

         USWD has never paid cash or other dividends on its Common Stock. It is USWD's intention to retain any earnings to finance the operation and expansion of its business, and therefore, it does not expect to pay any cash dividends in the foreseeable future. In addition, the terms and conditions of the presently outstanding Series A Preferred Stock and Series B Preferred Stock will limit USWD's ability to pay dividends on the Common Stock. See "Description of Securities - 'Series A Preferred Stock' and 'Series B Preferred Stock'" If you are seeking a dividend paying investment, you should not purchase USWD's stock. See "Dividend Policy."

USWD has a 37.7% Shareholder Who Is Able to Effectively Control USWD

         USWD is effectively controlled by Mr. John Liviakis, who currently owns approximately 37.7% of USWD's Common Stock (based on shares issued as of April 30, 1999 or issuable within 60 days of that date). Through his stock ownership, Mr. Liviakis is able to effectively elect all of the directors of USWD and control USWD. Mr. Liviakis is also the principal owner of Liviakis Financial Communications, Inc., the firm with which USWD has had a financial consulting relationship since August 1997. See "Security Ownership of Certain Beneficial Owners and Management," "Certain Transactions" and "Description of Securities."

USWD's Outstanding Convertible Preferred Stock and 6% Convertible Debentures, Options and Warrants Involve Possible Dilution and Other Possible Adverse Effects

         USWD has a substantial number of outstanding rights to acquire its Common Stock in the form of the Series A Preferred Stock, the Series B Preferred Stock, the 6% Debentures and various warrants and options. A substantial number of shares of Common Stock underlying those rights are being registered for resale under this Prospectus. The holders of the Series A and B Preferred Stocks and the 6% Debentures will be able to profit from converting their instruments into Common Stock at prices less than the then-current market price of the Common Stock and then reselling those shares immediately into the market. In addition, the lower the market price of the Common Stock at the time of conversion, the greater the number of shares of Common Stock which must be issued to convert the Series A and B Preferred Stocks and the 6% Debentures and the greater the dilution to existing shareholders. See "Description of Securities `- Series A Preferred Stock,' `- Series B Preferred Stock' and `- 6% Convertible Subordinated Debentures Due July 21, 2000.'"

         The holders of warrants and options exercisable for shares of Common Stock can also be expected to exercise their securities at a time when they can profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of other shareholders. See "Description of Securities
- Common Stock Purchase Warrants."

         USWD has in the past, and may be in the future, find it difficult to obtain additional financing on affordable terms because of the existence of these various instruments and rights. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management - Executive Compensation," "Certain Transactions," "Description of Securities" and "Selling Security Holders."

This Offering is Being Done Primarily to Benefit Certain Existing
Shareholders And Other Persons Who Already Own USWD's Securities

         This offering will provide substantial benefits to existing holders of USWD's securities. The only proceeds which may be received by USWD as a result of this offering will come from the exercise of Common Stock Purchase Warrants. The exercise prices of all of those Warrants are at levels that are above the current market price for USWD's Common Stock as of the date of this Prospectus. It is unlikely that a Warrant will be exercised unless there is an increase in the market price of the Common Stock so that it is in excess of the exercise price of the Warrant. No proceeds from sales of the Shares being registered for resale by Selling Security Holders will go to benefit USWD. Rather, this offering is being done to satisfy USWD's obligations to various purchasers of its securities over the last several years. A substantial number of the Shares being registered for resale in this offering can be acquired at prices that are or will be less than the present market price for the Common Stock. See "Certain Transactions," "Description of Securities," "Plan of Distribution" and "Selling Security Holders."

The Market  Price for,  and  Trading  Volume in,  USWD's  Common  Stock is Quite
Volatile

         The current market price for USWD's Common Stock may not bear any relationship to any established valuation criteria such as assets, book value, or current earnings. USWD attributes the current market price for the Common Stock to anticipated benefits to USWD of its CDPD products and distribution strategy. Market prices and daily transaction volume in securities of small-cap emerging companies, including USWD, have historically been quite volatile.
General economic, industry and market conditions, as well as future announcements concerning USWD, its financial condition, prospects, contracts, competitors, technological innovations or new products, developments concerning proprietary rights, litigation involving USWD, or other factors may have a significant effect on the market price and sales volume of the Common Stock. See "Market for USWD's Common Stock and Related Matters."

USWD Has Failed to File and Obtain Effectiveness of Various Registration Statements under the Securities Act of 1933 within Prescribed Periods

         USWD has repeatedly failed to file and obtain effectiveness of various registration statements that it has agreed to file for holders of its securities under the Securities Act of 1933.

         USWD agreed to file a registration statement covering the shares issuable upon conversion of the Series A Preferred Stock by March 10, 1998, which it failed to do. USWD also failed to obtain effectiveness of the registration statement (which it filed as of May 7, 1998) for the Series A Preferred Stock holders by the prescribed date of May 11, 1998. A penalty in the form of a discount to the conversion price for the Series A Preferred Stock therefore became effective and the present conversion rate applicable to the Series A Preferred Stock is 75% of Market Price (as defined in the Designation of Series A Preferred Stock) as of the date of conversion. Absent the penalty, the conversion rate would have been 80% of Market Price. See "Description of Securities - Series A Preferred Stock."

         USWD also redeemed 833,000 shares of Series A Preferred Stock for $1 million in September 1998. USWD issued Common Stock purchase warrants exercisable to purchase a total of 212,266 shares of Common Stock to the holders of the Series A Preferred Stock who agreed to the redemption and to refrain from converting additional shares of Series A Preferred Stock, except pursuant to an agreed schedule. USWD agreed to file a new registration statement with the SEC by October 31, 1998 to register the shares underlying those warrants plus additional shares to cover conversions of Series A Preferred Stock insofar as a drop in the market price of USWD's Common Stock had caused an insufficient number of shares to be included in the initial registration statement. Penalties apply if USWD is "late on effectiveness" of the registration statement covering these securities. USWD did not file a separate registration statement to cover these shares and is including them in this registration for the first time. See "Description of Securities '- Series A Preferred Stock' and '- Common Stock Purchase Warrants - Series A Redemption Warrants.'"

         USWD also committed to file a registration statement with the Securities and Exchange Commission by October 7, 1998, covering the shares of Common Stock issuable upon conversion of the 6% Debentures which USWD sold in July 1998. USWD also agreed to use its best efforts to obtain effectiveness of the registration statement by November 19, 1998. USWD failed to file that registration statement when due and is first including the shares in this registration. As a result of USWD's failure to file and obtain effectiveness of a registration by the prescribed dates, cash penalties of 2% of the face amount of the Debentures became payable at November 19, 1998; and 3% of the face amount of the Debentures became payable for each additional 30 day period (or any part of any 30-day period) during which the registration statement remained ineffective. The holders also had the right to require USWD to redeem the Debentures for 120% of face value plus accrued interest if the shares were not registered by January 18, 1999. USWD was unable to make penalty or interest payments totaling $363,000 as of March 31, 1999. On May 6, 1999, USWD and the 6% Debenture holders agreed to convert all the accrued interest and penalties into 454,705 shares of Series B Preferred Stock. In addition, the holders of the 6% Debentures waived their default rights under the original schedule described above and adopted the default schedule for the Series B Preferred Stock. See "Description of Securities - `6% Convertible Subordinated Debentures Due July 21, 2001' and `Series B Preferred Stock.'"

         USWD also entered into an agreement with the purchasers of its Series B Preferred Stock to file a registration statement with the SEC covering the Common Stock underlying the Series B Preferred Stock and the Common Stock Purchase Warrants issued at the same time as the Series B Preferred Stock within 30 days of May 6, 1999 (the "Closing Date") (the "Series B Registration Statement"), to be effective within 90 days of the Closing Date. Failure to file the Series B Registration Statement within 30 days of the Closing Date (the
"Required Filing Date"), which was extended by the holders to June 11, 1999, incurs a late filing penalty in the amount of 3% of the purchase price of the Series B Preferred Stock, with an additional 3% penalty due on each monthly anniversary following the Required Filing Date during which the Series B Registration Statement has not been filed. Holders of the 6% Debentures were also given these same penalty rights. As of June 12, 1999, USWD had not filed the required registration statement and therefore became subject to a 3% penalty (on the Series B Preferred Stock and 6% Debentures) of approximately $120,000. The Company is in the process of attempting to obtain waivers of such penalty although there can be no assurance that the holders will waive their rights. See "Description of Securities - Series B Preferred Stock."

USWD's  Prior   Issuances  of   Securities   Could  Involve  Risks  of  Possible
Noncompliance with Securities Laws

         USWD has recently sold a substantial amount of its securities in unregistered transactions that USWD believes qualify for registration exemptions under state and federal securities laws. In the event any violation of these laws occurred as to past sales of securities, the purchasers of such securities may have the right to rescind the purchase and receive their money back, with interest. Any attempt by a security holder to assert a rescission right could have a material adverse effect upon the financial condition and results of operations of USWD, even if such person were not successful in prosecuting such a claim. See "Business - Legal Proceedings" and "Certain Transactions."

USWD's Articles of Incorporation Contain Provisions that Could be Construed as Having Anti-Takeover Effects, Including the Authorization of Preferred Stock

         USWD's Articles of Incorporation may be deemed to have anti-takeover provisions that could discourage or make more difficult a takeover attempt that a shareholder might consider in his, her or its best interest. The Articles of Incorporation authorize a total of 15,000,000 shares of no par value preferred stock (the Preferred Stock"), 4,000,000 of which are designated as Series A Preferred Stock (940,000 of which could be presently removed from designation and returned to authorized and unissued shares Preferred Stock) and 5,000,000 of which are designated as Series B Preferred Stock. The Board of Directors may issue shares of previously undesignated or dedesignated Preferred Stock without shareholder approval upon such terms as the Board of Directors may determine.
The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of USWD without further action by the shareholders. USWD has no present plans to issue any additional shares of Preferred Stock beyond those already issued as Series A Preferred Stock and designated as Series B Preferred Stock. See "Description of Securities `- Preferred Stock' and `- Certain Effects of Authorized But Unissued Stock.'"

         Under Section 7-106-205 of the Colorado Business Corporation Act, the Board of Directors of a Colorado corporation may issue rights, options, warrants or other convertible securities (hereafter "rights") entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon such terms as are determined by the Board of Directors. The Board is free, subject to its fiduciary duties to shareholders, to structure the issuance or exercise of the rights in a manner which may exclude "significant shareholders," as defined, from being entitled to receive such rights or to exercise such rights or in a way which may effectively prevent a takeover of the corporation by persons deemed hostile to management. Nothing presently contained in the Articles of Incorporation of USWD prohibits the Board from using these types of rights in this manner. See "Description of Securities - Certain Anti-Takeover Provisions of Colorado Law."

Maintenance of an Effective Registration Statement Could Prove Costly to USWD

         USWD has agreed with the holders of the Series A Preferred Stock, 6% Debentures and Series B Preferred Stock to maintain an effective registration statement under which they may sell the Common Stock issuable upon conversion of, or as dividends on, their securities until the earlier of the time when all of those shares of Common Stock can be sold pursuant to SEC Rule 144 or May 7, 2001. USWD is not presently able to utilize registration on Form S-3, and in all likelihood will not be able to do so for the foreseeable future. Consequently, the registrations that USWD is obligated to keep effective for the holders of these securities, or which it must undertake for other security holders holding demand registration rights, are likely to be quite expensive to USWD and there can be no assurance that USWD will be able to maintain effectiveness of any required registration statements for such extended periods of time. See "Description of Securities" and "Selling Security Holders."

USWD May Become Subject to California General Corporation Law

         USWD may become subject to certain specified chapters and sections of the California General Corporation Law upon the first day of the first income year of the corporation commencing on or after the 135th day of the latest income year during which the above-described tests have been met or during which a final order has been entered by a court of competent jurisdiction declaring that those tests have been met. Under Section 2115 of the California General Corporation Law, foreign corporations that exceed an average of fifty percent for "the property factor, the payroll factor and sales factor" for its latest full income year (as computed under the same methods as are used in computing franchise tax payable in California) and which have more than one-half of the corporation's outstanding voting securities (as determined pursuant to Section
2115) held of record by persons having addresses in California. This is likely to occur as of July 1, 1999. Application of certain aspects of the California General Corporation Law may give greater or lesser protection to shareholders in certain instances than is available to shareholders under Colorado law (the state in which USWD is incorporated). Compliance with applicable provisions of California law may be more or less onerous to USWD than compliance with analogous provisions of Colorado law. See "Description of Securities - Possible Future Application of California Law to USWD and Its Shareholders."


                                 USE OF PROCEEDS

         USWD will not receive any proceeds from the conversion of shares of Series A or Series B Preferred Stock or 6% Debentures.

         If all of the Warrants for which shares of Common Stock issuable on exercise of those Warrants are exercised, USWD would receive total proceeds of approximately $2,093,500. USWD will use these proceeds, assuming it receives any, for working capital. The average weighted exercise price of the Warrants is $2.63, which is substantially higher than the market price of the Common Stock as of the date of this Prospectus. Unless there is a rise in the market price for the Common Stock to a level where it exceeds the exercise price of a Warrant, it is highly unlikely that the Warrant will be exercised. See "Plan of Distribution."

         Proceeds from the sale of Shares being registered for resale by Selling Security Holders and will benefit only the Selling Security Holders. USWD will not receive any proceeds from the sale of those Shares. See "Risk Factors - Risks Relating to Owning USWD's Common Stock - This Offering is Being Done Primarily to Benefit Certain Existing Shareholders and Other Persons Holding USWD's Securities" and "Selling Security Holders."


                                 DIVIDEND POLICY

         USWD has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any dividends on the Common Stock in the foreseeable future. Any cash that might be available for payment of dividends will be used to expand USWD's business. No person seeking a dividend paying investment should purchase shares of USWD's Common Stock. See "Risk Factors - Risks Relating to Owning USWD's Common Stock - USWD has Never Paid Dividends and Is Unlikely To Do So For the Foreseeable Future; If You Are Seeking A Dividend Paying Investment You Should Not Invest in USWD's Stock."

         In addition, the terms and conditions of the presently outstanding Series A Preferred Stock and Series B Preferred Stock will limit USWD's ability to pay dividends on the Common Stock. See "Description of Securities - 'Series A Preferred Stock - Dividends' and 'Series B Preferred Stock - Dividends.'"

            MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED MATTERS

         USWD's Common Stock is traded in the over-the-counter market and quoted on the OTC Electronic Bulletin Board under the symbol "USWDA." The following table sets forth, for the fiscal quarters indicated, the range of high and low prices for the Common Stock. Average trading volume over the three months ended April 30, 1999 has been approximately 32,397 shares per day. These quotations have been obtained from the OTC Electronic Bulletin Board and reflect inter-dealer prices (in dollars), without any retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                 Fiscal 1999               High              Low
                 -----------               ----              ---

                 Third Quarter             4.250              0.563
                 Second Quarter            4.438              2.313
                 First Quarter             4.875              1.938

                 Fiscal 1998               High              Low
                 -----------               ----              ---

                 Fourth Quarter            $5.310            $2.375
                 Third Quarter              7.625             5.000
                 Second Quarter             8.750             4.500
                 First Quarter              6.875             0.281

                 Fiscal 1997               High              Low
                 -----------               ----              ---

                 Fourth Quarter             0.625             0.218
                 Third Quarter              0.281             0.125
                 Second Quarter             0.375             0.156
                 First Quarter              0.406             0.125

As of April 30, 1999, there were 169 holders of record of the Common Stock. There were also an undetermined number of holders who hold their stock in nominee or "street" name. As of April 30, 1999, a total of 5,568,099 shares were held by depository companies in street name. On June 18, 1999, the last sale price of the Common Stock was $.60 as reported on the OTC Electronic Bulletin Board.

         There is no public trading market for USWD's Series A Preferred Stock, Series B Preferred Stock, or any other securities of USWD other than the Common Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE STATEMENTS IN THIS DISCUSSION CONTAIN BOTH HISTORICAL AND FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS ARE BASED UPON CURRENT EXPECTATIONS AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED. FACTORS THAT MAY AFFECT SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THOSE SET FORTH UNDER THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS."

RESULTS OF OPERATIONS
---------------------

Company Background
------------------

         U.S. Wireless Data, Inc. (the "Company" or "USWD") was incorporated in the State of Colorado on July 30, 1991. USWD is in the business of providing products and services to enable the use of wireless technology for electronic payment and other transactions.

         Over the past three years, USWD has focused its product development effort on incorporating Cellular Digital Packet Data (CDPD) technology into its product line. Because of the high speed nature of CDPD technology, and the ability to bypass the public switched telephone network, USWD's new line of CDPD-based terminals has significant performance and communication cost advantages when compared with the traditional dial-up terminals currently being sold in the U.S. market today.

         In fiscal year 1998, to broaden distribution of the TRANZ Enabler CDPD based product, USWD entered into agreements with large telecommunications carriers for direct distribution of products and services to merchants. USWD signed joint marketing and operating agreements with Bell Atlantic Mobile, Ameritech Mobile Communications, Inc., and GTE Wireless. Commencing in the second quarter of fiscal 1998 and continuing into the first quarter of fiscal 1999, USWD made significant investments to support a nationwide deployment of TRANZ Enablers to merchants through GTE's and other telecommunications carriers' national sales forces. Under these deployment programs, the carrier's sales representative introduced USWD's credit card processing solution and TRANZ Enabler to the end user merchant. Upon execution of a credit card processing agreement, a TRANZ Enabler unit(s) was provided to the merchant by USWD. Under this program, USWD would retain a portion of the monthly credit card fees based on the dollar volume and number of transactions processed through the TRANZ Enabler.

         Placements of TRANZ Enabler units pursuant to USWD's agreements with telecommunications carriers did not develop as rapidly as anticipated and have not reached anticipated (and necessary) levels to pay for the infrastructure to support the programs. Costs to USWD of implementing the joint marketing and distribution agreements with GTE Wireless, Bell Atlantic Mobile and Ameritech have exceeded revenue generated by the programs since they began. The GTE Agreement also required USWD to generate minimum CDPD service billings to GTE Wireless from merchants signed up for GTE Wireless's CDPD service through USWD. Actual placements did not allow USWD to meet even the renegotiated minimum purchase obligations. To remedy this minimum purchase requirement, USWD and GTE amended the agreement on September 9, 1998 which removed any minimum purchase requirement and established new IP address pricing for merchants placed under the agreement.

Revision of Business Plan
--------------------------

         Because revenue did not develop as planned under the carrier distribution program, and related expenditures outstripped USWD's ability to support its business plan, management began to reexamine USWD's business plan in the fourth quarter of fiscal 1998. It was concluded that USWD could not continue to function at its current expenditure levels. August 21, 1998 Mr. Peirce became the Chief Executive Officer of USWD and began to implement several changes in USWD's distribution and operational strategy. The fundamental change in the strategy involves positioning USWD as an enabler of wireless products and services to the marketplace and not as a competitor to the current incumbents. This repositioning of USWD in the marketplace encompasses the discontinuation of soliciting and owning merchant contracts for providing bankcard-processing services. USWD's approach to the market in fiscal 1998 effectively positioned it as a direct competitor to the major merchant acquirers.

         USWD's new strategy involves an end-to-end systems approach to enabling the marketplace. USWD is enabling the marketplace with a new service offering - Wireless Express Payment Service(SM) (WEPS(SM)). WEPS(SM) includes an expanding set of internet based software offerings and wireless terminal devices that incorporate USWD's proprietary CDPD modem, a web-based IP address provisioning and terminal activation process that includes real time remote diagnostic capabilities, the CDPD network service, and server technology that delivers wireless transactions to the current front end of card processors. USWD is targeting large merchant acquirers and card processors for this service. The initial response for WEPSSM from the targeted prospects has been positive. USWD has entered into seven WEPSSM agreements with various merchant acquirers and anticipates adding additional agreements in the near future.

         In furtherance of this new strategy, in September 1998 USWD and CSI entered into a non-binding Letter of Intent to form a non-exclusive strategic partnership to jointly exploit payment system opportunities using wireless technologies. Upon entry of a final agreement, CSI will produce and promote its LinkPoint(TM) processing terminals using USWD's proprietary USWD 500 CDPD modem and USWD's Wireless Express Payment ServiceSM. CSI will promote these products within its own markets using its approximately 2,200-person sales force. Several items in the definitive agreement are under review and discussion and it is expected that a final agreement will be completed shortly. In the meantime, CSI has continued to market USWD's products and services.

         Lipman USA, Inc., the third largest supplier of point of sale terminals is also in the process of integrating the USWD 500 CDPD modem into its Nurit 2090 POS/EDC terminal. The terminal is expected to be available for distribution to the market in the summer of 1999 and will utilize WEPSSM to manage the transaction from point of sale to the payment processor.

         In early May 1999, Dean M. Leavitt was appointed CEO and Chairman of USWD. He succeeds Roger Peirce, who resigned as CEO and Chairman for personal reasons in March 1999. Mr. Leavitt is continuing the implementation of the new business strategy. USWD has efforts underway to broaden the use of WEPSSM through additional merchant acquirers and independent sales organizations, expand the offering of WEPSSM capable point-of-sale devices, and expand wireless network coverage.

Securities Issuances to Fund Operations
---------------------------------------

         To fund its operating requirements, USWD has had to rely primarily on the issuance of debt or equity securities over the last two fiscal years.

         Private Offering of Series A Preferred Stock. USWD closed a private offering of $3,060,000 principal amount of 8% Adjustable Rate Convertible Subordinated Debentures Due December 31, 1999 (the "8% Convertible Debentures") on December 10, 1997, raising net proceeds of approximately $2,600,000. The 8% Convertible Debentures automatically converted to 3,060,000 shares of Series A Preferred Stock as of February 9, 1998. See "Description of Securities - Series A Preferred Stock."

         Private Offering of 6% Convertible Subordinated Debentures due July 21, 2000. USWD completed a private offering of $2,000,000 principal amount of 6% Convertible Subordinated Debentures due July 21, 2000 (the "6% Debentures") and Common Stock Purchase Warrants Exercisable to Purchase 100,000 shares of Common Stock exercisable at $4.50 per share until July 21, 2001 (the "6% Debenture Warrants") on July 27, 1998. The net proceeds to USWD from the offering were approximately $1,810,000. See "Description of Securities '- 6% Convertible Subordinated Debentures Due July 21, 2000' and '- Common Stock Purchase Warrants
- Finder's Warrants."

         Private Offering of Series B Cumulative Convertible Redeemable Preferred Stock On May 6, 1999, USWD completed the minimum of a $1,500,000 to $5,000,000 private placement of Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), selling 1,500,000 shares at $1.00 per share. For no additional consideration, USWD also issued 300,000 Common Stock Purchase Warrants exercisable at $1.50 per share for five years from April 30,1999 to the purchaser of the Series B Preferred Stock. The warrants entitle the holder to purchase that number of shares of Common Stock equal to 20% of the number of shares of Series B Preferred Stock purchased by the investor (the "Series B Preferred Warrants"). Concurrent with the transaction, the holders of USWD's 6% Convertible Debentures agreed to convert all accrued interest and penalties into shares of Series B Preferred Stock. As of June 23, 1999, an additional 450,000 shares of Series B Preferred Stock and 90,000 Series B Warrants have been subscribed for $450,000 in cash, but the closing of the sale had not occurred as of June 23, 1999. See "Description of Securities `- Series B Preferred Stock' and `--Common Stock Purchase Warrants - Series B Preferred Warrants.'"

Other Recent Borrowings and Financing Activities

         Between October 1, 1998 and March 31, 1999, USWD borrowed $500,000 from the CEO and 50% owner of Cardservice International, Inc. ("CSI") and $1,990,000 from Liviakis Financial Communications, Inc. ("LFC"). The loans bore interest at 8% per annum. In consideration for the loan from the CSI CEO, USWD also issued a Common Stock Purchase warrant exercisable to purchase 25,000 shares of Common Stock at $3.038 per share through October 27, 2001. On March 19, 1999, USWD and holders of these 8% notes agreed to convert all $2,490,000 of principal plus accrued interest to Common Stock at the rate of $.875 per share and 2,933,671 restricted shares are issuable under this agreement. It is anticipated that the transaction will result in a reclassification of debt to equity in the fourth quarter of fiscal 1999. Upon consummation of this transaction, USWD will record a gain or loss on the extinguishment of this debt based on the difference between the fair market value at date of issuance of the common stock issued and the recorded value of the debt repaid. This could result in a material charge or credit that will be reflected as an extraordinary item. See "Certain Transactions '-Transactions With Cardservice International, Inc.' and
'-Transactions with Liviakis Financial Communications, Inc. ("LFC") and Affiliates of LFC.'"

         On March 12, 1999, USWD borrowed $250,000 from RBB Bank Aktiengesellschaft, which is the agent for the holders of certain shares of USWD's Series A Preferred Stock and $1,000,000 of 6% Debentures. As part of this agreement, USWD issued 50,000 shares of common stock. See "Certain Transactions
- Transaction with RBB Bank Aktiengesellschaft" and "Selling Security Holders."

         In March 1999, USWD entered into a consulting agreement with EBI Securities Corporation for purposes of assisting USWD as a corporate finance consultant in obtaining additional capital and liquidity for its stock. For EBI's services, USWD agreed to pay EBI $5,000 per month and issue warrants to purchase 100,000 shares of its Common Stock exercisable at $1.00 per share expiring three years from March 15, 1999.

Year 2000 Issues
----------------

         USWD has completed a review of the impact of the Year 2000 ("Y2K") issue on USWD's business. This issue concerns the potential problems and liabilities faced by all users and persons dependent on computers that might result from software or system failure or malfunctions if the systems fail to properly recognize the date change between 1999 and 2000. USWD's internal business systems have been evaluated, and with the exception of the accounting system, are Year 2000 compatible. USWD intends to replace the accounting software during the third calendar quarter of 1999. The accounting software is not a business critical system and the cost of conversion is not expected to be material. The engineering staff has made an assessment of USWD products and is not aware of any Y2K compliance issues regarding the products USWD delivers to the end users. The specific entities providing credit card processing services to USWD have been surveyed and have active Y2K compliance projects underway. It is USWD's understanding that these providers are or will be Y2K compliance on or before January 1, 2000. On a broader basis, USWD is reliant on the electronic payments infrastructure utilized by credit card processors, banks and financial institutions within the United States, and could be subject to unresolved issues which impact this infrastructure. USWD could be adversely, materially affected, both operationally and financially, to the extent third parties with which it interfaces, either directly or indirectly, have not properly addressed their Year 2000 issues.

Fiscal 1998 Compared to Fiscal 1997
-----------------------------------

Net Revenue

         Net revenue of $909,000 for fiscal 1998 decreased from revenue of $1,315,000 generated during fiscal 1997. The decrease in revenue was caused by USWD's shift from a per-unit sales approach to a recurring revenue model. Product sales of POS-50, POS-500 and other equipment sales decreased by approximately $638,000 while service revenue, which includes application fees, transaction processing, and repair revenue increased by approximately $232,000. Product placements of the TRANZ Enabler to merchants through the new distribution program did not develop as rapidly as anticipated.

Gross Profit

         Gross profit in fiscal 1998 was negligible at $1,000, compared to $506,000 in the prior year. The 1998 product cost of goods includes several one time inventory adjustments totaling approximately $227,000 including a write-down of POS-50 raw materials inventory of approximately $170,000. Gross profit on service revenue was $137,000 compared to $22,000 in the prior fiscal year, due a to shift in business strategy to establish a recurring revenue base.

Operating Expenses

         Selling, general and administrative expense increased from $813,000 in fiscal 1997 to $8,408,000 in fiscal 1998. Of the approximate $7,600,000 increase, approximately $4 million was related to several significant non-cash charges, including approximately $2,262,000 expensed for the Liviakis Financial Communications consulting services and $472,000 for other consulting services, and approximately $1,327,000 of non-cash compensation expense was recorded for the change in stock price related to a variable stock option grant.

         The balance of the selling, general and administrative expense increase of approximately $3,600,000 during fiscal 1998 resulted from the aggressive addition of sales and support personnel and infrastructure to provide local support for the GTE nationwide deployment and similar distribution agreements entered into with Bell Atlantic and Ameritech. Headcount increased from approximately 18 at the end of September 1997, to approximately 50 employees as of December 31, 1997 and approximately 63 at the end of March 1998. Expenditures include increased compensation expense for new sales and sales management personnel, selective additions to the management team and increased travel and communication expense related to the new marketing program. USWD continued to hire sales and support personnel to support the new marketing programs through the end of 1998 fiscal year. The expense trend was reversed in the first quarter of fiscal 1999 with headcount reductions related to the revised distribution approach. In addition, expenses increased in fiscal 1998 due to increased audit fees and legal expenses related to the resolution of several outstanding legal issues and the registration expenses for USWD's registration statement under Form SB-2.

         Research and development expenses decreased from $406,000 in fiscal 1997 to $295,000 in fiscal 1998. This decrease was due to lower engineering material purchases, one vacancy in the department during the first half of fiscal 1998, and lower occupancy costs.

         Litigation settlement in 1998 relates to a $1,353,000 charge for the valuation of common shares issued to a group of Noteholders, in settlement of a dispute regarding rights related to the conversion of the notes into shares of Common Stock. The 1997 litigation settlement expense reflects the settlement of the lawsuit regarding USWD's initial public offering in December 1993. The expense consists of $94,000 for the value of the Common Stock issued based upon the fair market value of USWD's common stock on the date the commitment of such shares were made, $10,000 for cash paid by the Company pursuant to the settlement with stockholders, and $60,000 for a note payable to one underwriter of the transaction.

Interest Expense and Other Expense

         Interest expense includes a $697,000 non-cash charge in fiscal 1998 related to the private placement financing in December 1997. The convertible features of the debenture included an "in-the-money" convertible option that allows the holder to obtain shares of Common Stock at a discount from fair market value. The value of the in-the-money provision has been allocated to stockholder equity. The difference between the realized value and face value of the debt was recognized as non-cash interest expense between the date of issue and date of conversion into preferred stock which occurred on February 9, 1998.

         Other expense for fiscal 1998 included a $156,000 charge related to the extension of a common stock warrant exercise period that was expiring.

Comparison Between the Nine Months Ended March 31, 1999 and 1998
-----------------------------------------------------------------

Net Revenue

         For the nine-month period ended March 31, 1999, total revenue increased 79% to $1,142,000 from $638,000 in the comparable prior period as USWD continued the shift to its new business model. Product sales of POS-500, WEPSSM Enabler, POS-50 and other equipment sales increased approximately $129,000 during the first nine months of fiscal 1999 while service revenue, which includes application fees, transaction processing, and repair revenue, increased by approximately $375,000. The increase in service revenue is principally attributable to the growth of the revenue derived from the credit card portfolio which was established during the second half of fiscal 1998 and continued into 1999. In the latter part of the first quarter of fiscal 1999, USWD embarked on a significant shift in its product and distribution strategy. This involves the integration of USWD's WEPSSM modem and server technology into the product offerings of other terminal manufacturers and development of distribution agreements with the major merchant card acquirers and card processors. The transition to the new business model has been delayed somewhat due to USWD's constrained financial resources. USWD anticipates that the transition will take several months as new products, services and distribution capabilities are introduced to the market.

Gross Profit

         Gross profit of $401,000 in the nine months ended March 31, 1999 increased from the comparable prior period level of $286,000. Gross margin decreased as a percent of revenue to 35% in the 1999 period from 45% in the 1998 period. This was attributable to a decrease in product margins as product prices were adjusted to a wholesale versus retail structure, partially offset by an agreement with a supplier to reduce the cost of inventory previously purchased by $240,000. The services cost structure reflects the components of the previous business model which includes ongoing TRANZ Enabler amortization for processing units deployed. Efforts are also underway to eliminate underutilized CDPD addresses from the CDPD carrying cost. Billing for the new WEPSTM service has started and is expected to improve the margin relationships as it becomes a more predominate component of the services offering in the future.

Operating Expenses

         Selling, general and administrative expense decreased from $6,659,000 in the nine months ended March 31, 1998 to $3,857,000 in the comparable 1999 period. The large decrease in expense was primarily attributable to a variable stock option resulting in a $1,302,000 non-cash credit to reflect the change in the carrying value of the option due to the change in USWD's stock price during the nine months ended March 31, 1999 versus a charge in the comparable prior period of $1,705,000. In response to the new business model, USWD's personnel was reduced from 53 as of the end of September 1998 to 27 at the end of March 1999, thereby reducing salary related expense by approximately $120,000 per month. Several key consultants were added to the management staff and compensated with stock options instead of cash. The option issuance resulted in a $365,000 non-cash consulting charge to general and administrative expense.

         For the nine-month period ended March 31, 1999, research and development expense increased by $112,000 to $363,000, as compared to the 1998 period, with a decrease in materials expense partially offsetting the increased staff expense.

         The results for the nine months ended March 31, 1998 include a $1,353,000 charge to Litigation Settlement for the valuation of common shares issued to a group of Noteholders, in settlement of a dispute regarding rights related to the conversion of the notes into shares of Common Stock.

Other Expense

         Other expense, net of $1,749,000 in the nine month period ended March 31, 1999, includes accrued interest on the 6% Convertible Debentures and various notes payable, and $280,000 of late registration penalties related to the 6% Convertible Debentures. Accrued interest and penalties on the Debentures were converted into shares of Series B Preferred Stock in the fourth quarter of fiscal 1999. In addition, the 1999 period contains a $400,000 accrual to reflect the contractual redemption penalty associated with the Convertible Debentures arising from the failure to obtain an effective registration statement, $279,000 of accelerated amortization of debt issuance expense and $145,000 of accelerated amortization of debt discount as a result of the debt becoming due on demand concurrent with the failure to obtain effectiveness of the registration statement. The Company received a waiver of the $400,000 redemption penalty in the fourth quarter of fiscal 1999 which will result in a credit to interest expense in that period. The prior year other expense includes a $622,000 non-cash charge to interest expense related to an "in-the-money" convertible option associated with the December 1997 private placement and a charge related to the extension of a common stock warrant exercise period that was expiring.

FINANCIAL CONDITION, CAPITAL RESOURCES AND LIQUIDITY
----------------------------------------------------

         USWD continues to have significant problems due to its financial condition and lack of liquidity. While management is optimistic with its medium and long term opportunities, USWD is constrained by its immediate financial condition and requirement for increased liquidity. USWD has accumulated a deficit of approximately $34 million since inception to March 31, 1999, with a working capital deficit of approximately $4,561,000 at March 31, 1999, versus a deficit of $2,967,000 at year-end June 30, 1998. The current working capital deficit includes $2,400,000 of 6% Convertible Debentures classified as short term borrowings and accrued interest due to a redemption provision that became effective during the fiscal quarter ended March 31, 1999. Agreement was reached with two note holders to convert $2,490,000 of notes payable plus accrued interest to 2,933,671 shares of Common Stock. This transaction will also be recorded in the fourth quarter upon consummation of the exchange and an extinguishment gain or loss recognized as an extraordinary item, as applicable. USWD is continuing to work with key vendors on payables. USWD believes that it will be able to restructure commitments as necessary while it completes an anticipated financing event designed to satisfy its obligations and fund the business plan, although no assurance can be given that this will be the case.

         The Company has financed its recent operations through borrowings and private sales of securities. In fiscal 1998, USWD's cash flows from financing activities were $4.5 million as compared to $0.2 million in fiscal 1997. The fiscal 1998 financing activities consisted primarily of $1.2 million from the sale of common stock repurchase rights and $2.6 million net proceeds from the issuance of debt. During the nine months ended March 31, 1999, cash flows from financing activities totaled $3.5 million compared to $3.6 million during the comparable fiscal 1998 period. In fiscal 1998, USWD used $3.7 million in cash from operating activities as compared to $237,000 in fiscal 1997. During the nine months ended March 31, 1999, the Company used $3.3 million cash from operating activities as compared to $2.8 million during the comparable fiscal 1998 period. Cash used in operations principally resulted from net losses offset by non-cash charges.

         With the implementation of the new distribution strategy initiated in the latter part of the first quarter of fiscal 1999 (see "Revision of Business Plan," above), USWD has taken steps to reduce spending. With the new focus on distribution through large merchant acquirers, USWD has reduced personnel from 60 at June 30, 1998, to 27 as of March 31, 1999, with most of the reduction occurring in the direct sales force. However, execution of USWD's current business plan is dependent on a significant debt or equity financing event in the immediate future. USWD continues to work both directly and through its consultants to secure additional debt or equity financing which is required to fund operations while a significant recurring revenue stream is built. While management is confident it can accomplish this objective, the inability of USWD to secure additional financing in the near term could adversely impact USWD's financial position, including its ability to continue as a going concern.

                                    BUSINESS

Company Overview and Philosophy

     U.S. Wireless Data, Inc., a Colorado corporation (the "Company" or "USWD") was organized in 1991 for purposes of designing, manufacturing and marketing wireless and portable credit card and check authorization terminals. USWD has undergone significant changes in its attempts to achieve profitable operations within the electronic payments industry. Today, USWD's business plan is aimed at providing products and services to enable the use of wireless technology for the authorization, capture and delivery of electronic credit and debit card payments. A vital part of this enabling strategy is USWD's recent development of server and software technology that interfaces the various wireless networks and terminal message formats with the existing legacy front-end transaction processors. USWD also has developed an internet-based web server that allows a merchant acquirer, transaction processor or merchant to have complete control of the wireless credit card terminal device and access to real-time transaction processing information via a web browser. This enabling strategy was implemented to facilitate the introduction and deployment of smaller, faster and more flexible wireless terminal devices without the need for extensive software development by the terminal manufacturers. It also enables the legacy transaction processors to accept card transactions from these new wireless terminal devices without the need for extensive front-end systems and communication protocol development associated with the various wireless networks. USWD will position itself as a "wholesaler" of enabling products and services that is communication carrier, terminal device and front-end processor neutral. As a "neutral" supplier of products and services, USWD will not be perceived as a competitor to its customers in the marketplace. USWD intends to enhance its suite of products and services to maintain and distance itself as the premier and preferred provider in the electronic payments marketplace. USWD's business is centered on a vision that consumers will have anytime, anywhere access to all of their financial resources.

     While the vision statement is simple, it encapsulates USWD's belief that consumers want and will ultimately have the ability to access and exchange value regardless of where they are or which financial resources they wish to use. Confidence in this belief is supported by historical trends over the last twenty years as electronic payments from credit, debit, stored value, Electronic Benefit Transfer (EBT), equity, and investment accounts continue to replace cash and checks. Correspondingly, electronic payments are becoming more pervasive, more global, available through a broader range of devices, and accepted in more market segments. Indeed, cash and checks are still the overwhelming choice for consumer payments. However, because no fundamental obstacle exists to prevent replacing cash and checks, it is reasonable to expect that growth in electronic payments within the United States will likely continue to be in the 12% to 17% range, while growth outside the U.S. will be even greater.

     Communications systems have played a significant part in the movement to electronic payments. With faster, more reliable, and less expensive communications facilities becoming available year after year, more and more merchants and their customers have opted for electronic value exchange. Now, with wireless data transmission capabilities following and leveraging on the success of cellular voice systems, electronic payments become an even more justified reality for many market segments that heretofore have been under-served by land-based communications facilities.

     USWD's mission is to become the recognized leader in capture and delivery of electronic payment, informational, and other transactions, from the point of creation to the point of processing, using wireless communications technologies. As the mission statement implies, USWD defines its primary role as a service provider, delivering payment transactions from merchants to merchant processors (i.e. acquirers), using wireless technology.

     The strategy of USWD is to enable widespread use of wireless transaction delivery in the payment sector by surrounding existing communications carrier capabilities with products and services as required to transmit electronic payments. Initially, this strategy required USWD to: (i) build terminal and modem equipment to read credit and debit cards and transmit to the carrier facilities; (ii) establish contracts with the carriers for sending transactions;
(iii) develop interface software required to translate wireless transactions into a form recognizable by processors' existing systems; and, (iv) create an awareness within the payment industry that wireless transmission is superior to traditional methods for many, if not most, merchants. USWD's primary customers are merchant acquirers, banks and transaction processors already in the marketplace and looking to improve their merchant services.

History of USWD
---------------

     U.S. Wireless Data, Inc., a Colorado corporation (the "Company" or "USWD"), was organized on July 30, 1991, for the purpose of designing, manufacturing and marketing a line of wireless and portable credit card and check authorization terminals. USWD "went public" in December 1993, raising a total of approximately $12,200,000 of net proceeds through the sale of 1,650,000 shares of Common Stock.

     USWD's focus until mid-1997 had been as a "box" maker and seller of its cellular-based credit card terminal products. USWD designed, manufactured and marketed its first product, the POS-50(R), through acquiring banks, POS hardware distributors, independent sales organizations, and by the Company directly.

     In early 1997, USWD focused its product development efforts on incorporating Cellular Digital Packet Data (CDPD) technology into its product lines. CDPD is a high-speed digital packet data; internet protocol (IP) based technology that operates in parallel with current cellular voice networks. It is designed for high speed encrypted data transmission over dedicated channels and will not interfere with or degrade cellular voice traffic. Because of the high-speed nature of CDPD technology, and the ability to bypass the public switched telephone network, CDPD-based terminals have significant performance and communication cost advantages when compared with the traditional dial-up terminals currently being sold in the U.S. market today. USWD has developed two CDPD-based products (POS-500 & TRANZ Enabler) that reduce the current authorization time for a credit or debit card transaction from approximately 15 seconds to 3 to 5 seconds.

     In early 1997, management made the fundamental shift to transition USWD into a position where it would earn recurring revenue from wireless terminal products and processing services it marketed to retail merchants. USWD entered into various consulting agreements aimed at creating awareness of USWD and to assist it in raising needed capital. To fund its business plan, USWD has been required to generate funds largely through sales of securities. Detailed descriptions of these agreements and the securities sold by USWD are included in this Prospectus under the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and "Description of Securities."

     In order to market credit card acceptance and electronic processing services, in January 1997, USWD executed a Member Service Provider ("MSP") agreement with NOVA Information Systems ("NOVA"), the nation's 7th largest credit card transaction processor. In March 1998, USWD also entered into a "Merchant Marketing and Services Agreement" with National Bank of Commerce ("NBC"). As a registered MSP with NOVA and NBC, USWD positioned itself to provide transaction processing and bankcard acceptance services to merchants. USWD continues to be an MSP for both NOVA and NBC, but intends to sell the merchant portfolios in the near future to generate cash and execute on its strategy to not compete with its future customers.

     In order to create awareness that wireless processing is competitive with land-based alternatives, throughout 1997 and 1998, USWD focused on selling its products and transaction processing services directly to merchants. In August 1997, USWD began marketing its products and services through a series of joint marketing agreements with major CDPD service providers. This effort included the creation of a regionalized USWD sales organization that would train and support the data sales representatives of each respective cellular carrier organization to actively market USWD's TRANZ Enabler product and transaction processing services. GTE Wireless was the first cellular organization mobilized to sell USWD's products and services followed by Bell Atlantic Mobile and Ameritech.

Recent Changes to USWD's Business Plan
--------------------------------------

     Because revenue did not develop as planned under the carrier distribution program, and expenditures relating thereto outstripped USWD's ability to support its business plan, management began to reexamine USWD's business plan in the fourth quarter of fiscal 1998. It was concluded that USWD could not continue to function at its current expenditure levels. August 21, 1998 Mr. Peirce became the Chief Executive Officer of USWD and began to implement several changes in USWD's distribution and operational strategy. The fundamental change in the strategy involves positioning USWD as an enabler of wireless products and services to the marketplace and not as a competitor to the current incumbents. This repositioning of USWD in the marketplace encompasses the discontinuation of soliciting and owning merchant contracts for providing bankcard-processing services. USWD's approach to the market in fiscal 1998 effectively positioned it as a direct competitor to the major merchant acquirers.

     USWD's new strategy involves an end-to-end systems approach to enabling the marketplace. USWD is enabling the marketplace with a new service offering -
Wireless Express Payment ServiceSM (WEPS(SM)). WEPS(SM) includes an expanding set of internet based software offerings and wireless terminal devices that incorporate USWD's proprietary CDPD modem, a web-based IP address provisioning and terminal activation process that includes real time remote diagnostic capabilities, the CDPD network service, and server technology that delivers wireless transactions to the current front end of card processors. USWD is targeting large merchant acquirers and card processors for this service. The initial response for WEPSSM from the targeted prospects has been positive.

     In furtherance of this new strategy, on October 1, 1998, USWD and CSI entered into a non-binding Letter of Intent to form a non-exclusive strategic partnership to jointly exploit payment system opportunities using wireless technologies. Upon entry of a final agreement, CSI will produce and promote its LinkPoint(TM) processing terminals using USWD's proprietary USWD 500 CDPD modem and USWD's Wireless Express Payment ServiceSM. CSI will promote these products within its own markets using its approximately 2,200-person sales force.

     Lipman USA, Inc., the third largest supplier of point of sale terminals is also in the process of integrating the USWD 500 CDPD modem into its Nurit 2090 POS/EDC terminal. The terminal is expected to be available for distribution to the market in the summer of 1999 and will utilize WEPSSM to manage the transaction from point of sale to the payment processor.

     In early May 1999, Dean M. Leavitt was appointed CEO and Chairman of USWD. He succeeds Roger Peirce, who resigned as CEO and Chairman for personal reasons in March 1999. Mr. Leavitt is continuing the implementation of the new business strategy. USWD has efforts underway to broaden the use of WEPSSM through additional merchant acquirers and independent sales organizations, expand the offering of WEPSSM capable point-of-sale devices, and expand wireless network coverage.

Recent Significant Securities Issuances
---------------------------------------

     USWD has never been profitable and had failed to generate revenue adequate to fund operations over the last several fiscal years. Consequently, USWD has issued various securities in connection with financing and consulting activities over the last three fiscal years. Descriptions of these securities and the transactions in which they were issued are including in this Prospectus in the section entitled "Description of Securities."

Industry Overview
-----------------

Credit and Debit Card Industry

     Spending on bankcards surged in the United States last year, thanks to brisk gains in corporate and debit card transactions. Visa U.S.A. said spending on its cards climbed 16% last year, to $610.3 billion--the seventh consecutive year of double-digit growth. And MasterCard International said U.S. spending volume on its credit and debit cards rose 17% in 1998, to $310.7 billion. American Express Co., meanwhile, said U.S. card-billed spending was $165.6 billion last year, 10% higher than in 1997. Visa and MasterCard attributed their gains to targeted marketing efforts and the rising popularity of debit cards and charge cards for businesses along with card-based transactions on the Internet. Historical studies have indicated that consumers spend more per transaction when using credit cards than when using cash or checks. The proliferation in the uses and types of credit, debit, stored-value and electronic benefits transfer (EBT), rapid technological advances in transaction processing and financial incentives offered by credit card associations and issuers have contributed greatly to wider merchant acceptance and increased consumer use of transaction cards.

     Unfortunately, fraud is also on the rise and as a result, merchant acquirers, transaction processors and card issuers are trying to minimize their losses by offering incentives and requiring merchants to utilize electronic draft capture ("EDC") terminals to conduct on-line credit and debit card transactions. An EDC terminal magnetically reads the encoded account information from the magnetic strip on the back of a credit or debit card and sends it to a transaction processor for electronic on-line authorization. The transaction processor authorizes the card with the issuer, electronically captures the transaction, generates an approval code and returns the data to the terminal, which prints a customer receipt. Presently, the majority of EDC terminals communicate with the transaction processor via a telephone or leased line. This dial-up type transaction process takes approximately 10 - 30 seconds to complete. At the end of the business day, the EDC terminal dials the transaction processor to initiate the settlement, collection and electronic deposit of funds to the merchant's local bank account. Losses from fraudulent cardholder use where no authorization was obtained at the retail point of sale are electronically "charged back" to the merchant.

     Payment acceptance guidelines have been introduced by Visa that require a merchant to comply with specific procedures in order to receive the lowest transaction processing fees or discount rates. These requirements include: (1) the presence of the bank card at the point of sale, (2) transmission of all data encoded on the card's magnetic strip, and (3) settlement within two days of the authorization. If any one of these requirements is not met, the merchant is penalized with a higher discount rate and a surcharge is applied to each transaction not complying with the new requirements. In addition, several new card types have been introduced to the marketplace that require merchants to capture additional information on each transaction such as sales tax or line item detail to receive the lowest discount rates.

Transaction Processing Industry

     The transaction processing industry is characterized by a small number of large transaction processors that primarily focus on servicing large merchants and by many smaller transaction processors that provide a limited range of services to small-to-medium sized merchants. Large merchants (i.e. those with multiple locations and high volumes of card transactions) typically demand and receive the full range of transaction processing services as well as customized information services at low per-transaction costs. By contrast, small-to-medium sized merchants historically have not been offered the same level of services as large merchants and have incurred relatively higher per-transaction costs. The growth in card transactions and the transition from paper-based to electronic transaction processing have caused small-to-medium sized merchants increasingly to demand sophisticated transaction processing and services similar to those provided to large merchants.

     Transaction   processing   services   are   marketed   and   sold   to  the
small-to-medium sized merchant market segment primarily by community and regional banks and Independent Sales Organizations (ISO's) that outsource all or a portion of the transaction processing services they offer. The costs to convert from paper-based to electronic processing, merchant requirements for improved customer service, and demands for additional customer applications have made it difficult for community and regional banks and ISO's to remain competitive. As a result, transaction processing continues to undergo rapid consolidation in recent years. The industry remains fragmented with respect to the number of entities providing merchant services and the economic factors are expected to drive additional consolidation of merchant acquirers and transaction processors.

Check Payment Industry

     Checks are still the American consumer's second favorite way to pay for purchases, behind cash. Americans wrote 66 billion checks in 1997 totaling over $12 trillion dollars representing a 5.2% increase in dollar volume and a 3.4% increase in transactions. Checks represent 23-24% of all retail sales and about 75% of all non-cash transactions.

     Unfortunately, as the number of checks written continues to increase, the number of bad checks is increasing. The cost of insufficient funds checks often leads merchants either to refuse to accept checks or to utilize check verification and guarantee services. Check verification or guarantee services require the merchant to magnetically read the MICR line of a check or hand key certain information into an EDC terminal which communicates with a database maintained and operated by the verification service. If the check is approved, an approval code is generated and sent back to the terminal to complete the check verification or guarantee transaction.

Overview of Cellular Technology
-------------------------------

Circuit Switched Cellular, CDPD, and EDC Terminal Technology

     USWD's products integrate circuit-switched cellular, CDPD, and credit card terminal technology to access credit card, debit card and check verification services. The POS-50(R) terminal can be used anywhere advanced mobile phone service (AMPS) cellular service is available. Upon card swipe, and once the sales amount is entered via the terminal keypad, the cellular transceiver acquires a cellular channel and transmits the data over the air waves to a cell site, which is connected to a mobile telephone switching office (MTSO) and then connected to the public switched telephone network (PSTN). The call is then routed over one of several inter-exchange carriers (IEC's) to the transaction processor. Once an authorization is obtained, a corresponding approval code is returned to the terminal, which prints a duplicate customer receipt and electronically captures the entire transaction data. A check authorization utilizes essentially the same technology and communication path, but authorizes the check data with a database maintained by a check verification or guarantee company.

     The CDPD products, including the TRANZ Enabler and POS-500, utilize dedicated CDPD channels to transmit high speed, encrypted credit card data from the merchant location to the nearest CDPD cell site which routes the data to the local mobile data intermediate system (MDIS) which then routes the transaction to the transaction processor via a leased line or frame relay connection. Once the transaction is authorized, the response is returned to the terminal in less than 300 milliseconds. The CDPD protocol is based on Internet protocol (IP) and each terminal and authorization host has its own unique IP address. The CDPD infrastructure includes a network of routers that direct the data to the appropriate IP addresses. A CDPD enabled terminal is essentially on-line with the transaction processor whenever it is powered up.

Cellular Communication Networks

     Presently there are cellular communication networks providing coverage in over 700 metropolitan statistical area ("MSA") and rural service area ("RSA") markets in the U.S. It is estimated that the present cellular service footprint covers 95% of the U.S. population. The POS-50(R) can be used in any area where cellular voice-grade coverage is present.

     With approximately 30,000 cellular phones being sold each day, cellular voice technology is a commodity service. To support this type of explosive growth, the cellular carriers are spending a substantial part of their revenues to expand capacity by upgrading their infrastructure and capacity with new digital technology. The cellular carriers are now focusing on incremental revenue streams, including wireless data transmission. Wireless data can be transmitted over the same cellular infrastructure as voice. It has been estimated that, by the year 2000, as much as 30% of cellular revenues will be derived from data transmission.

Wireless Data Networks

     There are several land-based wireless data networks currently providing regional and national data services in the U.S. market. Listed below are several networks USWD perceives as current and potential future carriers of POS data traffic. USWD continuously monitors and evaluates this technology to determine feasibility, and applicability for POS data transmission.

     Cellular Digital Packet Data (CDPD). USWD believes that CDPD is the superior wireless data technology for transaction processing. Presently over 260 metropolitan statistical areas have CDPD service provided by AT&T Wireless
Services,  Bell  Atlantic  Mobile,  GTE  Wireless,  Ameritech  Cellular  and 360
Communications, and an aggressive deployment schedule is expected to continue throughout the U.S., Canada and Latin America. Despite the widespread presence of CDPD networks, there are presently two major markets that do not have operating CDPD networks - Los Angeles, California and Atlanta, Georgia. Recent developments in the Los Angeles market seem to suggest that LA will soon be deploying CDPD, which is a major retail market that could then be served by USWD's products and services.

     CDPD appears to be the most favorable wireless protocol for transmitting data over a cellular network and presently covers approximately 70% of the retail marketplace. Because of the encrypted packet data and IP (Internet protocol) nature of CDPD technology, CDPD-enabled POS terminals can out-perform traditional dial-up terminal technology operating over public switched telephone networks. A CDPD network provides high-speed (19.2 bps) wireless access between a CDPD-enabled POS terminal and a transaction processor, effectively bypassing local phone line service and the monthly costs associated with it. The result of utilizing CDPD technology is sub-5 second authorization response times at lower than dial-up rates. In addition to fast, secure and low transaction costs, the merchant can also eliminate the monthly recurring cost of a dedicated phone line, which averages between $30-40 per month.

     American Mobile/Ardis. The American Mobile ARDIS network is a combination of satellite and terrestrial based wireless packet data network. The terrestrial based ARDIS network is the oldest and most mature wide area wireless data only network in the US marketplace. USWD has recently integrated the ARDIS network into its Wireless Express Payment ServiceSM and currently is certifying a handheld terminal for use on the ARDIS network. The ARDIS network provides wireless coverage in many of the smaller markets where CDPD is absent. It also has extremely good in-building penetration characteristics that position this wireless technology very favorably for use with wireless payment terminals. USWD executed an agreement with American Mobile ARDIS in May 1999 that will allow USWD to utilize the ARDIS wireless data network for transporting credit card transactions.

     BellSouth Mobile Data. BellSouth Mobile Data ("BMD") is a wireless packet data network currently available in over 7,500 U.S. cities and towns, covering 90% of the urban business population. The network is very similar to, but separate from the cellular voice network. BMD is designed as a data-only infrastructure. BMD is also connected to a limited number of transaction processors and currently has credit card data transversing its network. BMD has recently upgraded the network to improve overall coverage area and in building penetration efficiencies to support a new two-way paging service. This network expansion and upgrade positions BMD as a viable competitor to CDPD and digital cellular as a transport network for point-of-sale transactions. USWD is currently negotiating with BMD to be able to offer its new Wireless Express Payment ServiceSM utilizing the BMD wireless data network.

     Nextel. Nextel currently has a digital Specialized Mobile Radio (SMR) network, based on TDMA technology, providing voice and messaging services in the top 50 major metropolitan service areas, covering approximately 65% of the U.S. population. Presently, Nextel's network is not compatible for POS data traffic, but it is anticipated that it will be upgraded to a packet-based data-ready network. When the network is upgraded to packet-based status, it could become a viable POS data network if the pricing structure is competitive. USWD will continue to evaluate Nextel as a potential data highway for its wireless products and services.

     Metrocom. Metrocom is currently operating a packet-based data network in a few major cities including San Francisco, Seattle, and Washington D.C. Metrocom's Ricochet network is a packet data network designed for wireless mobile computing applications including E-mail and Internet access. USWD perceives the Ricochet network as a potentially viable POS data network when the coverage area expands to a nationwide footprint and competitive data rates are created for POS transactions. To date, however, the expansion of the Metrocom network has been slow to develop which may limit the overall potential of this wireless network as a competitive service offering.

     Digital Cellular. Present cellular networks consist of digital and analog technology. There are three digital voice technologies competing for market acceptance and dominance: Code Division Multiplexing Access (CDMA), Time Division Multiplexing Access (TDMA), and the European standard known as GSM. All three digital technologies have the ability to transmit data over their respective networks. USWD is evaluating the respective data protocols and pricing structure for each of the digital technologies and intends to develop products and services based on competitive rate structures and the availability of new digital data modules.

     Personal Communication Services (PCS). With the allocation of additional RF spectrum and the FCC's successful auctioning of these air wave licenses, a variety of competing Personal Communication Services networks are beginning to offer local and regional wireless voice and data services. As these networks are developed and deployed, PCS could become a viable POS wireless access technology. The future viability of PCS as a wireless POS access technology will be contingent on a "standardized" protocol and a competitive data pricing structure. Presently, the major PCS service providers are deploying GSM, CDMA and TDMA infrastructure and products. As an alternative to traditional cellular service, the PCS service providers have the benefit of building infrastructure with state-of-the-art digital voice and data technologies. As the coverage area increases and favorable data rate plans are created, USWD views PCS as a viable network for its wireless product and service offerings.

USWD's Current Products and Services
------------------------------------

     USWD markets wireless point-of-sale ("POS") equipment and services to merchant acquirers and card processors. USWD's products and services introduce a new standard in performance and allow card acceptance in new and under-served markets where traditional dial-up solutions either are too slow or are not practical such as public parking garages, quick service restaurants, taxicabs, and other semi-mobile applications.

     From a merchant acquirer and card processor perspective, USWD's products and services provide high speed end-to-end wireless solutions that allow the respective bankcard service providers to offer their customers a competitive and technologically superior alternative to dial up solutions.

     USWD is marketing its Wireless Express Payment ServiceSM to merchant acquirers, Independent Sales Organizations, who offer bankcard services on behalf of the acquiring banks, and transaction processors. WEPSSM is marketed as an end-to-end wireless payment solution. USWD earns one-time and recurring revenue for each terminal activated. The one-time fees are for activation of an IP address or Radio ID for each wireless terminal that is activated for use on the respective wireless networks. The recurring fees include a flat monthly fee for each terminal active on the wireless network and transaction fees for each credit card authorization processed. The following section describes USWD's respective product and service offerings:

Wireless Express Payment Service(SM)

     Wireless Express Payment ServiceSM (WEPS(SM)) is USWD's newest product and service offering. It is an end-to-end product and service offering that enables merchant acquirers and card processors with a simple and easy way to offer wireless transaction processing services. It begins with a rich set of wireless terminal devices and an internet-based provisioning and terminal activation process with real-time diagnostic and transaction reporting capability. It also includes the wireless network service, software and server technology that interface between the wireless networks and the various front-end card processors and card associations. The final (and optional) component of WEPS is complete terminal deployment and management services.

USWD500 CDPD Modem

     USWD and a Taiwan-based technology company jointly developed a proprietary CDPD modem, the USWD500, which received FCC type approval in February 1999. The USWD500 CDPD modem incorporates several proprietary features that improve the performance and reliability of credit, debit and ATM transactions. It also provides real time remote diagnostic capability and over the air download capability when used with the Wireless Express Payment ServiceSM offering described above. The modem is currently being integrated into desktop and handheld terminals by several of the credit card terminal manufacturers.

CDPD-Based Products

     POS-500 - During the third quarter of fiscal 1996, USWD introduced two new products utilizing CDPD technology. USWD's first CDPD product, known as the POS-500, is a fully integrated EDC terminal, receipt printer and CDPD wireless modem that allows a merchant to complete a credit or debit card transaction in less than 5 seconds. The POS-500 is designed to target the traditional small-to-medium sized retailer that can benefit from the speed or mobility that it affords. Because response times are 3-4 times faster than dial-up terminals, and per-transaction communication costs are competitive with current dial-up costs, the POS-500 can compete favorably and eventually replace dial-up credit card terminal technology in areas where CDPD service is available.

     TRANZ Enabler - The TRANZ Enabler was also released in test mode during the third fiscal quarter of 1996, and was designed to enable the existing installed base of Verifone TRANZ(R) 330, 380, or 460 dial-up terminals to operate over the CDPD network resulting in high speed, low cost transaction processing for the retail marketplace. The TRANZ Enabler connects to the printer port of the TRANZ(R) 330, 380, or 460 terminal and utilizes power from the credit card terminal power supply. The TRANZ Enabler features a printer port for connection to a receipt printer and can complete a credit or debit card transaction in less than 5 seconds.

The POS-50(R)

     USWD's first product, known as the POS-50(R), was the world's first integrated wireless credit card and check authorization terminal using cellular communication technology. The POS-50(R) is certified to operate on the major credit card transaction processing networks and is presently being marketed in the U.S. by a variety of Independent Sales Organizations ("ISO's"), cellular service providers, and directly by USWD. The POS-50(R) allows a merchant to electronically capture a credit card, debit card or check transaction at the point of sale virtually anywhere cellular voice service exists and complete the authorization process in approximately 16-18 seconds. Because of its portable and wireless nature, the POS-50(R) is well suited for the small to medium sized mobile retailer or service company. Examples of current POS-50(R) customers include craft show vendors, sporting event concessionaires, towing services, cart and kiosk vendors and essentially any business on the go that wants to safely accept credit cards, debit cards or checks for their products and services. With over 7,000 POS-50(R) terminals in the marketplace, USWD is recognized as the leader in providing wireless terminal transaction equipment for the mobile marketplace.

Product Benefits
----------------

     USWD's wireless products and transaction processing services benefit merchants in the following ways:

     Faster Transactions. A wireless-enabled credit card authorization is 3 to 4 times faster than a transaction completed via a telephone line. A wireless-enabled credit card transaction bypasses the local telephone and interexchange carrier networks resulting in faster transactions and fewer delays due to busy telephony networks and inefficiencies. The TRANZ Enabler and POS-500 can complete a credit card transaction in less than 5 seconds. Faster transactions afford the merchant the ability to process more business in a given period of time while improving customer convenience and satisfaction.

     Competitive Transaction Fees. Because of the ability to bypass the traditional telephony networks and the costs associated with them, USWD can often offer its customers high-speed transport services resulting in very competitive transaction fees. Lower transaction fees are a key component in the merchant's decision making process when evaluating a transaction processing relationship.

     Increased Sales. Consumers often make purchases when they have no cash on hand if the merchant accepts credit cards or checks. Research indicates that when customers have the option to use a credit card, they spend 30% more per transaction. Merchants that accept alternative methods of payment such as credit/debit cards or checks believe such alternative methods provide a competitive advantage over merchants who do not. USWD's products and services afford faster authorization response times resulting in the ability to process more transactions and sales over a given period of time. The products and services allow card acceptance in new and under-served markets such as fast food restaurants, parking garages, transportation and markets that are time and queue sensitive.

     Controls Bad Debt. All of USWD's products allow a merchant to obtain an on-line authorization and electronically capture each credit/debit card transaction. Once the customer's card transaction has been electronically authorized, an approval code is assigned and funds are electronically "captured" (i.e., reserved to pay for the authorized transaction). Since each transaction begins by swiping the card through the terminal's magnetic card reader, there is a significant reduction in the risk of fraud loss due to lost, stolen, overextended, or physically altered credit cards. Debit or ATM transactions require that the customer keys in a personal identification number ("PIN") to complete a transaction. Debit or ATM transactions cannot be reversed or charged back to a merchant thereby further reducing bad debt. Losses from checks with insufficient funds are collected or guaranteed by check service companies under a separate fee agreement with the merchant.

     Improves Cash Flow. Once funds have been authorized and electronically captured and the settlement procedure initiated, they are transferred electronically to the merchant's local bank account. When compared to paper submission of credit card transactions, USWD's products expedite the funding process by electronically depositing the day's credit card transactions into the merchant's local bank account usually within 24 to 48 hours.

Markets

     Market research indicates that there are over 4 million stand-alone credit card terminals installed in the U.S. market. In 1997, 1,312,098 POS terminals were shipped in the U.S. market, a 20% increase over 1996. Several factors contributing to this increase are the growth of credit and debit cards, electronic benefits transfer (EBT) acceptance and the larger memory requirements due to the amount of data a credit card terminal must capture on each transaction. A debit card transaction requires a personal identification number
(PIN) to be entered into the POS terminal, and a large percentage of the existing terminal base is not debit ready. These factors suggest that a growing percentage of the legacy terminals will need to be replaced to meet the various technical and functional demands of the changing marketplace.

     In the U.S., mobile service and retail sales companies have experienced large growth as Americans have developed a demand for convenience and a need to save time. To a larger extent than in past years, the retail point of sale is located wherever the customer resides and the merchant must be prepared to complete the sale at that location. Thus, a wide range of business services such as towing services, locksmiths, concessionaires, special event vendors, in-home appliance repair services, mobile auto repair, delivery, and similar businesses depend almost exclusively on completing the sales transactions at the customer's location.

International Applications

     USWD believes that international markets, particularly Latin America and China, where land-based telephone lines are not in place or are unreliable, represent realistic market potential for USWD's products and services.

     Several Chinese provinces and cities and Latin American countries have operational CDPD networks and POS transaction processing is being viewed as one of the initial and most immediate applications to be pursued.

     USWD is presently evaluating its international strategy and may attempt to form alliances or partnerships with the respective financial institutions, wireless service providers and the local transaction processors to enter these markets.

Marketing and Distribution Arrangements for USWD's Products and Related Services
--------------------------------------------------------------------------------

     USWD is now beginning to market its Wireless Express Payment ServiceSM (WEPSSM) to acquiring banks, ISO's and transaction processors. It has recently executed WEPSSM agreements with several acquirers and ISO's and plans to build up its sales organization to continue the momentum already started. Because WEPS is a "wholesale" product and service offering that it markets to the organizations that provide "retail" bankcard processing products and services, USWD is viewed as a supplier rather than a competitor in the marketplace. This strategy of remaining wireless carrier, terminal device and front-end processor neutral is a key factor in USWD's ability to market WEPSSM to the major players in the transaction processing industry.

     In furtherance of this new strategy, in October 1998, USWD and CSI entered into a non-binding Letter of Intent to form a non-exclusive strategic partnership to jointly exploit payment system opportunities using wireless technologies. Upon entry of a final agreement, CSI will produce and promote its LinkPoint(TM) processing terminals using USWD's proprietary USWD 500 CDPD modem and USWD's Wireless Express Payment ServiceSM. CSI will promote these products within its own markets using its approximately 2,200-person sales force.

     Lipman USA, Inc., the third largest supplier of point of sale terminals is also in the process of integrating the USWD 500 CDPD modem into its Nurit 2090 POS/EDC terminal. The terminal is expected to be available for distribution to the market in the summer of 1999 and will utilize WEPSSM to manage the transaction from point of sale to the payment processor.

     USWD has the following agreements in place with providers of wireless CDPD networks. WEPSSM utilizes these networks for the transmission of the payment transaction data:

     Agreement with GTE Wireless. On August 1, 1997, USWD entered into a two Agreement with GTE Mobile Communications Service Corporation, on its behalf and on behalf of GTE Mobilnet Incorporated and Contel Cellular Inc. and their respective affiliates by which USWD has agreed to purchase CDPD services in the markets served by GTE Wireless and GTE Wireless has agreed to market CDPD-based processing services to merchants in its service territories using USWD's TRANZ Enabler product. Although both companies intended this marketing program to be very successful, the anticipated sales volumes were not realized. The Agreement was amended in September 1998 to cancel certain volume commitments and consequently the pricing for CDPD service was increased.

     In addition to the amended agreement, USWD and GTE management have discussed additional changes to be made to the sales and marketing program with respect to the Wireless Express Payment ServiceSM model now being implemented. USWD expects to amend the agreement again to be consistent with this new product and service offering.

     Agreements with Bell Atlantic Mobile. USWD has entered into two agreements with Cellco Partnership, doing business as Bell Atlantic Mobile (BAM). The first, a CDPD airtime reseller agreement was executed on August 14, 1997 and allows USWD to resell Bell Atlantic Mobile's CDPD service in markets served by Bell Atlantic Mobile. The agreement is for a term of three years with automatic one-year renewals unless terminated by 60 days notice prior to the end of a term. USWD does not have any minimum purchase obligations to Bell Atlantic Mobile under this CDPD airtime agreement. USWD also entered into a Joint CDPD Sales and Marketing Agreement with Bell Atlantic Mobile as of March 23, 1998, which provides for joint sales and promotion of USWD's products and processing solutions in Bell Atlantic Mobile markets. With certain exceptions, USWD is obligated to use Bell Atlantic Mobile CDPD Service exclusively within certain defined "Bell Atlantic Mobile Market Areas" whenever it places a solution through USWD agents or employees. The agreement runs for two years from March 23, 1998; however, the agreement is terminable by either party on 30 days prior written notice "with or without cause." USWD also must pay Bell Atlantic Mobile an activation fee for each unit placed through the efforts of Bell Atlantic Mobile under the agreement, plus a monthly fee commencing with the thirteenth month after activation for each merchant which has met certain minimum processing volume criteria.

     Beginning in April 1998, USWD began entering into agreements with merchants under the terms of the joint marketing agreement and initiated a telemarketing program to pre-qualify leads in the Bell Atlantic Mobile coverage areas.

     USWD and BAM management have discussed additional changes to be made to the sales and marketing program with respect to the Wireless Express Payment ServiceSM model now being implemented. USWD expects to amend the agreement to be consistent with this new product and service offering.

     Agreement with Ameritech Mobile Communications, Inc. On July 16, 1998, USWD and Ameritech Mobile Communications, Inc. ("Ameritech") executed an exclusive Joint Marketing and Operating Agreement. Pursuant to the agreement, Ameritech has agreed to use its good faith efforts to market exclusively USWD's TRANZ Enablers and credit card processing services, together with an Ameritech CDPD IP address (the "USWD Solution") in Ameritech CDPD markets in Chicago and Springfield, Illinois, St. Louis, Missouri, Cincinnati, Dayton and Columbus, Ohio and Detroit, Michigan to merchants who currently use VeriFone TRANZ 330, 380 or 460 credit card authorization terminals. USWD is obligated to use Ameritech CDPD service exclusively in all of the designated Ameritech CDPD markets, except for unsolicited orders for USWD's products or services from a merchant or another CDPD service provider. The agreement has a term of two years and renews automatically for an additional two years. Either party may terminate the agreement at any time upon 90 days written notice to the other party. There are no minimum CDPD airtime purchase obligations to USWD under the agreement.

     Since this agreement is the latest to be formalized, sales results have been minimal due to the front end training and operational requirements. In addition, USWD will discuss with Ameritech management all amendments necessary to implement the Wireless Express Payment ServiceSM offering.

     Agreement with AT&T Wireless. USWD entered into an agreement with AT&T Wireless as of April 30, 1997 to sell AT&T Wireless' CDPD communications service for a term of three years, with automatic renewals of additional one year terms if either party fails to give 90 days prior notice of termination at the end of term. USWD is obligated to maintain a minimum number of active CDPD addresses with AT&T Wireless over the term of the agreement, or pay AT&T Wireless for such addresses even if USWD has not resold the numbers to merchants. USWD is obligated to maintain a minimum number of active CDPD addresses over the term of the agreement, or pay such addresses even if USWD has not resold the numbers to merchants. Based on the agreement of April 1, 1997, USWD is obligated to maintain minimum unit placements which equate to minimum monthly CDPD billings of $4,500 by the one-year anniversary of the agreement, $13,500 within 18 months and $20,250 within two years. USWD and AT&T Wireless management have engaged in recent discussions and joint marketing activities regarding Wireless Express Payment ServiceTM and are in the process of defining new pricing arrangements and marketing strategies that would compliment this new service.

Transaction Processing Agreements
---------------------------------

     During the previous marketing strategy as a merchant acquirer in fiscal 98, USWD built up two merchant portfolios in which it provided bankcard processing services. With the current strategy of remaining a neutral wholesale provider of wireless products and processing services, USWD intends to sell the two merchant portfolios to a full service merchant acquirer so it will not be perceived by its future customers as a competitor. USWD is currently engaged in discussions with potential buyers of the portfolios and expects to complete the sale during the 1999 calendar year.

     NOVA Information Systems. In January 1997, USWD entered into a Member Service Provider ("MSP") agreement with NOVA Information Systems ("NOVA"), of Atlanta, Georgia, the nation's 7th largest credit card transaction processor, together with Regions Bank (NOVA's procuring bank), a principal member of VISA U.S.A., Inc. and MasterCard International Incorporated. As a registered MSP of NOVA, USWD is entitled to enroll merchants to process their credit and debit card transactions with NOVA. USWD sells processing to merchants it enrolls at a retail rate and purchases that processing from NOVA at wholesale, thereby generating revenue on each card swipe and every dollar processed from merchants enrolled by USWD. USWD is required to train the merchants it enrolls in using credit card processing hardware and services and must also provide merchant support to assure that the merchants are continually apprised of their customer service requirements and to remedy any problems encountered by the merchants in conjunction with credit card processing. The term of the agreement is for three years from January 1, 1997, and renews automatically for additional, successive one-year terms if not terminated at least 90 days prior to the expiration of the current term. Due to USWD's new Wireless Express Payment ServiceSM, it is anticipated that USWD will sell its interest in the current merchant portfolio to remove any perceived conflicts of interest in the marketplace.

     National Bank of Commerce. USWD entered into a "Merchant Marketing and Services Agreement" with National Bank of Commerce ("NBC") as of March 9, 1998, under which USWD also became an ISO/MSP of NBC and can thereby offer NBC's transaction processing services to merchants. USWD will solicit potential merchants for submission of applications to NBC, which then has the right to accept the merchant for participation in NBC's program. Once a merchant is accepted, USWD sets up point of sale access, including maintenance of electronic terminal hardware and other equipment, and must also supply the merchant with training, supplies, program information and other services related to the program. USWD will receive a residual on all transactions processed through NBC for which it is the procurer. USWD also has been granted the right to own a 50% equity interest in the merchant accounts it procures for NBC. This means that USWD will receive 50% of the amount paid by a third party upon a sale of the merchant account. However, USWD must also stand behind nonpayment of amounts owed to NBC by the merchant, which remain unpaid for 60 days, including fraud, chargebacks, adjustments, fees and any other charges, related to the merchant. Upon termination of the agreement (for any reason other than de-registration of USWD with Visa U.S.A., Inc. or MasterCard International, Inc.), USWD has the right to transfer NBC's interest in the merchant accounts in which USWD owns an interest to another processor upon payment to NBC of one-half of the equity value of the portfolio, or, if such a transfer is not practicable, NBC has agreed to terminate the merchant agreements to allow USWD to allow the merchants to sign with another processor. To allow this transfer, NBC is entitled to be paid its out-of-pocket expenses incurred in effecting the transaction. The agreement is for a term of three years, subject to one-year automatic renewals if not terminated at least 90 days prior to the end of the original or any renewal term. The agreement can also be terminated early for certain specified causes. Due to USWD's new Wireless Express Payment ServiceSM strategy it is anticipated that USWD will sell its interest in the current merchant portfolio to remove any perceived conflicts of interest in the marketplace.

     Maverick International Processing Services, Inc. On May 28, 1999, USWD entered into a software license agreement with Maverick International Processing Services, Inc. ("Maverick") which grants USWD a fully paid perpetual license to software used for front-end authorization and capture services. Maverick is a full service third party credit card processor which has both "front-end" authorization and capture and "back end" settlement of credit card transactions capabilities. USWD has been using Maverick as the front-end processor for transactions under USWD's agreement with National Bank of Commerce. USWD has agreed to issue 375,000 shares of restricted common stock for this license by June 27, 1999, thereby guaranteeing USWD's access to, and control of, a front-end system for processing credit card transactions.

     Also on May 28, 1999, USWD and Maverick entered into a five year Management Services Agreement pursuant to which Maverick will provide "front end" authorization and transaction capture services to USWD's customers using the licensed Maverick software. The agreement also sets forth the terms under which Maverick will maintain the existing software, develop additional software and perform various optional services for USWD relating to customer service and transaction processing. USWD has agreed to pay Maverick a base fee of $12,500 per month for the basic services to be provided by Maverick, plus a set fee on each transaction processed by Maverick under the terms of the agreement.

Manufacturing and Deployment Arrangements
-----------------------------------------

Third Party Manufacturing Relationships

     USWD utilizes high quality, third party manufacturers to build its products. Uniform Industrial Corporation manufactures USWD's POS-50(R) product. Wellex Corporation, a Fremont, California based manufacturer, builds the TRANZ Enabler product line. Finite Technologies of Pueblo, Colorado manufacturers the POS-500 CDPD-based terminal, and Z-Com manufactures the USWD500 CDPD modem that will be integrated into various terminal platforms as well as all of USWD's CDPD product lines.

Equipment Deployment and Servicing

     USWD outsources its deployment services to a third party that specializes in credit card terminal deployment and management services. In January 1998, USWD entered into an agreement with TASQ Technology, Inc., of Rocklin, California ("TASQ"), to provide equipment repair, deployment, call tag management, encryption services, inventory management services, product sales (including equipment, accessories and supplies), leasing, rentals, customer support and other related services on an as-requested basis to merchants using USWD's wireless solutions. Under this agreement, USWD pays TASQ fees for the various products provided and services rendered by TASQ to USWD's customers, on a 30-day billed basis. TASQ charges inventory storage and handling fees for equipment, accessories and supplies purchased from persons other than TASQ. The agreement is for an initial term of twelve months from January 26, 1998, and renews for successive terms of the same duration unless either party provides written notice of termination at least 3 months prior to the end of a term.

     USWD believes that this relationship will ultimately result in savings to USWD over what it would cost to provide these services by its own personnel. In addition, TASQ has a reputation for highly efficient, quality service in the industry and USWD hopes that this relationship will insure a high level of satisfaction in USWD's customers.

Customers
---------

     With respect to POS-50(R) sales, Cardservice International continues to be USWD's single largest customer. Cardservice International is a large merchant acquirer with over 2,200 sales representatives, and distributes the POS-50 product through its sales channels.

     During fiscal 1998, sales of USWD's CDPD-based products and recurring revenue earned from credit card processing services represent the largest source of revenue. The TRANZ Enabler and POS-500 products were sold or deployed to merchants through the distribution organizations of the respective CDPD carriers and USWD's own direct sales force.

Patents, Trademarks and Other Proprietary Protection
----------------------------------------------------

Patents

     USWD was granted a design patent on certain aspects of the POS-50(R) product in June 1994. USWD expects to file additional patents as it determines appropriate.

     USWD received a design patent on the TRANZ Enabler housing in April 1999.

Trademarks

     USWD's name and POS-50(R) are registered trademarks of USWD. USWD has recently filed for a service mark on "Wireless Express Payment ServiceSM".

Other Proprietary Protection

     Proprietary technology involved in the primary components of USWD's products, including the cellular and CDPD transceiver and printer, is owned or licensed by the respective component supplier. USWD does claim proprietary rights with respect to the integration and use in USWD's products. USWD also claims proprietary rights on certain aspects of its application software as it relates to CDPD point-of-sale functionality and diagnostic features.

     USWD jointly developed a CDPD modem with a Taiwan-based technology company. Under the terms of the agreement, USWD owns at least 50% of the intellectual property rights in the USWD500 modem. USWD also has worldwide rights for its use within the electronic payments industry.

     USWD has developed a proprietary Internet-based interface to its Wireless Express Payment Server, which performs various functions related to the Wireless Express Payment ServiceSM. USWD is seeking intellectual property protection on this software and its functional operation characteristics.

     USWD may pursue additional intellectual property protection on its hardware and software products as appropriate and resources are available.

Competition
-----------

     Currently, USWD believes it has no direct POS-50(R) competitor that is manufacturing an integrated, battery powered circuit-switched cellular-based terminal and printer product. However, the Company has identified several non-integrated cellular based solutions that compete with the POS-50(R), but are not as elegant or functional. These non-integrated solutions range from a few hundred dollars to a few thousand dollars depending upon the distribution channels and the type and number of components.

     USWD has identified a limited number of hardware competitors that have or are attempting development of CDPD-based terminals. Hypercom, a Phoenix-based terminal manufacturer, is currently marketing a CDPD-based terminal product. USWD perceives this product as direct hardware competition to the POS-500; however, USWD intends to encourage Hypercom and all of the major terminal manufacturers to integrate the USWD500 CDPD modem in a rich set of terminal devices. This strategy is being implemented in order to increase market awareness and overall demand for wireless terminal devices that can compliment USWD's Wireless Express Payment Service(SM).

     USWD perceives the current transport providers of dial-up transaction services as potential competitors. One company, for example, is offering wireless transport services to several of the card processors. USWD believes, however, that it can favorably compete by providing a technologically superior service with proprietary protocols and value added wireless services.

     In summary, USWD currently has no single competitor that provides the end-to-end systems approach to the wireless transaction processing industry. USWD does expect competition to appear if it is able to demonstrate its ability to build market share and acceptance.

Government Regulation
---------------------

     The POS-50(R), POS-500 and TRANZ Enabler use cellular RF channels in the 800-900 megahertz bandwidth and are subject to regulation by the FCC for both cellular transmission and unintentional interference radiation. The products incorporate either a circuit-switched cellular or CDPD transceiver manufactured by suppliers that comply with the appropriate FCC requirements and have been issued a FCC identification number.

     USWD has received confirmation from the FCC that the POS-50(R) terminal product does not require FCC approval for sales of the terminal in the U.S. marketplace.

     The POS-50(R), POS-500 and TRANZ Enabler have passed all known UL and CSA requirements in testing conducted at an independent certified test site.

     In February 1999 USWD received regulatory approval from the FCC on its new high-speed packet data wireless modem. The USWD500 wireless modem was specifically designed for the electronic payment industry and easy integration into point-of-sale terminals, PC-based systems and ATM machines. It incorporates proprietary features that improve the performance and reliability of wireless credit, debit and ATM transactions.

     Most foreign countries accept United States federal regulatory approval for purposes of permitting commercial sales of electronic products; however, specific regulatory approval of the product may be required in some countries and could become an obstacle to sales of the product in such areas.

Research and Development
------------------------

     Substantial portions of USWD's early activities were involved in the engineering and development of the initial POS-50(R) terminal product. USWD completed the development of the POS-50(R) in early 1993. During the last three fiscal years, efforts have been directed almost exclusively on CDPD based products. In fiscal 1998 and 1997, USWD spent approximately $295,000 and $406,000 respectively, on research and product development activities. Through the third fiscal quarter of 1999, USWD spent $363,000 on such activities.

     USWD currently employs four people who are engaged in research and development. Current efforts are focused on developing new CDPD-based products, product integration with strategic partners, cost reduction, product efficiency and reliability, customization and software development. USWD expects to add personnel to its R&D staff in the first quarter of fiscal 2000 to facilitate new product and application software development, including the development of new server technology. It is anticipated that USWD will spend approximately $475,000 on research and development during fiscal 1999, based on present staffing levels and projects currently under way.

Employees
---------

     With the implementation of the new distribution strategy adopted in the latter part of the first quarter of fiscal 1999 USWD has taken steps to reduce spending. With the new focus on distribution through large merchant acquirers, USWD has reduced personnel from 60 at June 30, 1998, to 25 as of April 30, 1999, with most of the reduction occurring in the direct sales force. USWD presently has 3 executive officers. See "Management."

Seasonal Variation of Business
------------------------------

     USWD's merchant acquiring and transaction processing business is relatively immune to seasonal variations, although USWD expects that transaction processing revenue will reflect seasonal variations paralleling consumer spending patterns, generally increasing somewhat during the Christmas holiday season. However, the placement of point-of-sale terminals can be expected to be slower during that season as well, due to the reluctance of merchants to change processors during premier shopping seasons.

Backlog
-------

     As of March 31, 1999, there was no order backlog due to product unavailability.

     USWD's financial condition has limited it from obtaining traditional credit from its manufacturers and adequate capital will be required to assure an uninterrupted production of inventory as needed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Impact of Environmental Laws
----------------------------

     USWD does not believe that it is substantially affected by environmental laws and does not expect any material impact as a result of such laws.

Properties
----------

     USWD now occupies approximately 6,000 square feet of office and general-purpose space which serves as its corporate headquarters, in a building in Emeryville, California, a suburb adjacent to Oakland and San Francisco, California. USWD executed a five-year lease on this space in September 1997 at an initial rate of approximately $10,000 per month commencing October 1997, and subsequently raised due to relocation to Suite #800, to approximately $15,000 per month. Engineering functions remain at USWD's Palmer Lake, Colorado facility under a month-to-month lease of approximately $1400.

Legal Proceedings
-----------------

Settlement of Claims of Certain Noteholders

     In April 1998, USWD entered into an agreement with certain Noteholders under which USWD issued shares of Common Stock in settlement of a dispute concerning the character of shares to be issued on conversion of $135,000 face amount of notes. Terms of the settlement entitled the Noteholders to certain guarantee or put provisions related to the shares. The guarantee provision of the settlement agreement allows the former Noteholders to recover the difference between the guarantee price (which is $3.00 per share as to the shares that are still entitled to the guarantee) and the gross amount the Noteholder receives upon a sale of the shares. The guarantee is operative at any time during the one year period commencing on the date the shares became saleable under SEC Rule
144. USWD is obligated to pay the amount due within thirty days of receiving a demand, accompanied by documentation confirming the sale. Under the "put" provision of the settlement agreement, the former Noteholders will have a five day period commencing on the date one year from the date the shares become saleable under SEC Rule 144 during which the former Noteholders may "put" any shares remaining unsold by them at the time back to USWD. Upon exercise of the put, USWD must either (1) purchase the shares for the put price of $3.00 per share, or (2) require the shareholder to sell the shares into the market, with USWD making up the difference between the put price and the gross amount received by the shareholder upon such sale, within 15 days after receipt of written notice and documentation confirming the sale. The shares originally issued upon conversion of the notes and the additional shares resulting from the settlement are reflected as Redeemable Common Stock on USWD's balance sheet. The originally issued shares are reflected at their conversion value adjusted for the value attributable to the guarantee and "put" provisions. In the event redemption of such shares becomes probable and the actual redemption amount is in excess of the carrying amount, such excess amount will be recorded as litigation settlement expense. The additional shares are reflected at their redemption value. As of March 31, 1999, there were up to approximately 128,000 shares subject to the guarantee and "put" provision, with a carrying value of $232,000, outstanding, which have a maximum redemption value of approximately $384,000 prior to any reduction for amounts the holder may receive upon the sale of such shares. On April 29, 1999, certain Noteholders having approximately 83,500 shares, agreed to waive their guarantee and "put" rights in return for the issuance of 200,000 restricted shares of USWD's Common Stock. Entry of a final agreement with these Noteholders is subject to USWD's receipt of proper documentation showing the shares owned by these Noteholders are eligible under the guarantee and put agreements.

Available Information
---------------------

     USWD has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with any amendments and exhibits to the Registration Statement) under the Securities Act of 1933, as amended with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all the information that is in the Registration Statement as part of that information has been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement, including the exhibits filed as a part of it. Statements made in this Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, which the reader should examine. See "Documents Filed as Exhibits, below"

     The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act files periodic reports and other information with the SEC. The Registration Statement, including exhibits, as well as the other reports, proxy statements and information filed by USWD may be inspected, without charge, and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of copy costs. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Registration Statement, periodic reports, proxy and information statements and other information are also filed electronically by USWD with the SEC and are available on the SEC's World Wide Web site at http://www.sec.gov.

Documents Filed as Exhibits
---------------------------

         References made in this Prospectus to material contracts, agreements or other documents are summaries only and are qualified in their entirety by reference to the complete copy of the document which is filed as an Exhibit to the Registration Statement, of which this Prospectus is but a part. Copies of such documents can be obtained from the SEC or from USWD by a written request addressed to the attention of the Corporate Secretary.


                                   MANAGEMENT

Directors and Executive Officers
--------------------------------

The following table contains certain information with respect to the directors and executive officers of USWD.

Name                   Age      Principal Occupation             Director Since
----                   ---      --------------------             --------------

Dean M. Leavitt        39       CEO & Chairman of                May 1999
                                  USWD

Rod L. Stambaugh       39       President of USWD                August 1991

Chester N. Winter      67       General Partner of Colorado      February 1994
                                 Incubator Fund, L.P.

Alvin C. Rice          74       Vice Chairman of Merchant's      June 1998
                                 Group International, Inc

     Dean M.  Leavitt.  Mr.  Leavitt  became  the Chief  Executive  Officer  and
Chairman of USWD on May 3, 1999. Prior to joining USWD, Mr. Leavitt was President of US Data Capture, Inc., which is headquartered in Greenwich, Connecticut. US Data Capture is a "boutique" credit card processing company which Mr. Leavitt founded in 1990. US Data Capture specialized in formulating and implementing sophisticated credit card acceptance applications for such clients as hospitals, universities, municipalities, publishing houses, kiosk sellers, direct marketers, professional sports teams and sporting events, transportation companies and internet-based sales organizations. Prior to founding US Data Capture, Mr. Leavitt served as Senior Vice President and Director of Finance at Rosenschein Properties, a real estate development company, Senior Vice President of Finance at Kellogg Properties, a real estate acquisitions and development firm and Director of Equity Private Placements at Sybedon Corporation, an investment banking firm that served the real estate community. Mr. Leavitt holds a Bachelor of Arts degree in economics and psychology from Emory University in Atlanta, Georgia.

     Rod L. Stambaugh. Mr. Stambaugh served as Chief Executive Officer of USWD from October 1996 until August 1997, when he became President. He was Vice President in charge of marketing and business development for USWD from 1991 through October 1996. Mr. Stambaugh was also the Corporate Secretary from September 1995 until October 1996. Mr. Stambaugh is one of the founders of USWD. Mr. Stambaugh served on USWD's Board of Directors from July 1991 through October 1994, rejoining the Board as Chairman in July 1995. Mr. Stambaugh graduated from Baker University in 1982 with a B.S. degree in Psychology, and a minor in Business Administration.

     Chester N. Winter. Mr. Winter is a general partner of Colorado Incubator Fund, L.P., a venture capital fund which invests in early stage high technology enterprises including software, materials, medical and bio-technology; a position he has held since 1991. Since March 1993 he has also been Vice President of Paradigm Partners, LLC, a consulting company. From February 1994 until September 1995 he served as Chairman of Highland Energy, Inc., a subsidiary of Eastern Utility Associates. He holds B.A. and M.S. degrees in Economics from the University of Colorado and has completed the Owner/President Management Program at Harvard University Graduate School of Business.

     Alvin C. Rice. Mr. Rice is currently employed as Vice Chairman of Merchant's Group International, Inc., a private merchant bank located in San Francisco, California, which he joined on June 1, 1999. Prior to June 1, 1999, and since June 1, 1998, Mr. Rice was affiliated with entrenet Group, LLC, as a senior associate. He became a director of USWD on June 1, 1998. His career in banking, investment banking and commercial business management has spanned over 40 years. He served as Chairman of California Bancorp Systems, Inc. from January 1994 until December 1997 and as Chairman of the First National Bank of Marin from 1989 until December 1993. Mr. Rice has also served as a Director of Memorex Corporation, Fairchild Camera & Instrument Co., and the Montreal Trust Company. He is a cum laude graduate Phi Beta Kappa graduate of Stanford University from which he received a B.A. degree. He attended the Graduate School of Banking at the University of Wisconsin and Harvard's Advanced Management Program.

Board of Directors and Committees
---------------------------------

     USWD has an audit committee, which consisted of Mr. Winter and two former directors who resigned in May 1999, Messrs. Richard Barton and Caesar Berger. The audit committee recommends engagement of USWD's independent accountants, approves services performed by such accountants, and reviews and evaluates USWD's accounting system of internal controls. The audit committee did not meet during fiscal year 1998; however, these issues were discussed by the full board. The Board of Directors plans to appoint a new committee in the near term. USWD does not have standing nominating or compensation committees. The Board as a whole performs the functions that these committees would perform.

     During fiscal year 1998, the Board of Directors held nine meetings and acted ten times by consent without a meeting. All directors attended more than 75% of the aggregate number of meetings of the Board.

Other Significant Executive Officers
------------------------------------

Other significant executive officers of USWD who are not also directors are:

Name                  Age       Position with USWD               Officer Since
----                  ---       ------------------               -------------

Robert E. Robichaud   46        Chief Financial and Accounting   September 1997
                                  Officer, Treasurer and
                                  Secretary

Business Experience of Significant Executive Officers

     Robert E. Robichaud. Since 1985 Mr. Robichaud has held several key financial management positions at Triad Systems Corp. including Director of Financial Planning and Analysis and most recently, Director of Finance. Triad Systems is a provider of software, hardware and information management solutions which recorded 1997 revenues in excess of $175 million. Triad Systems was a NASDAQ listed company and was acquired by Cooperative Computing Inc. on February 27, 1997. Mr. Robichaud received a Bachelors Degree in Economics from Fairfield University in 1976 and M.B.A. from Rutgers Graduate School of Business in 1978.

Executive Compensation
----------------------

The following table shows all the compensation paid by USWD to its Chief Executive Officer (the "Named Executive Officer") and certain other officers during the fiscal years ended June 30, 1997 and 1998. Mr. Stambaugh, USWD's CEO at June 30, 1997, did not serve as CEO for USWD during the fiscal year ended June 30, 1996.

                                             Summary Compensation Table

                                       Annual Compensation                 Long Term Compensation
=================================================================================================================

   Name and Principal       Fiscal      Salary      Bonus       Other      Restricted   Securities     All Other
        Position             Year        ($)         ($)        Annual       Stock      Underlying     Compensa-
                                                               Compen-       Awards     Options (#)     tion ($)
                                                              sation ($)      ($)           (5)
==================================================================================================================
Rod L. Stambaugh,            1998      $113,333    $34,750       (4)          $-0-          -0-           $-0-
President (1)(3)
                             1997      $ 79,881      $-0-        (4)          $-0-          -0-           $-0-

Evon A. Kelly,               1998     $ 131,250      $-0-        (4)          $-0-        600,000         $-0-
Chief Executive Officer
(2)

Robert E. Robichaud,         1998      $101,756    $10,417       (4)          $-0-        50,000          $-0-
Chief Financial and
Accounting Officer (3)

==================================================================================================================

(1) Mr. Stambaugh served as CEO from October 1996 until August 1997 when Mr. Kelly commenced service as CEO.
(2) Mr. Kelly commenced service to USWD as of August 1997 and resigned as CEO and Chairman in August 1998. He continues to serve as an employee of USWD under an employment agreement with USWD.
(3) Mr. Robichaud commenced service as of September 1997. The bonus amounts include $25,000 for Mr. Stambaugh and $10,000 for Mr. Robichaud which were accrued but not paid during the year ended June 30, 1998.
(4) No amounts are shown under "Other", as the aggregate incremental cost to USWD of personal benefits provided to the executive officer did not exceed 10% of his annual salary and bonus during the year.
(5) All options were granted under the 1992 Stock Option Plan, except those issued to Mr. Kelly, which are outside the Plan.

Option Grants in Fiscal Year Ending June 30, 1998

As reflected in the following table, reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any existing stock options owned by the Named Executive Officer and the year-end price of USWD's Common Stock.

                                  Aggregated Option Exercises in Last Fiscal Year
                                          and Fiscal Year-End Option Values

====================================================================================================================
          Name                Shares            Value          Number of Securities               Value of
                            Acquired on     Realized ($)      Underlying Unexercised        Unexercised In-the-
                           Exercise (#)          (1)           Options at FY-End (#)          Money Options at
                                                                  Vested/Unvested                FY-End ($)
                                                                                          Vested/Unexercisable(2)
====================================================================================================================
Rod L. Stambaugh              150,000         $672,750                5,000/0                    $22,800/$0
Evon A. Kelly                                                   240,000/252,000(3)            885,600/929,880
Robert E. Robichaud                                                18,500/31,500               13,690/23,310
====================================================================================================================

(1) Market value on the average traded price of the underlying shares of USWD's Common Stock on the date of exercise less the exercise price.
(2) Represents the difference between $4.69, the average market price of USWD's Common Stock at fiscal year end, and the exercise price.
(3) Per Mr. Kelly's employment agreement, a maximum of 492,000 of the 600,000 shares may become exercisable through the end of his one-year employment term.

Director Compensation

     Directors who are not employees of USWD receive an annual stock option to purchase 20,000 shares of USWD's Common Stock. The grant is made pursuant to USWD's 1992 Stock Option Plan as of each director's anniversary date, with an exercise price equal to the market value of the underlying stock as of the date of grant. Options vest 25% on each six-month anniversary following the date of grant. This is the only regular arrangement for compensation of directors. A total of 80,000 stock options were granted to four non-employee directors during the fiscal year ended June 30, 1998.

     On November 23, 1998, USWD's outside directors were each granted 50,000 stock options exercisable at $2.563 per share for services rendered to USWD. The options will vest over a period of 36 months, assuming the director remains a director of USWD through the vesting period.

Other Executive Compensation Paid During Fiscal 1999

     Mr. Roger L. Peirce served as USWD's CEO from August 17, 1998 through March 19, 1999 pursuant to an employment agreement with USWD. He was paid salary at the rate of $75,000 per year. He received a total of $44,000 in compensation during his tenure with USWD. On August 21, 1998, USWD granted options to Mr. Peirce to purchase 1,000,000 shares of USWD's Common Stock at $3.438 per share, the estimated fair market value at date of grant. In November 1998, USWD and Mr. Peirce agreed to cancel the original 1,000,000 share option and USWD granted Mr. Peirce an option to purchase 1,300,000 shares of USWD's Common Stock, exercisable at $2.563 per share, the estimated fair market value of the grant, for ten years from November 23, 1998. Options to purchase 39,016 shares were granted as incentive stock options under USWD's 1992 Stock Option Plan ("the Plan") and those options will be subject to all of the terms and conditions of incentive stock options issued under the Plan. The balance of the options were issued outside the Plan as "non-qualified options." They have the same exercise terms as the incentive options issued under the Plan but expire on the earlier of September 1, 2002 or one year from the date Mr. Peirce ceases to serve USWD in any capacity, including as an employee, officer, director or consultant. All of the options vested immediately upon issuance but are subject to USWD's right to repurchase the shares at the price Mr. Peirce paid for them. USWD's right to repurchase the shares expires over a 48 month period at the rate of 2.08% of the shares per month. The repurchase rights of USWD terminate completely (thereby vesting Mr. Peirce's right in and to 100% of the shares) in the event of a change in control of USWD. As of March 19, 1999, the date Mr. Peirce left USWD, a total of 189,583 of the options were totally vested in him, and thus beyond USWD's right of repurchase. Mr. Peirce has also been granted the option to purchase up to 200,000 shares of Common Stock owned by Mr. John M. Liviakis, a significant shareholder of USWD. Those options are subject to the same terms and conditions as the non-qualified stock options issued by USWD as of August 21, 1998. See also " Current Employment Agreements and Change In Control Provisions Applicable to Executive Officers and Directors, below."

Current Employment Agreements and Change In Control
Provisions Applicable To Executive Officers and Directors

     Dean M. Leavitt. USWD has an employment agreement with Dean M. Leavitt to act as USWD's CEO and Chairman of the Board. The agreement was effective as of May 3, 1999 and has a basic term of two years, subject to automatic renewal for one year terms if not terminated by either party at least one month prior to the end of each term. Mr. Leavitt is to receive salary at the rate of $130,000 per year during the first 90 days of the agreement and $200,000 per year thereafter, plus reimbursement of certain customary business expenses. If Mr. Leavitt is terminated without "cause" or determines to leave for "good reason" (as these terms are defined in the agreement), Mr. Leavitt is entitled to severance pay for one year, payable at regular pay intervals, at a rate of his base salary at the time of termination for any part of the severance period falling within the initial two-year term or any extension term, and at a negotiated rate for any payments due after such term, but no less than 50% of his base salary at the time of termination. USWD has also agreed to issue warrants to Mr. Leavitt to purchase up to 5,375,000 shares of USWD's Common Stock. Half of the warrants, or 2,687,500, are priced at $.875 per share, the exercise price being the estimated fair market value of the underlying stock at May 3, 1999, the date of grant, and vest 10% upon grant with the balance vesting over the following 12 months. The second 2,687,500 warrants have an exercise price of $3.00 per share and vest 50% one year following the grant date with the remaining balance vesting over the following six months. All warrants held by Mr. Leavitt immediately prior to termination of employment within six months of a "change of control" or upon a termination by USWD without "cause" or by Mr. Leavitt for "good reason" become immediately vested and exercisable. A "change of control" is defined as (a) any consolidation or merger of USWD in which USWD is not the continuing or surviving corporation or pursuant to which shares of USWD's capital stock are converted into cash, securities or other property other than a consolidation or merger of USWD in which the holders of USWD's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving corporation, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of USWD; or (b) more than 75% of the Board of Directors of USWD (including Mr. Leavitt) is replaced with new directors, except that this shall not apply to any new Directors sponsored by Executive or voted in favor of by Executive in constituting a slate of directors otherwise. Mr. Leavitt has also entered into an indemnification agreement with USWD pursuant to which USWD has agreed to provide the broadest possible indemnification that is available under Colorado law.

     Rod L. Stambaugh. USWD has an arrangement under which it pays Rod L. Stambaugh, its President, $130,000 per year. Mr. Stambaugh may also be granted bonus compensation and/or stock options as approved by the Board of Directors from time to time. It is anticipated that Mr. Stambaugh will be entitled to participate in any performance-based bonus plan approved by the Board of Directors. In November 1998, Mr. Stambaugh was granted options to purchase 100,000 shares of Common Stock at $2.563 per share, with four-year vesting schedule of 25% per year. Mr. Stambaugh was granted non-qualified options to purchase an additional 600,000 shares of Common Stock exercisable at $0.813 per share on May 13, 1999, which vest at the rate of 50% upon grant with the balance vesting over the following 12 months.

     Evon A. Kelly. USWD presently has an employment agreement with Evon A. Kelly, its former CEO, pursuant to which Mr. Kelly receives $150,000 in cash compensation per year. The agreement has a basic term of one year and expires on August 20, 1999. Mr. Kelly has also been granted a non-qualified stock option to purchase up to 600,000 shares of USWD's Common Stock at $1.00 per share, exercisable as to 10% as of the date of grant (August 4, 1997) and vesting at the rate of 3% per month thereafter so long as Mr. Kelly remains in the employ of USWD. All options must be exercised within 10 years of the date of grant. All options immediately vest and become exercisable upon a change in control of USWD. USWD has agreed to indemnify Mr. Kelly for a portion of the tax liability differential between non-qualified stock option and incentive stock option tax treatment, when and if he should exercise his options and dispose of the shares. USWD has also agreed to register the shares underlying Mr. Kelly's option with the SEC on a Form S-8 registration statement as soon as practicable.

     Other Executive Officers. USWD also has an employment arrangement with Robert E. Robichaud, its Chief Financial Officer. Mr. Robichaud receives a salary of $125,000 per year and received a bonus of $10,417 for fiscal year 1998. Mr. Robichaud may also be entitled to an annual bonus of up to $25,000. Mr. Robichaud is entitled to severance of one year's salary if he is terminated without cause. Mr. Robichaud was granted options to purchase up to 50,000 shares of Common Stock at $3.95 per share under USWD's 1992 Stock Option Plan, with a vesting schedule of 10% as of his date of hire (September 5, 1997) and 3% per month thereafter. In November 1998, Mr. Robichaud was granted additional options to purchase 50,000 shares of Common Stock at $2.563 per share, with a four-year vesting schedule of 25% per year. Pursuant to the Amended 1992 Stock Option Plan, all options granted to employees immediately vest and become exercisable upon a merger, acquisition, sale of all assets or other change in control of USWD. Mr. Robichaud was granted non-qualified options to purchase an additional 250,000 shares of Common Stock exercisable at $0.813 per share on May 13, 1999, which vest at the rate of 50% upon grant with the balance vesting over the following 12 months.

Proposed Executive Bonus Plan

     Management of USWD is in the process of formulating a performance-based bonus plan for USWD's executive officers and key personnel, which may include provisions for cash bonus compensation as well as stock based compensation under USWD's 1992 Stock Option Plan or otherwise. Other than certain contingent bonus compensation that has been offered to certain executive officers of USWD as described above, and which is subject to adoption of criteria by the Board of Directors, the Board has not yet approved the parameters of such a bonus plan.

1992 Stock Option Plan

     General. USWD's Amended 1992 Stock Option Plan (the "Plan") was adopted for the purpose of granting employees, directors and consultants of USWD options to purchase Common Stock so that they may have the opportunity to participate in the growth of USWD and to provide these people with an increased incentive to promote the interests of USWD.

     Administration of the Plan. The Plan is administered by at least two disinterested members of the Board of Directors (the "Board") or the Board itself. The Board may from time to time adopt rules and regulations, as it deems advisable for the administration of the Plan, and may alter, amend or rescind any such rules and regulations in its discretion. The Board has the power to interpret, amend or discontinue the Plan.

     Grant of Options. Options may be granted under the Plan for a total of 2,680,000 shares of Common Stock. The Board of Directors increased the number of shares underlying options available to the Plan to 2,680,000 from 880,000 on August 6, 1997. This amendment was approved by shareholders at the Annual Meeting of Shareholders held February 6, 1998. Additional grants of options may be made only to employees, directors and consultants of USWD and any parent or subsidiary. The Board determines the terms of options granted under the Plan, including the type of option (which can be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option), the exercise price, the number of shares subject to the option, and the exercisability thereof. The Board also determines, at the time of grant, the period during which the option will be exercisable, subject to the limitations of the Plan. Unless otherwise provided at the time of grant, options to employees vest 10% at the time of grant and 3% per month thereafter. An option to purchase 20,000 shares at fair market value is automatically issued under the Plan to each non-employee director as of the director's anniversary date. Options granted to non-employee directors' vest 25% at each six-month anniversary thereafter. Information regarding options presently outstanding under the Plan is set forth below.

     Terms and Conditions of Options. The Board may impose on an option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan. The exercise price of any stock option granted under the Plan must not be less than 100% of the fair market value of a share of Common Stock on the date of grant, except that as to an optionee who at the time an incentive stock option is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of USWD, the exercise price of such incentive stock option must be at least equal to 110% of the fair market value of the shares as of the date prior to the date of the grant. In addition, no incentive stock option can be granted to any employee where the aggregate fair market value of the shares (determined at the date of such option grant) for which such incentive stock options are exercisable for the first time in any calendar year exceeds $100,000. In connection with a merger, sale of all of USWD's assets, or other transaction which results in the replacement of USWD's Common Stock with the stock of another corporation, all granted options
(including unvested options) become exercisable immediately prior to the consummation of the transaction, unless other provisions are made with respect to those options.

     Exercise of Options. An optionee may exercise less than the entire vested portion of an option, in which case such unexercised, vested portion shall continue to remain exercisable, subject to the terms of the Plan, until the option terminates. Vested options must be exercised within three months of an optionee's termination of employment with USWD.

Federal Income Tax Consequences Applicable to Options Granted Under the Plan
----------------------------------------------------------------------------

     Incentive Stock Options. USWD anticipates that all options granted under the Plan and treated by USWD as "incentive stock options," that is, a stock option described in Section 422 of the Code, will have the following anticipated (but not guaranteed) federal income tax consequences, among others: the optionee will recognize no income at the time of grant; upon exercise of the incentive stock option, no income will result to any party; if there is no disposition of the shares until a date that is both (i) two years from the grant of an incentive stock option and (ii) one year from its exercise, no amount will be ordinary income and, upon disposition in a taxable transaction, the employee will receive long-term capital gain or loss treatment equal to the difference between the amount realized and the option price; any gain realized upon a disposition other than as set forth above may result in ordinary income tax treatment to the optionee; generally, USWD receives no deduction in connection with the transaction; and, certain optionees may incur alternative minimum tax treatment under the Code upon exercise of an incentive stock option.

     Non-qualified Stock Options. USWD anticipates that all non-qualified stock options granted under the Plan will have the following anticipated (but not guaranteed) federal income tax consequences, among others: the optionee will recognize no income at the time of grant; upon exercise of the non-qualified stock option, the individual to whom the option is granted should be deemed to receive ordinary income at the time of exercise equal to the excess, if any, of the fair market value of the acquired shares at such time over the option price for such shares; if the shares acquired upon the exercise of a non-qualified stock option are disposed of in a taxable transaction, the individual disposing of such shares will have a realized and recognized capital gain or loss equal to the difference, if any, between the amount realized and the adjusted basis of such shares to the holder; such gain or loss will be long-term or short-term depending on whether or not such shares are held for longer than six months; and, the adjusted basis usually (but not always) will include the option price plus any ordinary income described above with respect to such shares.

Form S-8 Registration of Shares of Common Stock
Issuable Pursuant to Options Under the Plan or Otherwise
--------------------------------------------------------

     USWD registered 880,000 shares of Common Stock underlying options issuable under the Plan with the United States Securities and Exchange Commission (the "SEC") under a Form S-8 Registration Statement that was effective as of September 1995. USWD intends to file another registration statement on Form S-8 in the near future to register the additional shares issuable pursuant to the exercise of options that have been or may be issued under the Plan.

     In addition, USWD intends to register on Form S-8 the shares underlining option grants issued outside the Plan covering 1,189,583 shares of Common Stock for Mr. Roger Peirce, 492,000 shares of Common Stock for Mr. Evon Kelly, 600,000 shares for Mr. Rod Stambaugh and 250,000 shares for Mr. Robert E. Robichaud.

Options Presently Outstanding Under the Plan
--------------------------------------------

     As of April 30, 1999 there were a total of 1,690,281 options outstanding under the Plan, 542,700 of which were vested at that date. Of the total options outstanding at April 30, 1999, 417,781 were held by directors (two of whom are also officers of USWD), 177,781 of which were vested, 100,000 were held by other executive officers, 36,500 of which were vested, and 1,172,500 were held by employees or consultants of USWD, 328,419 of which were vested. The weighted average per share exercise price of all options outstanding under the Plan as of April 30, 1999, was $2.90.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table contains certain information regarding the beneficial ownership of USWD's Common Stock as of April 30,1999, by (i) each Director, (ii) the Named Executive Officer and the current Chief Executive Officer, (iii) all persons, including groups, known to USWD to own beneficially more than five percent (5%) of the outstanding Common Stock of USWD, and (iv) all executive officers and directors as a group. A person (or group) is deemed to be a beneficial owner of Common Stock that can be acquired by such person or group within 60 days from April 30, 1999 upon the exercise of warrants, options or other rights exercisable for, or convertible into, Common Stock. As of April 30, 1999, there were a total of 14,397,112 shares of Common Stock.

         Except as otherwise indicated, the address of each of the following persons is c/o U.S. Wireless Data, Inc., 2200 Powell Street, Suite 800, Emeryville, CA 94608.

                                 Certain Holders of Common Stock

                                                                            Shares of Common Stock
                                                                            Beneficially Owned (1)
                                                                            ----------------------
                                                                            Number         Percent
                                                                              of             Of
Name of Beneficial Owner                                                    Shares          Class
------------------------                                                    ------          -----
Rod L. Stambaugh.....................................................        683,500 (2)       4.6%
Richard S. Barton....................................................         30,500 (3)         *%
Caesar Berger........................................................         45,500 (4)         *%
Chester N. Winter....................................................        120,781 (5)         *%
Alvin C. Rice........................................................         20,500 (6)         *%
Dean M. Leavitt......................................................        470,313 (7)       3.2%
Robert E. Robichaud..................................................        171,917 (8)       1.2%
John M. Liviakis.....................................................      6,310,381 (9)      37.7%
  2420 "K" Street, Suite 220
  Sacramento, CA 95816
Robert B. Prag.......................................................     1,422,599 (10)       9.9%
  2455 El Amigo Road
  Del Mar, CA 92014
RBB Bank Aktiengesellchaft...........................................     3,096,525 (11)      18.5%
  Burgring 16
  8010 Graz, Austria
All Directors and Executive Officers as a group (7 persons)..........     1,543,011 (12)       9.9%

(1) Except as specifically indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable, convertible or issuable within 60 days of April 30, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 330,000 shares, which Mr. Stambaugh has the right to acquire within 60 days of April 30, 1999, through the exercise of stock options.
(3) Includes 30,500 shares, which Mr. Barton has the right to acquir within 60 days of April 30, 1999, through the exercise of stock options. Mr. Barton resigned as a director on May 10, 1999.
(4) Includes 35,500 shares, which Mr. Berger has the right to acquire within 60 days of April 30, 1999, through the exercise of stock options. Mr. Berger resigned as a director on May 7, 1999.
(5) Includes 108,281 shares, which Mr. Winter has the right to acquire within 60 days of April 30, 1999, through the exercise of stock options.
(6) Includes 20,500 shares, which Mr. Rice has the right to acquire within 60 days of April 30, 1999, through the exercise of stock options.
(7) Includes 470,313 shares, which Mr. Leavitt has the right to acquire within 60 days of April 30, 1999, through the exercise of common stock purchase warrants.

                                       42

(8) Includes 171,917 shares, which Mr. Robichaud has the right to acquire within 60 days of April 30, 1999, through the exercise of stock options.
(9) The information shown is based upon Schedule 13D (Amendment No. 6) dated May 24, 1999 on behalf of Liviakis Financial Communications, Inc. ("LFC"), John M. Liviakis and Renee A. Liviakis and information known to USWD based on its consulting agreements with LFC and the number of shares issued for the conversion of debt (in the form of notes payable due LFC) to equity. John M. and Renee A. Liviakis are the owners of LFC. The number of shares shown includes a total of 3,966,500 shares of Common Stock owned by Mr. Liviakis as an individual, plus 442,500 shares of Common Stock issued to LFC pursuant to two consulting agreements between USWD and LFC effective as of July 25, 1997 and August 1,1998. Under the July 1997 agreement, USWD issued 225,000 shares to LFC. Under the August 1998 agreement, USWD issued 217,500 shares to LFC. Also included in the shares owned by Mr. Liviakis are 2,344,458 shares issuable upon conversion of $1,990,000 principal amount of debt (in the form of notes payable due LFC) to Common Stock pursuant to an agreement entered into as of March 19, 1999. See "Certain Relationships and Related Transactions - Transactions with Liviakis Financial Communications, Inc."
(10) Mr. Prag is a former executive officer of LFC. The number of shares shown includes a total of 1,422,599 shares of Common Stock owned by Mr. Prag as an individual. See "Certain Relationships and Related
          Transactions - Transactions with Liviakis Financial Communications, Inc."
(11) RBB Bank is the record owner, as agent for various of its clients, of the securities included in the table. Includes 713,708 shares held by RBB Bank on behalf of its clients, 478,723 shares issuable upon conversion of 270,000 shares of USWD's Series A Preferred Stock and 1,666,667 shares of Common Stock issuable upon the conversion of $1,000,000 of USWD's 6% Convertible Debentures due July 21, 2000, based on the Market Price (as defined in the instrument) and the applicable discount to Market Price as of May 30, 1999. The number shown also includes: 50,000 shares of Common Stock issuable to RBB Bank in conjunction with a bridge loan made in March 1999 (which had not been issued as of April 30, 1999); 50,000 shares of Common Stock underlying a Common Stock Purchase Warrant issued to RBB Bank in conjunction with the purchase of the 6% Convertible Debentures; 20,000 shares of Common Stock underlying a Common Stock Purchase Warrant issued as interest on a bridge loan; and 117,427 shares of Common Stock underlying Common Stock Purchase Warrants issued in conjunction with a partial redemption of Series A Preferred Stock, all of which are presently exercisable. The number shown does not include any shares issuable to RBB Bank pursuant to conversion of Series B Preferred Stock, which was not outstanding as of April 30, 1999. See "Certain Relationships and Related Transactions - Transactions with RBB Bank Aktiengesellschaft" and "Description of Securities."
(12) Includes all shares underlying options and warrants as described in footnotes (2) - (7) of this table.

                              CERTAIN TRANSACTIONS

Transaction with ADATOM, Inc.

         In fiscal 1998, USWD purchased office furniture and computer equipment in the approximate amount of $200,000 through ADATOM, Inc., a company owned by Richard S. Barton, who was a director of USWD at the time and until May 10, 1999. Mr. Barton is also an executive officer of ADATOM. ADATOM is in the business of selling furniture and computer equipment and USWD offered to purchase through ADATOM if it was able to meet quotes obtained by USWD from competing independent suppliers of the same furniture and equipment, which ADATOM was able to do. Management of USWD believes that the terms upon which it has purchased this office furniture and equipment from ADATOM are at least as favorable as it could have obtained from independent, unaffiliated parties.

Transactions with Cardservice International, Inc.

         Mr. Caesar Berger, a director of USWD until May 7, 1999, is also an officer of Cardservice International, Inc. ("CSI"). Mr. Roger Peirce, USWD's CEO and Chairman until March 19, 1999, is a non-voting member of the Board of Directors of CSI. CSI has been involved with USWD in what is primarily a customer vendor relationship for several years. CSI purchased approximately $178,000 and $698,000 in product from USWD in the fiscal years ended June 30, 1998, and 1997, respectively and has purchased approximately $423,000 in product from USWD through the nine months ended March 31, 1999.

         In conjunction with a $162,500 loan made by CSI to USWD in fiscal 1996, USWD became obligated to pay royalties to CSI on future non-CSI sales of POS-50(R) product built with the inventory purchased by CSI for USWD. The royalty is $150 per unit on the first 1,000 units and $100 per unit on any additional units. USWD accrued total royalties to CSI of approximately $23,000 since the inception of this agreement and through March 31, 1999, all of which have been paid.

         On September 30, 1998, USWD entered into a non-binding letter of intent with CSI to form a non-exclusive strategic partnership involving joint product and distribution initiatives. USWD and CSI are still negotiating the terms of an agreement to specify the terms and conditions of this partnership.

         The September 30, 1998 Letter of Intent also included a provision by which CSI indicated its interest in a possible $1,000,000 direct equity investment in USWD if the terms of a definitive agreement could be reached.
CSI, however, determined not to make this investment in USWD.

         The September 30, 1998 Letter of Intent also contemplated a direct equity investment in USWD by CSI's CEO and 50% owner, Mr. Chuck Burtzloff, personally. On October 28, 1998 USWD borrowed $500,000 from Mr. Burtzloff, issuing a promissory note that bore interest at 8% per annum and was payable in full on the earlier of the receipt by USWD of proceeds from a sale of USWD's Common Stock to Mr. Burtzloff or January 1, 1999. Mr. Burtzloff subsequently extended the due date for repayment of the loan to April 1, 1999. Effective as of March 19, 1999, Mr. Burtzloff agreed to convert the $500,000 principal and accrued interest of $15,000 owing to him by USWD into Common Stock at the rate of $.875 per share. This rate represented a 20% discount from the closing price of the Common Stock as of March 18, 1999. USWD will issue a total of 589,213 shares of its Common Stock to the Burtzloff Family Trust in satisfaction of this agreement. The shares are to be issued as restricted securities and will become eligible for sale under SEC Rule 144 one year after the original issuance dates of the promissory note. The shares do not have registration rights. As of June 23, 1999, these agreements had not been consummated. USWD expects that they will be completed by June 30, 1999.

         Management of USWD believes that the transactions described above between CSI, Mr. Burtzloff and USWD were on terms at least as favorable as could have been obtained from unaffiliated parties. All transactions with CSI were ratified by at least two independent directors.

Transactions with Liviakis Financial Communications, Inc. ("LFC") and Affiliates of LFC

         In July of 1997, USWD entered into a Consulting Agreement with Liviakis Financial Communications, Inc. ("LFC") pursuant to which LFC provided USWD with financial and business consulting and public and investor relations services. USWD paid Liviakis consulting fees of $10,000 in cash and issued 300,000 shares of its Common Stock over the one-year term of the Consulting Agreement. 75% of the shares were issued to LFC and 25% to Mr. Robert B. Prag, who was then an executive officer of LFC. USWD registered the 300,000 shares of Common Stock issuable to LFC and Mr. Prag in the Registration Statement declared effective as of August 7, 1998. Pursuant to the Consulting Agreement, USWD also agreed to pay LFC cash equal to 2.5% of the gross proceeds received in any direct financing located for USWD by LFC. In connection with the closing of the sale of $3,060,000 of 8% Convertible Debentures as of December 10, 1998, USWD paid LFC $76,500, and in conjunction with the closing of the sale of the $2,000,000 of 6% Convertible Subordinated Debentures Due July 21, 2000, USWD paid LFC $50,000.

         USWD also sold a total of 3,500,000 shares of Common Stock and warrants to purchase up to an additional 1,600,000 shares of Common Stock exercisable at $.01 per share (the "Liviakis Warrants") to two affiliates of LFC, Messrs. John
M. Liviakis and Robert B. Prag, in August 1997, for $500,000 in cash. This made Messrs. Liviakis and Prag significant shareholders of USWD. The Common Stock issued (and issuable pursuant to the Consulting Agreements and upon exercise of the Liviakis Warrants) to LFC and Messrs. Liviakis and Prag carries registration rights (which include the right to register any other shares of USWD which they may possess at the time of any registration in which they have a right to include shares), including a one-time demand registration right and unlimited "piggyback" registrations, with the costs to be borne by USWD. The registration rights expire at the earlier of three years from August 4, 1997 or at such time as all shares may be sold without restriction under SEC Rule 144. On May 12, 1998, 1,200,000 shares of Common Stock were issued to Mr. John Liviakis upon exercise of his Common Stock purchase warrants. On September 18, 1998, 400,000 shares of Common Stock were issued to Mr. Prag on exercise of his warrants. The shares of Common Stock that LFC and Messrs. Liviakis and Prag acquired by purchase, upon exercise of the Liviakis Warrants and under the July 1997 consulting agreement were included in the Registration Statement that became effective as of August 7, 1998. However, LFC and Messrs. Liviakis and Prag have agreed that they will not sell any of their shares in USWD prior to January 1, 2000.

         Since the LFC related financing transaction and the July 1997 LFC Consulting Agreement were entered into by USWD at approximately the same time, USWD treated these transactions as one transaction for accounting purposes. To properly ascribe a fair value to the July 1997 Consulting Agreement, USWD obtained an independent valuation of USWD's share price from an accredited valuation firm. Based on the fair market value of the Common Stock as determined by the valuation, the total of all shares issuable in the transactions, and the cash proceeds received, the Consulting Agreement was valued at $2,418,000, of which $2,272,000 was expensed in fiscal 1998. The consulting services were amortized on a straight-line basis over the term of the Consulting Agreement (one year) as an element of operating expense, within selling, general and administrative expense in the statement of operations, commencing with the July 25, 1997 effective date of the agreement.

         Pursuant to the agreement by which they purchased USWD's securities in August 1997, Messrs. Liviakis and Prag were granted the right to approve the appointment of a Chief Executive Officer, Chief Financial Officer and Vice President of Sales, which they have done. They also were given the right to approve the nominations of up to two non-employee directors. They approved the appointment of Richard S. Barton as a director of USWD. See, also, the paragraph below regarding the "New LFC Agreement."

         Between October 14 and November 30, 1997, USWD received several bridge loans from LFC in the total amount of $475,000, which bore interest at the rate of 9% per annum. USWD repaid LFC the amount due on these loans, with interest at the stated rate, from the proceeds of the sale of the 8% Convertible Debentures sold on December 10, 1997.

         On June 30, 1998, USWD and LFC agreed to extend their consulting relationship through the entry of a new consulting agreement covering the period from August 1, 1998 through March 15, 1999 (the "New LFC Agreement"). The terms of the New LFC Agreement are substantially the same as the original LFC Agreement (described above). For services rendered under the New LFC Agreement, LFC and Mr. Prag received 290,000 shares of Common Stock which was issued as a signing bonus upon execution of the New LFC Agreement, 75% to LFC and 25% to Mr. Prag. In conjunction with the entry of the New LFC Agreement LFC and Messrs. Liviakis and Prag agreed to a further lock-up of their USWD shares through February 1, 1999, even though certain of those shares were included in the Registration Statement which was effective as of August 7, 1998. . LFC and the principals of LFC subsequently agreed to extend their "lock-up" of Company shares through the end of calendar year 1999. The 290,000 shares issuable to LFC and Mr. Prag under the New LFC Agreement carry registration rights that are identical to those of the prior shares issued to them under their original subscription agreements and the Original LFC Agreement, although they agreed that the shares issuable under the New LFC Agreement were not to be included in the Registration Statement which was declared effective as of August 7, 1998. USWD is to bear the expenses of registering the shares. LFC is also entitled to a finder's fee of 2.5% of the gross proceeds of any financing that it introduces to USWD, although LFC agreed to waive that fee for USWD's recent Series B Preferred Stock placement. Under the New LFC Agreement, USWD also agreed to expand its Board of Directors to include two additional outside directors who are acceptable to LFC. The appointment of Messrs. Peirce and Russell was approved by LFC at the time of their appointments to the Board of Directors.

         In September 1998, USWD negotiated a partial redemption of 833,000 outstanding shares of its Series A Preferred Stock. USWD borrowed $1,300,000 from Liviakis Financial Communications, Inc. and used $1 million of those funds to redeem the Series A Preferred Stock, paying 120% of face value for the redemption. The note payable to LFC was due January 1, 1999 and bore interest at 8% per year. The note was secured by substantially all available assets of USWD.

         During the second fiscal quarter of 1999, USWD received two additional bridge loans from Liviakis Financial Communications, Inc. totaling $300,000, which bore interest at 8% per annum and were ultimately due April 1, 1999. In January and February, USWD received an additional $390,000 in bridge loans from LFC, again at 8% per annum and due April 1, 1999.

         Effective March 19, 1999, USWD and LFC agreed to convert all $1,990,000 of principal plus accrued interest of $61,000 owing to LFC under the 8% notes payable into Common Stock at the rate of $.875 per share. This rate represented a 20% discount from the closing price of the Common Stock as of March 18, 1999. 2,344,458 restricted shares are to be issued under this agreement. The shares are restricted securities and will become eligible for sale under SEC Rule 144 one year after the original issuance dates of the promissory notes. The shares do not have registration rights. As of June 23, 1999, these agreements had not been consummated. USWD expects that it will be completed by June 30, 1999.

         LFC has proposed that USWD enter into a new consulting agreement with it under which LFC would provide USWD with financial and business consulting and public and investor relations services on terms similar to those contained in previous consulting agreements between USWD and LFC. This would include compensation to LFC in the form of additional shares of USWD Common Stock. The USWD Board of Directors is currently considering this proposal.

         Management of USWD believes that the transactions with LFC and its affiliates described above were or will be on terms at least as favorable as could have been obtained from unaffiliated parties. All transactions with LFC and Messrs. Liviakis and Prag have been or will be ratified by at least two independent directors.

Transactions with RBB Bank Aktiengesellschaft

         RBB Bank Aktiengesellschaft ("RBB Bank") is the record owner, as agent for various of its clients, of 270,000 shares of USWD's Series A Preferred Stock, which it purchased in December of 1997. RBB Bank originally purchased as agent for its clients, $1,600,000 of 8% Convertible Subordinated Debentures Due December 31, 1999 (all of which converted to 1,600,000 shares of Series A Preferred Stock as of February 9, 1998) in an "arms-length" transaction, thereby making RBB Bank a significant shareholder of USWD. See "Description of Securities - Series A Preferred Stock."

         USWD and RBB Bank have engaged in various transactions over the last two years, as follows:

         As of March 12, 1998, USWD and Mr. Richard P. Draper and his assignee, Tillicombe International, LDC ("Tillicombe") entered into an agreement by which Mr. Draper and Tillicombe agreed to allow USWD to assign to third parties USWD's rights in a call option which USWD had on 367,684 shares of USWD's Common Stock owned by Tillicombe (the "Call Option") in return for payment to Tillicombe of $25,000 and the release of USWD's voting and option rights as to 30,000 shares which were also subject to the Call Option. USWD originally acquired the Call Option in October 1995, in conjunction with the dissolution of a subsidiary, Direct Data, Inc., which USWD had acquired in 1994, in which Mr. Draper was a principal shareholder. Between March 15 and June 15, 1998, USWD sold and assigned the Call Option on 250,000 shares to RBB Bank. RBB Bank purchased the Call Option in five increments of 50,000 share options each, and paid USWD 85% of the average last sale price of the underlying shares over the five days prior to the date of acquiring each Call Option, less the Call Option exercise price of $.25 per share. In each transaction, RBB Bank paid the acquisition price for the Call Option, as well as the exercise price to Tillicombe prior to taking delivery of the shares. USWD realized a total of approximately $997,000 from the sale of these Call Options to RBB Bank.

         Effective July 1, 1998, USWD borrowed $250,000 from RBB Bank and issued a promissory note which was payable in full on or before September 9, 1998. The loan was intended as a short-term bridge loan and was required to be repaid from the proceeds of any aggregate equity placements done by USWD which amounted to at least $1,000,000 (from which aggregate proceeds any additional bridge financings received between the date of the note and such equity financings were excluded). The note was secured by certain assets of USWD, including all accounts receivable (excluding certain receivables pledged or which may be pledged in connection with inventory financing), all inventory (excluding Tranz Enablers securing amounts owing to inventory financiers and certain specified inventory previously pledged to Omron Systems), all fixed assets and all deposit accounts and intangible assets of USWD. In connection with the issuance of the Note, USWD also granted RBB Bank a right of first refusal to fund any such additional bridge financings needed by USWD, to be exercised within one day of RBB Bank being notified of the terms of any such additional bridge financing. In conjunction with this loan, USWD also issued a Common Stock purchase warrant to RBB Bank to purchase 20,000 shares of Common Stock at $4.375 per share, exercisable through September 9, 2001. The warrant has antidilution provisions that protect the holders against dilution in the event of certain transactions. The warrant also has "piggyback" registration rights entitling the holders to have the underlying shares registered in any registration done by USWD, other than registrations on ineligible forms and the Registration Statement which was effective as of August 7, 1998. The expenses of such registrations (other than selling expenses) are to be borne by USWD. This loan was repaid from the proceeds of the sale of USWD's 6% Convertible Subordinated Debentures Due July 21, 2000. The shares underlying the warrant are included in this Registration. See "Security Ownership of Principal Shareholders and Management" and "Selling Security Holders."

         On July 22, 1998, RBB Bank purchased $1,000,000 of USWD's 6% Convertible Subordinated Debentures Due July 21, 2000, together with Common Stock Purchase Warrants exercisable to purchase 50,000 shares of Common Stock at $4.50 per share through July 21, 2001. Part of the proceeds obtained from this sale was used to repay the $250,000 borrowed from RBB Bank on July 1, 1998. The shares underlying the 6% Debentures and the warrants are included in this Registration. See "Security Ownership of Principal Shareholders and Management" and "Selling Security Holders."

         Effective September 17, 1998 USWD and RBB Bank agreed that USWD would redeem 440,583 shares of Series A Preferred Stock held by RBB Bank for $528,700. RBB Bank agreed to refrain from converting any additional shares of Series A Preferred Stock until at least October 15, 1998 after which time one-third of the Series A Preferred shares could be converted to Common Stock on each of October 15, November 15, and December 15, 1998, respectively. In conjunction with this transaction, USWD agreed to issue Common Stock purchase warrants exercisable to purchase that number of shares of Common Stock equal to five percent of the number of shares of Series A Preferred Stock held by the participating investor at the end of each one month period, exercisable at the current market price of the Common Stock at each issuance date (the "Series A Redemption Warrants"). USWD issued RBB Bank Series A Redemption Warrants to purchase: 46,485 shares exercisable at $2.40 per share through October 15, 2001; 35,471 shares exercisable at $3.36 per share through November 15, 2001; and 35,471 shares exercisable at $3.69 per share through December 15, 2001. USWD also agreed to increase the dividend rate from 4% to 8% on the balance of the unconverted Series A Preferred Stock and to file a new registration statement with the SEC by October 31, 1998, to register the shares underlying the Series A Redemption Warrants as well as additional shares issuable upon conversion of the Series A Preferred Stock beyond those included in the SB-2 Registration Statement declared effective August 7, 1998. That registration had included an insufficient number of shares to cover all conversions of Series A Preferred Stock because of a decline in the market price of USWD's Common Stock subsequent to effectiveness of that registration statement. USWD failed to file the required registration statement but has included the shares underlying the Series A Redemption Warrants in this registration. See "Description of Securities - Common Stock Purchase Warrants - Series A Preferred Redemption Warrants" and "Selling Security Holders."

         On March 12, 1999, USWD borrowed $250,000 from RBB Bank, entering into a Note and Common Stock Purchase Agreement. As part of the agreement, 50,000 shares of Common Stock and a $250,000 promissory note bearing interest at 10% due June 12, 1999 were issued to RBB Bank. Liviakis Financial Communications, Inc. agreed to guarantee the note. In connection with the issuance of the Note, USWD also granted RBB Bank a right of first refusal to fund any additional bridge financing needed by USWD, to be exercised within one day of RBB Bank being notified of the terms of any such additional bridge financing. The shares issued under this agreement are restricted securities, with USWD agreeing to include the shares in the Registration Statement to be filed for the 6% Convertible Debentures and other share issuances. The shares are included in this registration. See "Security Ownership of Principal Shareholders and Management" and "Selling Security Holders."

         The March 12, 1999 loan from RBB Bank was intended as a short-term bridge loan and was originally required to be repaid from the proceeds of any aggregate equity placements done by USWD which amounted to at least $1,000,000 in equity financing. In April 1999, in conjunction with the closing of the Series B Preferred Stock placement, RBB Bank agreed to waive the right to immediate repayment of the $250,000 owed to it. RBB Bank agreed to forebear initiating an action against USWD to collect the amount due until the earlier of receipt by USWD of funding in the aggregate of at least $2,500,000, or December 1, 1999.

         In May 1999, RBB Bank also agreed to accept a total of 227,353 shares of USWD's Series B Preferred Stock in lieu of penalties and interest owing through June 30, 1999 on $1,000,000 of USWD's 6% Debentures held by RBB Bank's clients, and to waive certain prior defaults on the 6% Debentures and the related registration rights agreement. RBB Bank also agreed not to declare the 6% Debentures in default for failure to pay interest or register the underlying shares of Common Stock unless and until the holders of the Series B Preferred Stock have the right to require USWD to redeem the Series B Preferred Stock. See "Security Ownership of Principal Shareholders and Management," "Description of Securities - `Series B Preferred Stock' and `6% Convertible Subordinated Debentures Due July 21, 2000'" and "Selling Security Holders."

         Management believes that the transactions with RBB Bank described above were on terms at least as favorable as could have been obtained from unaffiliated parties and all transactions with RBB Bank have been ratified by at least two independent directors.

                            DESCRIPTION OF SECURITIES

Shares Subject to Registration

         USWD is registering only shares of Common Stock in this registration. The discussion of the other outstanding securities of USWD is included to allow potential purchasers of USWD's Common Stock to assess the possible impact of USWD's other outstanding securities on ownership of USWD's Common Stock.

Authorized Capital

         The authorized capital stock of USWD consists of 40,000,000 shares of no par value common stock (the "Common Stock") and 15,000,000 shares of no par value preferred stock (the "Preferred Stock"). 4,000,000 shares of Preferred Stock have been designated as Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and 5,000,000 shares have been designated as Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock").

Common Stock

         The Common Stock has attributes typical of common stock. Each share has one vote on all matters submitted to shareholders and is entitled to participate pro rata in all distributions made on the Common Stock after payment of all preferences on any other class having superior rights. Cumulative voting in the election of directors is not allowed and the Common Stock is not entitled to any preemptive rights to purchase or subscribe for any securities to be issued by USWD.

         USWD presently has no authorized but unreserved shares of Common Stock as all 40,000,000 shares are presently either issued or reserved for issuance upon conversion or exercise of other outstanding securities, although the number of shares of Common Stock USWD is required to reserve for issuance upon conversion of its 6% Debentures and Series B Preferred Stock is 150% and 200%, respectively, in order to protect the holders of those securities from a possible decline in the market price of USWD Common Stock.

Transfer Agent for Common Stock

     The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc. ("AST"). AST's operations center address is 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, and its telephone number is 303-986-5400.

Certain Effects of Authorized but Unissued Stock

         As of April 30, 1999, USWD had 6,000,000 shares of authorized and undesignated Preferred Stock and an additional 3,535,295 total shares of Preferred Stock that has been designated as Series A and Series B Preferred Stock but that has not been issued and could be "dedesignated" and returned to authorized and undesignated Preferred Stock. All of these 9,535,295 shares of Preferred Stock can be designated and issued in the future by the Board of Directors without further shareholder approval. These shares may be utilized for a variety of corporate purposes including future private or public offerings to raise additional capital, to pay USWD debts or to facilitate corporate acquisitions.

         One of the effects of the existence of authorized and unissued stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of USWD by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of USWD's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USWD.

         The Board of Directors may determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock without any further action by shareholders. The purpose of authorizing the Board of Directors to determine these rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of USWD. However, any issuance of Preferred Stock with voting rights could have the effect of reducing USWD's ability to use any net operating loss carryforwards prior to expiration.

         USWD does not currently have any plans to issue additional shares of Common Stock or Preferred Stock other than shares of Common Stock which may be issued as dividends on, or in conversion of, the Series A Preferred Stock, 6% Debentures, Series B Preferred Stock and upon the exercise of options, warrants and other present commitments to issue Common Stock which have been granted to date or which may be granted in the future to USWD's employees, nonemployee directors and consultants. USWD is in need of additional financing, however, and it may use its securities to raise the needed funds, although it has no agreements or understandings with anyone at this time concerning any stock or other securities offering.

Certain Anti-Takeover Provisions of Colorado Law

         Under Section 7-106-205 of the Colorado Business Corporation Act, the Board of Directors of a Colorado corporation may issue rights, options, warrants or other convertible securities (hereafter "rights") entitling the holders of the rights to purchase, receive or acquire shares or fractions of shares of the corporation or assets or debts or other obligations of the corporation, upon terms determined by the Board of Directors, but subject to the fiduciary duties of directors to the shareholders of the corporation. In the absence of fraud, the judgment of the Board of Directors in determining the adequacy of the consideration received by the corporation for the rights is conclusive. The Board of Directors is free to structure the issuance or exercise of the rights in a manner which may exclude "significant shareholders" from being entitled to receive the rights or to exercise the rights in a way which may impose conditions on exercise which is different for "significant shareholders" as compared to other shareholders. The statute defines "significant shareholder" as any person owning, or offering to acquire, directly or indirectly, a number or percentage, as specified by the Board of Directors, of the outstanding voting shares of the corporation, or any transferee of such person. Section 7-106-205 specifically states that nothing contained in that section "shall be construed to effect a change in the fiduciary duties of directors." Nothing in the Articles of Incorporation of USWD prohibits the Board from using these types of rights in this manner. Therefore, it is possible that by structuring and issuing rights of this type, the Board of Directors could, subject to fiduciary duties under Colorado law, attempt to prevent a takeover of USWD by persons deemed hostile to management.

Preferred Stock

         USWD is authorized to issue a total of 15,000,000 shares of no par value preferred stock (the "Preferred Stock") which is commonly known as "blank check" Preferred Stock. The term "blank check" Preferred Stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof are determined by the board of directors of a company. The Board of Directors may designate a series and issue shares of Preferred Stock for a variety of corporate purposes including future private or public offerings to raise additional capital, to pay USWD debts or to facilitate corporate acquisitions, conversions of convertible securities, employee benefit plans, stock splits effected in the form of stock dividends, and other general corporate purposes. This can be done without any additional shareholder approval, except as might be required by applicable stock exchange rules. USWD is not presently subject to any stock exchange rules which would require the Board to secure shareholder approval for an issuance of Preferred Stock.

         There are presently 4,000,000 shares of Preferred Stock which have been designated as Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"). A total of 3,060,000 shares of Series A Preferred Stock was issued in February 1998; 789,000 shares of Series A Preferred Stock was outstanding as of April 30, 1999. The Series A Preferred Stock was issued as of February 9, 1998, upon designation of the Series A Preferred Stock, in exchange for $3,060,000 of USWD's 8% Convertible Debentures. The Board of Directors will, if needed, dedesignate the remaining 940,000 shares of Series A Preferred Stock, and those shares would then return to the status of authorized and unissued shares of Preferred Stock. See "Description of Securities - Series A Preferred Stock," below.

         There are presently 5,000,000 shares of Preferred Stock which have been designated as Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). 1,954,705 shares of Series B Preferred Stock were issued as of May 6, 1999. The Board of Directors could dedesignate the remaining 3,045,295 shares of Series B Preferred Stock if needed, and those shares would then return to the status of authorized and unissued shares of Preferred Stock. See "Description of Securities - Series B Preferred Stock," below.

Description  of  "Blank  Check"   Preferred   Stock,   Including   Anti-Takeover
Implications

         The Board of Directors may authorize the issuance, at any time or from time to time, of one or more series of Preferred Stock, and would at that time determine all designations, relative rights, preferences, and limitations of such stock including but not limited to the following: designation of series and numbers of shares; dividend rights; rights upon liquidation or distribution of assets of USWD; conversion or exchange rights; redemption provisions; sinking fund provisions; and voting rights.

         One of the primary purposes of authorizing directors to designate and issue shares of Preferred Stock is to eliminate delays associated with a shareholder vote on specific issuances. The Board of Directors may, however, subject to their duties to existing shareholders, issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of USWD. The Board of Directors is required to make any determination to issue shares of Preferred Stock based on its judgment as to the best interests of the shareholders and USWD; however, the Board of Directors could issue shares of Preferred Stock that could, depending on the terms of such series, make more difficult an attempt to obtain control of USWD by merger, tender offer, proxy contest or other means.

         While USWD may consider effecting an equity offering of Preferred Stock or otherwise issuing stock in the future for purposes of raising additional capital or for acquisitions, USWD has no agreements or understandings as of the date of this Prospectus with any third party to effect any stock offering or acquisition, or to purchase any shares offered by USWD, or to vote any such shares. Therefore, the terms of any Preferred Stock that might be designated and issued in the future by the Board of Directors cannot be stated or estimated by USWD at this time.

Series A Preferred Stock

         USWD's Articles of Incorporation were amended by director action as of February 9, 1998, to designate 4,000,000 shares of Preferred Stock as Series A Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), following shareholder authorization of up to 15,000,000 shares of Preferred Stock on February 6, 1998.

         $3,060,000 of USWD's 8% Convertible Debentures, which were sold as of December 10, 1997, automatically converted into 3,060,000 shares of Series A Preferred Stock upon the authorization of the Series A Preferred Stock by USWD. At the time of the offering of the 8% Debentures USWD was not authorized to issue Preferred Stock; consequently, USWD elected to issue the 8% Convertible Debentures, subject to the condition that upon approval of an adequate number of shares of Preferred Stock by shareholders, the 8% Convertible Debentures would automatically convert into shares of Series A Preferred Stock at the rate of one share of Series A Preferred Stock for each dollar of 8% Convertible Debentures owned by an investor at the time. The 8% Convertible Debentures therefore had essentially identical terms as the Series A Preferred Stock into which they converted, including the right to receive interest (dividends on the Series A Preferred Stock), conversion rights, registration rights relating to shares of Common Stock issuable upon conversion or as interest on the 8% Convertible Debentures, and USWD's redemption rights. No 8% Convertible Debentures remain outstanding as of the date of this Prospectus.

         The Series A Preferred Stock is convertible into shares of Common Stock at the option of the holders and dividends on the Series A Preferred Stock are payable in shares of Common Stock, as described below. Shares of Common Stock heretofore issued, and additional shares issuable upon conversion of, and as dividends on, the Series A Preferred Stock, are being registered in this registration. See "Selling Security Holders."

         The Series A Preferred Stock has the following rights and preferences.

Face Value

         For all calculations for which a value of the Series A Preferred Stock is needed, such as dividend payments and conversion ratios, the Series A Preferred Stock has a designated face value of $1.00 per share, which was the purchase price of the Series A Preferred Stock.

Conversion into Common Stock

         The Series A Preferred Stock is convertible at the option of the Holder into shares of Common Stock. The Series A Preferred Stock is convertible into Common Stock based on the face value of the Preferred Stock being converted at a rate (the "Conversion Price") equal to 75% of the average of the closing bid price of the Common Stock as reported on the OTC Electronic Bulletin Board or, if available, the closing bid price as quoted on NASDAQ or any other national securities exchange upon which the Common Stock is then listed, over the five trading days prior to conversion. There is no minimum Conversion Price. No fractional shares of Common Stock will be issued upon conversion of the Series A Preferred Stock; rather, a rounding formula is used to issue either the next higher of lower number of shares

Dividends

         Holders of the Series A Preferred Stock are entitled to receive cumulative quarterly dividends, when, as and if declared by the Board of Directors, out of the funds of USWD legally available therefor, at the option of the holder, initially at a per annum rate of 8% per share. Dividends are payable as of the record dates of March 31, June 30, September 30 and December 31 of each year, commencing on the first such date following the date of original issuance of the Series A Preferred Stock. Dividends on the Series A Preferred Stock are cumulative from the date of original issuance. Any unpaid dividends will bear interest at the same rate as the dividend rate then in effect for the Series A Preferred Stock. Unless the full amount of cumulative dividends on the Series A Preferred Stock have been paid or sufficient funds set aside therefor, dividends may not be paid or declared and set aside for payment and other distribution may not be made on the Common Stock or any other stock of USWD ranking junior to the Series A Preferred Stock as to dividends.

         Under Colorado law, dividends or distributions to shareholders may be made only under certain circumstances. Dividends or distributions may not be paid in cash or property of USWD if after giving effect to such distribution the corporation (1) would not be able to pay its debts as they become due in the ordinary course or (2) the corporation's total assets would be less than its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. USWD's ability to pay dividends in the future may therefore depend upon its financial results, liquidity and financial condition, although USWD is free to pay dividends in shares of USWD stock as previously approved by the holders of that class.

Registration Rights of Holders of Series A Preferred Stock

         USWD entered into an agreement with the purchasers of the Series A Preferred Stock to file a registration statement with the SEC covering the underlying Common Stock within 90 days of December 10, 1997 (which was March 10,
1998). USWD agreed to use its best efforts to obtain effectiveness of the registration statement. If USWD was unable to do so within 150 days of December 10, 1997 (which was May 11, 1998), the Conversion Price for the Series A Preferred Stock is discounted by 2% off the then-existing Conversion Price for each thirty day period (or fraction of any thirty day period) during which the registration statement is not effective after such 150th day. This discount then applies thereafter to determine the Conversion Price applicable to the Series A Preferred Stock. USWD did not file the registration statement by March 10, 1998, nor obtain its effectiveness by May 11, 1998, and as a result the Conversion Price became fixed at 75% of the Market Price. USWD is to use its best efforts to maintain effectiveness of the registration statement for 16 months from June 30, 1998. All expenses of the registration are to be borne by USWD, except for selling expenses, commissions or counsel fees incurred by or on behalf of the holders of Series A Preferred Stock.

         USWD has also granted the holders of the Series A Preferred Stock the right to be included in an unlimited number of "piggyback registrations" if and when USWD registers any securities for its own account or for any other selling security holders, subject to certain limitations in the event that such a registration is for an underwritten offering of securities.

         USWD and the holders of the Series A Preferred Stock have also agreed to indemnify each other for certain liabilities to which they may become subject in connection with the sale of the shares of Common Stock under any registrations. See "Commission Position on Indemnification for Securities Act Liabilities."

Liquidation Rights

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of USWD, before any distribution of assets is made to holders of Common Stock or any other stock of USWD ranking junior to the shares of Series A Preferred Stock upon liquidation, dissolution or winding up, the holders of Series A Preferred Stock shall receive a liquidation preference of $1.00 per share and shall be entitled to receive all accrued and unpaid dividends through the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of USWD, the assets of USWD are insufficient to pay in full the amounts described above as payable with respect to the Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to share ratably in any such distributions of assets of USWD first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued dividends, the shares of Series A Preferred Stock are not entitled to any further participation in any distribution of assets by USWD.

Optional Redemption

         USWD may redeem any Series A Preferred Stock outstanding after 36 months from December 10, 1997 by payment of $1.00 per share plus all accrued and unpaid dividends to the date of redemption. If fewer than all of the shares of Series A Preferred Stock is to be redeemed, the shares to be redeemed shall be pro rata among all shares outstanding. On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends to but excluding the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Series A Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as shareholders of USWD shall cease, except the right to receive the monies payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

Voting Rights

         The holders of the Series A Preferred Stock have no voting rights except as described below or as required by law. In exercising their voting rights, each outstanding share of Series A Preferred Stock is entitled to one vote, excluding shares held by USWD or any affiliate of USWD, which shares shall have no voting rights.

         As long as any Series A Preferred Stock is outstanding, USWD may not, without the affirmative vote or consent of the holders of at least 50% (unless a higher percentage shall then be required by applicable law) of the outstanding shares of Series A Preferred Stock amend or repeal any provision of USWD's Articles of Incorporation (including the Designation) or Bylaws which would have the effect of altering, changing or amending the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

Partial Redemption and Modification of Terms Applicable to Series A Preferred Stock

         In September 1998, USWD effected a partial redemption of 833,000 outstanding shares of Series A Preferred Stock with several of the holders of the Series A Preferred Stock. The security holders participating in the redemption agreed to a gated conversion schedule over the following three months. The participating investors, representing approximately 1,342,000 shares of the remaining Series A Preferred Stock, agreed to hold their Series A Preferred shares until at least October 15, 1998. Following October 15, 1998, one-third of the Series A Preferred shares became convertible to common stock on each of October 15, November 15, and December 15 of 1998, respectively. As an incentive to these investors, USWD issued Common Stock purchase warrants (the "Series A Preferred Redemption Warrants") exercisable to purchase that number of shares of Common Stock equal to five percent of the number of shares of Series A Preferred Stock held by the participating investor at the end of each period. See "Series A Preferred Redemption Warrants," below. USWD also agreed to increase the dividend rate on the Series A Preferred Stock from 4% to 8% on the balance of the unconverted Series A Preferred Stock and to register with the SEC for public resale a sufficient number of shares of Common Stock to cover all conversions of the Series A Preferred Stock plus the shares of Common Stock underlying the Series A Preferred Redemption Warrants. Shares of Common Stock underlying unconverted Series A Preferred Stock and the Series A Preferred Warrants are included in this registration. USWD was to file a registration statement by October 31, 1998 for the shares underlying the Series A Redemption Warrants and additional shares underlying the Series A Preferred Stock. Due to a decline in the stock price, USWD did not file that registration statement by that date and is including the 212,266 shares of Common Stock underlying the Series A Redemption Warrants, plus the shares needed to cover conversion of the remaining Series A Preferred in this registration. See "Selling Security Holders."

Transfer Agent and Registrar for Series A Preferred Stock

         USWD acts as transfer agent and registrar for the Series A Preferred Stock, which is not publicly traded.

Series B Preferred Stock

         USWD's Articles of Incorporation were amended by director action as of April 29, 1999, to designate 5,000,000 shares of Preferred Stock as Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). On May 6, 1999, USWD sold $1,500,000 worth of Series B Preferred Stock at $1.00 per share. For no additional consideration USWD issued 300,000 Common Stock Purchase Warrants exercisable at $1.50 per share for five years from April 30,1999 to the purchaser of the Series B Preferred Stock (the Series B Preferred Warrants"). The
warrants entitle the holder to purchase that number of shares of Common Stock equal to 20% of the number of shares of Series B Preferred Stock purchased by the investor (the "Series B Preferred Warrants"). Concurrent with the transaction, the holders of USWD's 6% Convertible Debentures agreed to convert all accrued interest and penalties into 454,705 shares of Series B Preferred Stock. As of June 23, 1999, an additional 450,000 shares of Series B Preferred Stock and 90,000 Series B Warrants have been subscribed for $450,000 in cash, but the closing of the sale had not occurred as of June 23, 1999.

     USWD  does not have any  redemption  rights  as to the  Series B  Preferred
Stock.

     The Series B Preferred Stock is convertible into shares of Common Stock at the option of the holders as described below. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock are being registered in this registration. See "Selling Security Holders."

     The Series B Preferred Stock has the following additional rights and preferences.

Dividends

     The Series B Preferred Stock accrues a cumulative dividend at the annual rate of 6% per annum, payable semi-annually on March 31 and September 30 of each year. The dividend may be paid at USWD's option in cash or shares of Common Stock. If paid in Common Stock, the number of shares issuable as a dividend is determined based on the amount of the dividend being paid, divided by the "Average Quoted Price" of the Common Stock, which is defined in the Designation of Series B Cumulative Convertible Preferred Stock (the "Designation") to be the five-day average closing bid price of the Common Stock as quoted on the OTC Electronic Bulletin Board or one of the NASDAQ markets (if so listed and quoted) or any other exchange where the Common Stock is listed and quoted. All dividends owing to the date of conversion are payable upon any conversion.

Voting Rights

     Generally, the Series B Preferred Stock does not have voting rights, although it is entitled to one vote per share on those matters upon which all classes of a Colorado corporation's shares are entitled by law to vote upon by class. In that case, a majority of the Series B Preferred Stock, voting as a class, is required to approve any matter submitted to a vote. On any matter that the Series B Preferred Stock would be entitled to vote upon in the same class as Common Stock, each share of the Series B Preferred Stock is entitled to that number of votes equal to the number of shares of Common Stock into which it would be convertible as of the record date for the matter being voted upon.

Conversion Terms

     50% of the Series B Preferred Stock is convertible at the option of the holders into shares of USWD's Common Stock beginning on the earlier of 90 days after its issuance date or five days after notice by the Securities and Exchange Commission that the registration statement (to be filed pursuant to the terms of the Registration Rights Agreement) (the "Series B Registration Statement") may be declared effective. Thirty days thereafter, the remaining shares of the Series B Preferred Stock becomes convertible into Common Stock. The rate at which the Series B Preferred Stock is convertible (per share of Series B Preferred Stock) into Common Stock is equal to 80% of the average of the closing bid price of the Common Stock over the five trading days prior to conversion
(the "Conversion Rate"). USWD may convert the Series B Preferred Stock into Common Stock at its option at any time after the close of the business on the second anniversary of the effectiveness date of the Series B Registration Statement at the then-applicable Conversion Rate.

     Subject to certain exceptions applicable to mandatory conversions at the behest of USWD and automatic conversions upon the occurrence of certain "Fundamental Changes" (as defined in the Designation), to the extent that convertibility of Series B Preferred Stock would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) by a holder in excess of 4.99% of USWD's Common Stock, the number of shares of Series B Preferred Stock that result in beneficial ownership above 4.99% is not then convertible, notwithstanding any other provision making the shares eligible for conversion.

Registration Rights

     USWD also entered into an agreement (the "Registration Rights Agreement") with the purchasers of the Series B Preferred Stock to file a registration statement with the SEC covering the Common Stock underlying the Series B
Preferred Stock and the Common Stock Purchase Warrants issued at the same time as the Series B Preferred Stock (the

"Series B Warrants") within 30 days of May 6, 1999 (the "Closing Date") (the "Series B Registration Statement"), to be effective within 90 days of the Closing Date. If USWD fails to file the Series B Registration Statement within 30 days of the Closing Date (the "Required Filing Date"), a late filing penalty becomes due and payable one day thereafter in the amount of 3% of the purchase price of the Series B Preferred Stock, with an additional 3% penalty due on each monthly anniversary following the Required Filing Date during which the Series B Registration Statement has not been filed. If the Series B Registration Statement is not effective with the SEC on or before the earlier of five days after notice from the SEC that it may be declared effective or 90 days of the Closing Date (the "Required Effective Date"), a penalty equal to 3% of the purchase price of the Series B Preferred Stock will be due and owing by USWD to the holders, with an additional penalty equal to 2% of the purchase price due and owing on each monthly anniversary thereafter during which the Series B Registration Statement is not declared effective. In addition, if the Series B Registration Statement has not been filed within 60 days of the Closing Date or has not been declared effective within 150 days of the Closing Date, the holders of the Series B Preferred Stock may require USWD to redeem the Series B
Preferred Stock for $1.25 per share, plus all accrued dividends. USWD is required to include 200% of the number of shares of Common Stock into which the Series B Preferred Stock is convertible as of the day prior to filing the Series B Registration Statement in the registration statement. As of June 12, 1999, USWD had not filed the required registration statement and therefore became subject to a 3% penalty (on the Series B Preferred Stock and 6% Debentures) of approximately $120,000. The Company is attempting to obtain waivers of such penalties although there can be no assurance that the holders will waive their rights.

Transfer Agent and Registrar for Series B Preferred Stock

         USWD acts as transfer agent and registrar for the Series B Preferred Stock, which is not publicly traded.

6% Convertible Subordinated Debentures Due July 21, 2000

         USWD completed an offering of $2,000,000 principal amount of 6% Convertible Subordinated Debentures due July 21, 2000 (the "6% Debentures") on July 27, 1998.

         The 6% Debentures are payable in full two years after the date of initial issuance, which was July 22, 1998 (the "Initial Issuance Date"), if not converted to Common Stock before that date. The 6% Debentures pay interest in cash at the rate of six percent (6%) per annum, payable quarterly in arrears at each of March 31, June 31, September 31 and December 31 (with the first interest payment due on or before January 15, 1999 for the entire period from the date of issuance of the 6% Debentures through December 31, 1998).

         The 6% Debentures are convertible into shares of Common Stock at the option of the holders at the lesser of: 80% of the average closing bid price of the Common Stock over the five trading days prior to conversion, or $4.25 per share (the "Fixed Conversion Price"). Fifty percent of the 6% Debentures held by any holder became convertible on the earlier of effective registration of the underlying shares with the SEC or 120 days after the Initial Issuance Date. The remaining 50% of the 6% Debentures became convertible 150 days after the Initial Issuance Date.

         At March 31, 1999 USWD had not filed or obtained effectiveness of the registration statement, thereby giving the holders the right to require USWD to redeem the 6% Debentures at 120% of face value. USWD recorded this 20% premium as interest expense in the amount of $400,000.

         Once the underlying Common Stock has been registered with the SEC for at least 90 days and if the Common Stock has traded at or above $8.50 for at least 20 consecutive trading days (based on the average closing bid price over such period), USWD can require conversion of the 6% Debentures, subject to certain restrictions if the stock is suspended from trading or the registration of the underlying Common Stock is suspended.

         Any 6% Debentures that have not been converted to Common Stock as of the maturity date, or upon a merger, consolidation or other sale of USWD or its assets in which USWD is not the surviving entity, are to either be converted into Common Stock at the conversion price then in effect or, at the option of the holders, must be redeemed by USWD.

Registration Rights of the 6% Debentures

         USWD agreed to file to register the Common Stock underlying the 6% Debentures with the SEC within 75 days of the Initial Issuance Date and that it would respond to initial SEC comments within 15 days of receipt and any subsequent SEC comments within 10 days of receipt. If the registration was not effective with the SEC within 120 calendar days of the Initial Issuance Date, USWD was obligated to pay a cash penalty of two percent (2%) of the face amount of the 6% Debentures and thereafter an amount equal to three percent (3%) of the face amount for every thirty calendar days (or any fraction thereof) until the registration is effective. In the event the registration was not effective by the 150th day after the Initial Issuance Date, USWD can be required by the holders to redeem the 6% Debentures at 120% of face value, plus accrued interest to the date of redemption. USWD had not filed or obtained effectiveness of a registration statement by January 18, 1999, thereby giving the holders the right to require USWD to redeem the 6% Debentures at 120% of face value plus accrued and unpaid interest and penalties to the date of redemption. Therefore, the Company recorded this 20% premium as interest expense in January 1999 in the amount of $400,000. USWD is obligated to pay all registration expenses incurred in registering the shares for the holders of the 6% Debentures.

Amendment of 6% Debentures

         Contemporaneously with the initial closing of the Series B Preferred Stock placement the holders of all $2,000,000 face value of the 6% Debentures agreed to accept payment of all interest owing through June 30, 1999 (including past due interest) and penalties owing by USWD for failure to timely file a registration statement to register the shares of Common Stock underlying the 6% Debentures. In total USWD issued 454,705 shares of Series B Preferred Stock to the holders of the 6% Debentures to cover $454,705 of accrued interest and penalties. The 6% Debenture holders also agreed to waive all past defaults on the 6% Debentures arising out of the failure to pay interest or timely register the underlying shares of Common Stock. The holders further agreed not to declare the 6% Debentures in default for failure to pay interest or register the underlying shares of Common Stock unless and until the holders of the Series B Preferred Stock have the right to require USWD to redeem the Series B Preferred Stock for either failing to file the Series B Registration Statement within 60 days of the Closing Date or achieve effectiveness of the Series B Registration Statement within 150 days of the Closing Date. USWD also agreed to include the shares underlying the 6% Debentures in the Series B Registration Statement and that the same cash penalty provisions as apply to the Series B Preferred Stock will apply to the 6% Debentures in the event USWD fails to file the Series B Registration Statement within 30 days of the Closing Date and to achieve effectiveness of it within 90 days of the Closing Date.

         The shares of Common Stock underlying the 6% Debentures are included in this registration. See "Selling Security Holders."

Common Stock Purchase Warrants

         USWD presently has the following common stock purchase warrants outstanding:

Former Officer's Warrants

         Prior to going public, USWD issued a warrant to purchase a total of 150,000 shares of Common Stock to a former officer, exercisable at $4.00 per share until April, 2003 (the "Officer's Warrants"). The Officer's Warrants do not have registration rights.

Finder's Warrants

         In connection with the private offering of 8% Convertible Debentures closed on December 10, 1997, USWD issued a Common Stock purchase warrant to JW Genesis Securities, Inc., of Boca Raton, Florida ("JWG") as part of the finder's fee paid to JWG for services rendered to USWD in connection with that offering. The warrant is exercisable to purchase 50,000 shares of Common Stock at $6.525 per share at any time commencing on December 10, 1997, and continuing until December 9, 2000. The warrant also provides for cashless exercise. The warrant contains antidilution protection to protect the holder against certain issuances of Common Stock or securities convertible or exchangeable for Common Stock at less than market value (as defined in the warrant), although the antidilution provisions do not apply to issuances of shares of Common Stock upon conversion of Series A Preferred Stock, options or warrants outstanding as of December 10, 1997 or any options issued or issuable under USWD's 1992 Stock Option Plan. The holders of the warrant also have registration rights entitling them to a one time demand registration at any time during the exercise period at the expense of USWD (subject to certain relief if financial statements are required to be included other than those normally prepared by USWD in the course of its ordinary reporting obligations under federal securities laws), plus an unlimited number of "piggyback" registration rights which entitle the holders to have the underlying shares included in any registration undertaken by USWD, subject to certain limitations in the event of an underwritten offering or as required by prior outstanding registration rights granted by USWD. The registration rights terminate entirely at such time as the underlying shares may be sold under SEC Rule 144 without any volume restrictions within 90 days of the date of issuance of such shares.

         In connection with the private offering of 6% Convertible Subordinated Debentures Due July 21, 2000, which was completed on July 22, 1998, USWD issued another Common Stock purchase warrant to JWG as part of the finder's fee paid to JWG for services rendered to USWD in connection in that offering. The warrant is exercisable to purchase

60,000 shares of Common Stock at $4.50 per share at any time commencing on July 22, 1998, and continuing until July 21, 2001. The warrant provides for cashless exercise and contains antidilution protection to protect the holder against certain issuances of Common Stock or securities convertible or exchangeable for Common Stock at less than market value (as defined in the warrant), although the antidilution provisions do not apply to issuances of shares of Common Stock upon conversion of Series A Preferred Stock, the 6% Debentures, options or warrants outstanding as of July 22, 1998, or any options issued or issuable under USWD's 1992 Stock Option Plan. The holders of the warrant also have registration rights entitling them to have the underlying Common Stock registered at the same time as the stock underlying the 6% Debentures, at the expense of USWD, plus an unlimited number of "piggyback" registration rights which entitle the holders to have the underlying shares included in any registration undertaken by USWD, subject to certain limitations in the event of an underwritten offering or as required by prior outstanding registration rights granted by USWD. The registration rights terminate entirely at such time as the underlying shares may be sold under SEC Rule 144 without any volume restrictions within 90 days of the date of issuance of such shares. The 60,000 shares underlying the warrant are included in this registration. See "Selling Security Holders."

         On September 14, 1998, USWD agreed to issue JWG a common stock purchase warrant exercisable to purchase 15,000 shares of Common Stock at $2.70 per share, exercisable from September 13, 1998 until September 13, 2001. The warrant was issued for JWG's assistance in negotiating the partial redemption of the Series A Preferred Stock at that time. The warrant provides for cashless exercise and contains antidilution protection to protect the holder against certain issuances of Common Stock or securities convertible or exchangeable for Common Stock at less than market value (as defined in the warrant), although the antidilution provisions do not apply to issuances of shares of Common Stock upon conversion of Series A Preferred Stock, the 6% Debentures, options or warrants outstanding as of September 14, 1998, or any options issued or issuable under USWD's 1992 Stock Option Plan. The holders of the warrant also have registration rights entitling them to have the underlying Common Stock registered at the same time as the shares underlying the Series A Redemption Warrants, at the expense of USWD, plus an unlimited number of "piggyback" registration rights which entitle the holders to have the underlying shares included in any registration undertaken by USWD, subject to certain limitations in the event of an underwritten offering or as required by prior outstanding registration rights granted by USWD. The registration rights terminate entirely at such time as the underlying shares may be sold under SEC Rule 144 without any volume restrictions within 90 days of the date of issuance of such shares. The 15,000 shares underlying the warrant are included in this registration. See "Selling Security Holders."

entrenet Warrants

         As of March 12, 1998, USWD issued a warrant to entrenet Group, LLC to purchase 10,435 shares of Common Stock at $5.75 per share as a consulting fee. The warrant expires as of March 11, 2003. The warrant has antidilution provisions that protect the holders against dilution in the event of certain reorganization transactions. The warrant also has "piggyback" registration rights entitling the holders to have the underlying shares registered in any registration done by USWD, other than registrations on ineligible forms with expenses of such registrations to be borne by USWD. The holders of the warrant have agreed to waive their registration rights with respect to the inclusion of the shares in this registration.

         As of September 4, 1998, USWD issued a warrant to entrenet Group, LLC to purchase 8,333 shares of Common Stock at $2.40 per share as a consulting fee. The warrant expires as of September 3, 2003. The warrant has antidilution provisions that protect the holders against dilution in the event of certain reorganizational transactions. The warrant also has "piggyback" registration rights entitling the holders to have the underlying shares registered in any registration done by USWD, other than registrations on ineligible forms with expenses of such registrations to be borne by USWD. The holders of the warrant have agreed to waive their registration rights with respect to the inclusion of the shares in this registration.

RBB Bank Common Stock Purchase Warrant

         As of June 26, 1998, USWD issued a Common Stock purchase warrant to RBB Bank Aktiengesellschaft ("RBB Bank") to purchase 20,000 shares of Common Stock at $4.375 per share, exercisable through September 9, 2001. The warrant was issued in consideration for RBB Bank's $250,000 loan to USWD. The warrant has antidilution provisions that protect the holders against dilution in the event of certain reorganizational transactions. The warrant also has "piggyback" registration rights entitling the holders to have the underlying shares registered in any registration done by USWD, other than registrations on ineligible forms, The expenses of such registrations are to be borne by USWD. The 8,333 shares underlying the warrant are included in this registration. See "Certain Transactions - Transactions with RBB Bank Aktiengesellschaft" and "Selling Security Holders."

6% Debenture Warrants

         In conjunction with the issuance of the 6% Convertible Subordinated Debentures Due July 21, 2000, USWD issued, on a pro rata basis, three year, Common Stock purchase warrants to purchase a total of 100,000 shares of Common Stock, exercisable at $4.50 per share. The warrants provide for cashless exercise and contain antidilution protection to protect the holders against certain issuances of Common Stock or securities convertible or exchangeable for Common Stock at less than market value (as defined in the warrant), although the antidilution provisions do not apply to issuances of shares of Common Stock upon conversion of the 6% Debentures, any Series A Preferred Stock owned by a holder of the Warrants, options or warrants outstanding as of July 22, 1998, or any options issued or issuable under USWD's 1992 Stock Option Plan. The holders of the warrant also have registration rights entitling them to have the shares of Common Stock underlying the warrants registered at the same time as the stock underlying the 6% Debentures, at the expense of USWD, plus an unlimited number of "piggyback" registration rights which entitle the holders to have the underlying shares included in any registration undertaken by USWD, subject to certain limitations in the event of an underwritten offering or as required by prior outstanding registration rights granted by USWD. The registration rights terminate entirely at such time as the underlying shares may be sold under SEC Rule 144 without any volume restrictions within 90 days of the date of issuance of such shares. The 100,000 shares underlying the 6% Debenture Warrants are included in this registration. See "Selling Security Holders."

Series A Redemption Warrants

         In September 1998, USWD agreed with four holders of its Series A Preferred Stock to a redemption of 833,000 shares of Series A Preferred Stock. In conjunction with that redemption, USWD issued three year Common Stock purchase warrants covering a total of 212,266 shares of Common Stock (the "Series A Redemption Warrants") to the four Series A Preferred Stock holders who participated in the partial redemption. The Series A Redemption Warrants were issued as of October 15, November 15 and December 15, 1998, exercisable for three years after each issuance date to purchase that number of shares of Common Stock equal to five percent of the number of shares of Series A Preferred Stock each holder retained as of that date. The exercise price of the Series A Redemption Warrants was to be equal to 110% of the market price for the Common Stock as of the date of issuance of each Warrant. Series A Redemption Warrants were issued with the following terms: warrants to purchase 78,098 shares exercisable at $2.40 per share until October 15, 2001; warrants to purchase 67,084 exercisable at $3.36 per share until October 15, 2001; warrants to purchase 67,084 exercisable at $3.96 per share until October 15, 2001. The warrants have antidilution provisions that protect the holders against dilution in the event of certain transactions. The warrants also have "piggyback" registration rights entitling the holders to have the underlying shares registered in any registration done by USWD, other than registrations on ineligible forms. The expenses of any registrations are to be borne by USWD. USWD also agreed to file a registration statement covering the shares underlying the Series A Redemption Warrants by October 31, 1998, with "penalties similar to the current deal if late on effectiveness." USWD did not file that registration statement by that date and is including the 212,266 shares of Common Stock underlying the Series A Redemption Warrants in this registration.
See "Selling Security Holders."

Series B Preferred Warrants

         In conjunction with the issuance of the Series B Preferred Stock in May 1999, USWD issued a Common Stock purchase warrant (the "Series B Preferred Warrant") exercisable until April 30, 2004, to purchase 300,000 shares of Common Stock at $1.50 per share, to the cash purchaser of the Series B Preferred Stock. The warrant has antidilution provisions that protect the holders against dilution in the event of certain reorganization transactions. The shares of Common Stock issuable upon exercise of the warrants have the same registration rights, and are to be registered together with, the shares underlying the Series B Preferred Stock. The shares underlying the Series B Preferred Warrants are included in this registration. See "Description of Securities Series B Preferred Stock - Registration Rights" and "Selling Security Holders."

Burtzloff Warrants

         In conjunction with a $500,000 loan to USWD from Mr. Chuck Burtzloff, the CEO and 50% shareholder of Cardservice International, Inc, in October 1998, USWD issued a common stock purchase warrant exercisable to purchase 25,000 shares of Common Stock at $3.038 per share through October 27, 2001. The warrants have antidilution provisions that protect the holder against dilution in the event of certain transactions. Neither the warrant nor the underlying shares have registration rights. See "Certain Transactions - Transactions with Cardservice International, Inc."

Executive Officer's Warrants

         USWD has agreed to issue warrants to its Chief Executive Officer and Chairman, Mr. Dean Leavitt, to purchase up to 5,375,000 shares of USWD's Common Stock. Half of the warrants, or 2,687,500, are priced at $.875 per share, the exercise price being the estimated fair market value of the underlying stock at May 3, 1999, the date of grant, and vest 10% upon grant with the balance vesting over the following 12 months. The second 2,687,500 warrants have an exercise price of $3.00 per share and vest 50% one year following the grant date with the remaining balance vesting over the following six months. The warrants contain antidilution provisions protect the holder against certain recapitalization transactions and also contain "preemptive rights" which allow the holder to subscribe for and purchase any securities offered by USWD as part of a financing transaction (on the same terms as are being paid by others purchasing the securities) so as to allow the holder to maintain the same percentage ownership in USWD that he would have if he had exercised the warrants in full immediately prior to the financing transaction. All warrants held by Mr. Leavitt immediately prior to termination of employment within six months of a "change of control" or upon a termination by USWD "without cause" or by Mr. Leavitt for "good reason" (as those terms are defined in his Employment Agreement) become immediately vested and exercisable. A "change of control" is defined as (a) any consolidation or merger of USWD in which USWD is not the continuing or surviving corporation or pursuant to which shares of USWD's capital stock are converted into cash, securities or other property other than a consolidation or merger of USWD in which the holders of USWD's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock of the surviving corporation, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of USWD; or (b) more than 75% of the Board of Directors of USWD (including Mr. Leavitt) is replaced with new directors, except that this shall not apply to any new directors sponsored by or voted in favor of by Mr. Leavitt.

Possible Future Application of California General Corporation Law to USWD and Its Shareholders

         Under Section 2115 of the California General Corporation Law, foreign corporations that exceed an average of fifty percent for "the property factor, the payroll factor and sales factor" for its latest full income year (as computed under the same methods as are used in computing franchise tax payable in California) and which have more than one-half of the corporation's outstanding voting securities (as determined pursuant to Section 2115) held of record by persons having addresses in California, become subject to certain specified chapters and sections of the California General Corporation Law upon the first day of the first income year of the corporation commencing on or after the 135th day of the latest income year during which the above-described tests have been met or during which a final order has been entered by a court of competent jurisdiction declaring that those tests have been met. USWD presently exceeds the shareholder address test and is likely to have exceeded the other test as of the 135th day of its fiscal year ending June 30, 1999, which would potentially subject USWD to these provisions of California law as of July 1, 1999. The Chapters and Sections of the California General Corporation Law that apply to a foreign corporation that exceeds these thresholds are: Chapter 1 (general provisions and definitions), to the extent applicable to the following provisions; Section 301 (annual election of directors); Section 303 (removal of directors without cause); Section 304 (removal of directors by court proceedings); Section 305, subdivision (c) (filling of director vacancies where less than a majority in office elected by shareholders);Section 309 (directors' standard of care); Section 316 (excluding paragraph (3) of subdivision (a) and Paragraph (3) of subdivision (f)) (liability of directors for unlawful distributions); Section 317 (indemnification of directors, officers, and others); Sections 500 to 505, inclusive (limitations on corporation distributions in cash or property); Section 506 (liability of shareholder who receives unlawful distribution); Section 600, subdivisions (b) and (c) (requirement for annual shareholders' meeting and remedy of same not timely held); Sections 708, subdivisions (a), (b) and (c) (shareholders right to cumulate votes at any election of directors); Section 702 (supermajority vote requirement); Section 1001, subdivision (d) (limitations on sale of assets);
Section 1101 (provisions following subdivision (e)) (limitations on mergers); Chapter 12 (commencing after Section 1200) (reorganizations); Chapter 13 (commencing after Section 1300) (dissenters' rights); Sections 1500 and 1501 (records and reports); Section 1508 (action by Attorney General); and Chapter 16 (commencing after Section 1600) (rights of inspection). Application of these provisions of the California General Corporation Law to USWD may give greater or lesser protection to shareholders in certain instances than is available to shareholders under Colorado law, USWD's State of incorporation. Compliance with these provisions of California law may be more or less onerous to USWD than compliance with analogous provisions of Colorado law.

                            SELLING SECURITY HOLDERS

         This Prospectus relates to the resale of up to 17,739,587 shares of USWD's Common Stock by the Selling Security Holders. As used herein, "Selling Security Holders" includes donees and pledgees selling shares received from a named Selling Security Holder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by USWD. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Security Holders. Sales of Shares may be effected by Selling Security Holders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sale of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Security Holders have advised USWD that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in any connection with the proposed sale of Shares by the Selling Security Holders.

         The Selling Security Holders may effect transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holder and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Security Holders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. USWD has agreed to indemnify each Selling Security Holder against certain liabilities, including liabilities arising under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of a broker pursuant to Rule 153 under the Securities Act. USWD has informed the Selling Security Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling Security Holders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon USWD being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon USWD being notified by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         The shares being offered by the Selling Security Holders under this Prospectus were or will be acquired in transactions as follows:

-------------------------- -------------------------- ------------------------------------------------------------------------------
                               Number of Shares
Name of Selling Security        of Common Stock                          Transaction by which Shares Purchased or
         Holder               Owned or Acquirable                         Purchasable by Selling Security Holder
-------------------------- -------------------------- ------------------------------------------------------------------------------
CNCA - SCT                      223,009 shares         3,044 presently  outstanding  shares  previously issued upon
Brunoy Sub A/C                                         conversion of, and as dividends on, Series A Preferred Stock
BGP                                                    or as  interest  on USWD's 8%  Adjustable  Rate  Convertible
                                                       Subordinated  Debentures Due December 31, 1999 (all of which automatically  converted into  3,060,000  shares of Series A
                                                       Preferred Stock as of February 9, 1998);

                                                       206,090 shares  estimated to be issuable upon conversion of, and as dividends on, 92,500 shares of the Series A Preferred
                                                       Stock (1);

                                                       4,625  shares  issuable  upon  exercise  of a  Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $2.40
                                                       per share through October 15, 2001;

                                                       4,625  shares  issuable  upon  exercise  of a  Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $3.36
                                                       per share through November 15, 2001; and

                                                       4,625  shares  issuable  upon  exercise  of a  Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $3.69
                                                       per share through December 15, 2001.

-------------------------- -------------------------- ------------------------------------------------------------------------------
The Endeavor Capital            967,757 shares         868,527 shares issuable upon conversion of, and as dividends
Fund S.A.                                              on, 389,824 shares of Series A  Preferred  Stock;

                                                       23,634 shares previously issued as dividends on shares of
                                                       Series A Preferred Stock (1);

                                                       25,138  shares  issuable  upon  exercise  of a Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $2.40
                                                       per share through October 15, 2001 (4);

                                                       25,138  shares  issuable  upon  exercise  of a Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $3.36
                                                       per share through November 15, 2001 (4); and

                                                       25,138  shares  issuable  upon  exercise  of a Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $3.69
                                                       per share through December 15, 2001 (4).

-------------------------- -------------------------- ------------------------------------------------------------------------------
L. Gene Tanner                   65,273 shares         57,462 presently  outstanding  shares previously issued upon conversion of, and as dividends on, Series A Preferred Stock or as  interest  on USWD's 8%  Adjustable  Rate  Convertible
                                                       Subordinated  Debentures Due December 31, 1999 (all of which automatically  converted into  3,060,000  shares of Series A
                                                       Preferred Stock as of February 9, 1998);

                                                       1,850  shares  issuable  upon  exercise  of a  Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $2.40
                                                       per share through October 15, 2001 (4);

                                                       1,850  shares  issuable  upon  exercise  of a  Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $3.36
                                                       per share through November 15, 2001(4); and

                                       61

                                                       1,850  shares  issuable  upon  exercise  of a  Common  Stock
                                                       Purchase Warrant (a "Series A Redemption  Warrant") at $3.69
                                                       per share through December 15, 2001 (4)

-------------------------- -------------------------- ------------------------------------------------------------------------------
RBB Bank                      4,127,639 shares        46,485 shares issuable upon exercise of a Common Stock Purchase
Aktiengesellschaft                                    Warrant (a "Series A Redemption Warrant") at $2.40 per share
See also "Certain                                     through October 15, 2001(4);
Transactions -
Transactions with RBB                                 35,471 shares issuable upon exercise of a Common Stock Purchase
Bank Aktiengesellschaft"                              Warrant (a"Series A Redemption  Warrant") at $3.36 per share through November 15, 2001 (4); and

                                                      35,471  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase Warrant (a "Series A Redemption  Warrant") at $3.69
                                                      per share through December 15, 2001 (4);

                                                      2,963,209 shares estimated to be issuable upon conversion of
                                                      $1,000,000 face value of 6% Debentures (2);

                                                      50,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant  (a 6%  Debenture  Warrant")  at $4.50 per
                                                      share through July 21, 2001 (4);

                                                      927,003 shares  estimated to be issuable upon conversion of, and  as  dividends  on,  227,353  shares  of  the  Series  B
                                                      Preferred Stock (3);

                                                      20,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant at $4.375 per share  through  September 9,
                                                      2001 (4); and

                                                      50,000   shares  of  Common   Stock   acquired   as  partial
                                                      consideration  for the making of a $250,000  loan to USWD in
                                                      June 1998.

-------------------------- -------------------------- ------------------------------------------------------------------------------
The Cuttyhunk Fund,           1,576,084 shares        1,185,284 shares estimated to be issuable upon conversion of
Limited                                               $400,000 face value of 6% Debentures (2);

                                                      20,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant  (a 6%  Debenture  Warrant")  at $4.50 per
                                                      share through July 21, 2001 (4); and

                                                      370,801 shares  estimated to be issuable upon conversion of, and as dividends on, 90,941 shares of the Series B Preferred
                                                      Stock (3).

-------------------------- -------------------------- ------------------------------------------------------------------------------
Tonga Partners LP             2,364,124 shares        1,777,925 shares estimated to be issuable upon conversion of
                                                      $600,000 face value of 6% Debentures (2);

                                                      30,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant  (a 6%  Debenture  Warrant")  at $4.50 per
                                                      share through July 21, 2001 (4); and

                                                      556,198 shares  estimated to be issuable upon conversion of, and  as  dividends  on,  136,411  shares  of  the  Series  B
                                                      Preferred Stock (3).


-------------------------- -------------------------- ------------------------------------------------------------------------------
Bold Street LLC                6,416,063 shares       6,116,063  shares  estimated to be issuable upon  conversion of, and as dividends  on,  1,500,000  shares of the Series B
                                                      Preferred Stock (3); and

                                                      300,000  shares  issuable  upon  exercise of a Common  Stock
                                                      Purchase  Warrant (a "Series B Warrant")  at $1.50 per share through April 30, 2004 (4).

-------------------------- -------------------------- ------------------------------------------------------------------------------
Adam Rosmarin                   427,738 shares        407,738 shares  estimated to be issuable upon conversion of, and  as  dividends  on,  100,000  shares  of  the  Series  B
                                                      Preferred Stock (3); and

                                                      20,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant (a "Series B Warrant")  at $1.50 per share through April 30, 2004 (4).

                                       62

-------------------------- -------------------------- ------------------------------------------------------------------------------
Herman Sandler                  427,738 shares        407,738 shares  estimated to be issuable upon conversion of, and  as  dividends  on,  100,000  shares  of  the  Series  B
                                                      Preferred Stock (3); and

                                                      20,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant (a "Series B Warrant")  at $1.50 per share through April 30, 2004 (4).

-------------------------- -------------------------- ------------------------------------------------------------------------------
Richard Siegal                1,069,344 shares        1,019,344  shares  estimated to be issuable upon  conversion of,  and as  dividends  on,  250,000  shares of the Series B
                                                      Preferred Stock (3); and

                                                      50,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant (a "Series B Warrant")  at $1.50 per share through April 30, 2004 (4).

-------------------------- -------------------------- ------------------------------------------------------------------------------
JW Genesis Securities, Inc.      75,000 shares        60,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant (a "Finder's  Warrant") at $4.50 per share through July 231, 2001 (4); and

                                                      15,000  shares  issuable  upon  exercise  of a Common  Stock
                                                      Purchase  Warrant (a "Finder's  Warrant") at $2.40 per share through September 13, 2001 (4).

-------------------------- -------------------------- ------------------------------------------------------------------------------

(1) The number of shares being registered equals that number of shares which would be issuable upon conversion of, or as dividends on, the Series A Preferred Stock the holder owns as of the date of this Prospectus, based on the "Market Price" (as defined in the Designation of Series A Preferred Stock) of $.633 per share as of June 18, 1999. See "Description of Securities - Series A Preferred Stock."
(2) The number of shares being registered equals 150% of that number of shares which would be issuable upon conversion of the 6% debentures the holder owns as of the date of this Prospectus, based on the "Market Price" (as defined in the Designation of Series A Preferred Stock) of $.633 per share as of June 18, 1999. See "Description of Securities - 6% Convertible Subordinated Debentures Due July 21, 2000."
(3) The number of shares being registered equals 200% of that number of shares which would be issuable upon conversion of, or as dividends on, the Series B Preferred Stock the holder owns as of the date of this Prospectus, based on the "Market Price" (as defined in the Designation of Series A Preferred Stock) of $.633 per share as of June 18, 1999. See "Description of Securities - Series B Preferred Stock."
(4) See "Description of Securities - Common Stock Purchase Warrants."

The following table sets forth the names and certain additional information concerning the Selling Security Holders.

------------------------------------------ ------------------------ ------------------------ ------------------------ --------------
                                          Number of Shares                                       Number            Percentage
                                              Owned or                 Number of                of Shares           of Class
                                          Acquirable Prior              Shares                 Owned After            After
          Selling Security Holder          to Offering (1)              Offered                 Offering            Offering
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
CNCA - SCT Brunoy Sub A/C BGP                  223,009                   223,009                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
The Endeavor Capital Fund S.A.                 967,575                   967,575                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
L. Gene Tanner                                  65,273                    65,273                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
RBB Bank Aktiengesellschaft                  5,408,770 (2)             4,127,639              1,281,131 (2)           8.6%
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
The Cuttyhunk Fund, Limited                  1,576,084                 1,576,084                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
Tonga Partners LP                            2,364,124                 2,364,124                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
Bold Street LLC                              6,416,063                 6,416,063                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
Adam Rosmarin                                  427,738                   427,738                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
Herman Sandler                                 427,738                   427,738                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
Richard Siegal                               1,069,344                 1,069,344                   -0-                  *
-------------------------------------- ------------------------ ------------------------ ------------------------ --------------
JW Genesis Securities, Inc                    125,0000 (3)                75,000                 50,000  (3)            *
---------------

 *       Less than 1%.
(1) Includes the shares owned or acquirable by the Selling Security Holder as described in the table immediately preceding this table and/or as described in the footnotes to this table.
(2) Includes shares previously issued in conversion of Series A Preferred Stock and shares issuable upon conversion of Series A Preferred Stock (based on the Market Price of USWD Common Stock as of June 18, 1999), which are saleable pursuant to SEC Rule 144 as of the date of this Prospectus. See "Security Ownership of Certain Beneficial Owners and Management."
(3) Includes 50,000 shares underlying a Common Stock purchase warrant issued in December 1997. See "Description of Securities - Common Stock Purchase Warrants - Finder's Warrants."

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for USWD by Ireland, Stapleton, Pryor & Pascoe, P.C., Denver, Colorado.

                   COMMISSION POSITION ON INDEMNIFICATION FOR
                 SECURITIES ACT LIABILITIES AND RELATED MATTERS

Business Corporation Act Provisions and USWD's Articles of Incorporation and Bylaws

         Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the "CBCA") permit indemnification of directors, officers, employees, fiduciaries and agents of corporations under certain conditions and subject to certain limitations, including for liabilities to which such persons might become subject under the Securities Act of 1933, as amended (the "Securities Act").

         USWD's Articles of Incorporation do not contain any provisions which would limit the availability of such indemnification to the fullest extent available under the above-referenced statute. USWD's amended Bylaws, which parallel the CBCA sections referred to above, provide that USWD shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan (a "Proper Person"). USWD is required to indemnify Proper Person(s) against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by a majority of a quorum of the Board of Directors consisting of Directors who are not parties to the proceeding, or, if a quorum of such Directors is not available, a committee of the Board consisting of at least two Directors who are not parties to the proceeding or, if a proper committee cannot be seated or a majority of the Board or the committee desire, an independent counsel selected by a majority of the full Board, or a vote of shareholders, that the proper Person conducted himself or herself in good faith and that he or she reasonably believed (i) in the case of conduct in his official capacity with USWD, that his or her conduct was in USWD's best interests, or (ii) in all other cases (except criminal cases), that his or her conduct was at least not opposed to USWD's best interests, or (iii) in the case of any criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. A Proper Person will be deemed to be acting in his or her official capacity while acting as a director, officer, employee or agent on behalf of USWD and not while acting on USWD's behalf for some other entity. A Proper Person may apply to the court conducting the proceeding or to another court of competent jurisdiction for an order requiring USWD to indemnify such person if the court determines that the person is entitled to indemnification under Colorado law and has met the criteria set forth in USWD's Bylaws.

         USWD has also entered into a separate Indemnification Agreement with its Chief Executive Officer and Chairman, Dean M. Leavitt, which provides for the broadest right to indemnification available under Colorado law, including indemnification for liabilities to which he might become subject under the Securities Act.

         No indemnification is available to a person with respect to any claim, issue or matter in connection with a proceeding by or in the right of USWD in which the person was adjudged liable to USWD or in connection with any proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of USWD is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

         To the extent that the provisions of a Colorado corporation's Articles of Incorporation, Bylaws or a contract provide for indemnification to a greater extent than is available under the CBCA, such provisions are void. USWD believes, however, that the indemnification provisions contained in its Bylaws and the contract with Mr. Leavitt are no more liberal than those set forth in the CBCA.

Indemnification of Selling Security Holders

         The registration rights agreements entered into between USWD and certain of the Selling Security Holders contain provisions providing for mutual indemnification against certain liabilities, including liabilities which might arise under the Securities Act. In general, USWD is required to indemnify such persons, to the full extent permitted by law, against any losses, claims, penalties, liabilities and expenses resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or any prospectus or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information with respect to the Selling Security Holder furnished to USWD by the Selling Security Holder expressly for use in the registration statement or prospectus. USWD and its officers, directors and controlling persons are entitled to indemnification on a reciprocal basis for information contained in the registration statement or any prospectus which was provided to it for use therein by a Selling Security Holder.

Commission Position on Indemnification for Securities Act Liabilities

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of USWD, USWD has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USWD of expenses incurred or paid by a director, officer or controlling person of USWD in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USWD will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements as of June 30, 1998 and 1997 and for each of the two years in the period ended June 30, 1998 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Report of Independent Accountants. . . . . . . . . . . . . . . . . . . . .  68

Balance Sheet as of
June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .  69

Statement of Operations for the fiscal year ended
June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .  70

Statement of Changes in Stockholders' Deficit for the fiscal year ended
June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .  71

Statement of Cash Flows for the fiscal year ended
June 30, 1998 and 1997 . . . . . . . . . . . . . . . . . . . . . . . . . .  72

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  73

Unaudited Financial Statements for Period Ended March 31, 1999. . . . . .   89

         Balance Sheets --
                  March 31, 1999. . . . . . . . . . . . . . . . . . . . .   89

         Statements of Operations --
                  Nine Months Ended March 31, 1999 and 1998. . . . . . . .  90

         Statements of Cash Flows --
                  Nine Months Ended March 31, 1999 and 1998. . . . . . . .  91

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  92

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of U.S. Wireless Data, Inc.

         In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of U.S. Wireless Data, Inc. at June 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
November 6, 1998

                            U.S. WIRELESS DATA, INC.

                                 BALANCE SHEETS


                                                                                     June 30,
                                                                               1998            1997
                                                                               ----            ----
ASSETS
Current assets:
     Cash ..........................................................   $      4,000    $      6,000
     Accounts receivable, net of allowance for doubtful
       accounts of $22,000 (1998); and $16,000 (1997) ..............         55,000         131,000
     Inventory .....................................................        480,000         209,000
     Other current assets ..........................................        187,000         103,000
                                                                       ------------    ------------
          Total current assets .....................................        726,000         449,000
Processing units - deployed, net ...................................        517,000            --
Property and equipment, net ........................................        253,000          41,000
Other assets .......................................................         69,000          11,000
                                                                       ------------    ------------

          Total assets .............................................   $  1,565,000    $    501,000
                                                                       ============    ============



LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable ..............................................   $  1,506,000    $    354,000
     Accrued liabilities ...........................................      1,735,000         126,000
     Borrowings, current portion ...................................        452,000         738,000
                                                                       ------------    ------------
           Total current liabilities ...............................      3,693,000       1,218,000
Borrowings, long-term portion ......................................         45,000          45,000
                                                                       ------------    ------------
           Total liabilities .......................................      3,738,000       1,263,000
                                                                       ------------    ------------

Redeemable common stock and warrants (Notes 12,13) .................        372,000            --
                                                                       ------------    ------------


Commitments and contingencies (Notes 11,12,13 and 14)

Stockholders' deficit:
      Preferred stock, at $1.00 stated value, 15,000,000 authorized,
        3,060,000 (1998) Series A issued and outstanding ...........      3,060,000            --
      Common stock, at $1.00 stated value, 40,000,000 shares
        authorized 12,195,358 (1998) and 5,613,952
        (1997) shares issued and outstanding .......................     12,195,000       5,614,000
      Additional paid-in capital ...................................     10,222,000      10,613,000
      Accumulated deficit ..........................................    (28,022,000)    (16,961,000)
      Notes receivable from stockholder ............................           --           (28,000)
                                                                       ------------    ------------
           Total stockholders' deficit .............................     (2,545,000)       (762,000)
                                                                       ------------    ------------

           Total liabilities and stockholders' deficit .............   $  1,565,000    $    501,000
                                                                       ============    ============

     The accompanying notes are an integral part of the financial statements

                            U.S. WIRELESS DATA, INC.

                             STATEMENT OF OPERATIONS

                                                     For the year ended June 30,

                                                           1998            1997
Net revenues:
     Product sales .............................   $    650,000    $  1,288,000
     Services ..................................        259,000          27,000
                                                   ------------    ------------
                                                        909,000       1,315,000
                                                   ------------    ------------

Cost of revenues:
     Product sales .............................        786,000         804,000
     Services ..................................        122,000           5,000
                                                   ------------    ------------
                                                        908,000         809,000
                                                   ------------    ------------

         Gross profit ..........................          1,000         506,000
                                                   ------------    ------------

Operating expenses:
     Selling, general and administrative........      8,408,000         813,000
     Research and development ..................        295,000         406,000
     Litigation settlement .....................      1,353,000         164,000
                                                   ------------    ------------
                                                     10,056,000       1,383,000
                                                   ------------    ------------

         Loss from operations ..................    (10,055,000)       (877,000)


Interest expense................................       (778,000)        (32,000)
Other income(expense) ..........................       (167,000)         45,000
                                                   ------------    ------------

Net loss .......................................   $(11,000,000)   $   (864,000)
                                                   ============    ============

Basic and diluted net loss per share ...........   $      (1.18)   $      (0.17)
                                                   ============    ============

Weighted average common shares outstanding-basic
and diluted ....................................      9,369,000       4,987,000
                                                   ============    ============

     The accompanying notes are an integral part of the financial statements

                            U.S. WIRELESS DATA, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT


                                                               Series A                                                  Common
                                                            Preferred Stock                    Common Stock              Stock
                                                          Shares       Amount             Shares          Amount       Subscribed
    ............................................
Balance at June 30, 1996                                     --      $       --         4,523,333    $  4,523,000    $    143,000

Issuance of common stock for services ............           --              --           102,975         103,000            --
Issuance of common stock for litigation settlement           --              --           600,000         600,000            --
Exercise of stock options ........................           --              --           245,100         245,000            --
Stock subscription issued ........................           --              --           142,544         143,000        (143,000)
Note receivable on stock option plan .............           --              --              --              --              --
Net loss .........................................           --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------


Balance at June 30, 1997                                     --      $       --         5,613,952       5,614,000            --
Issuance of common stock for cash ................           --              --         1,428,571       1,428,000            --
Issuance of common stock for services ............           --              --         2,621,429       2,621,000            --
Issuance of common stock for litigation settlement
   and related  note conversion ..................           --              --           679,800         680,000            --
Reclassification of redeemable common stock and ..           --              --          (128,307)       (128,000)           --
warrants
Exercise of stock options ........................           --              --           340,640         341,000            --
Exercise of stock warrants .......................           --              --         1,203,947       1,204,000            --
Issuance of common stock for conversion of notes .           --              --           422,257         422,000            --
payable
Issuance of common stock for interest on debenture           --              --            13,069          13,000            --
Sale of common stock repurchase right ............           --              --              --         1,240,000            --
Issuance of convertible debentures ...............           --              --              --           622,000            --
Issuance of warrants for services ................           --              --              --           753,000            --
Issuance of Series A preferred stock .............      3,060,000       3,060,000            --              --              --
Payment of notes receivable ......................           --              --              --              --              --
Net loss .........................................           --              --              --              --              --
Preferred stock dividend .........................           --              --              --              --              --
                                                     ------------    ------------    ------------    ------------    ------------

Balance at June 30, 1998 .........................      3,060,000    $  3,060,000      12,195,358    $ 12,195,000    $
                                                     ============    ============    ============    ============    ============


                                                        Additional       Note
                                                         Paid in      Receivable      Accumulated
                                                         Capital      Stockholder       Deficit            Total
    ..............................................
Balance at June 30, 1996                             $ 11,419,000            --      $(16,097,000)   $    (12,000)
Issuance of common stock for services ............        (88,000)           --             --             15,000
Issuance of common stock for litigation settlement       (506,000)           --             --             94,000
Exercise of stock options ........................       (212,000)           --             --             33,000
Stock subscription issued ........................           --              --             --               --
Note receivable on stock option plan .............           --      $    (28,000)          --            (28,000)
Net loss .........................................           --              --         (864,000)        (864,000)
                                                     ------------    ------------    ------------    ------------

Balance at June 30, 1997                               10,613,000         (28,000)    (16,961,000)       (762,000)
Issuance of common stock for cash ................       (929,000)           --              --           499,000
Issuance of common stock for services ............       (810,000)           --              --         1,811,000
Issuance of common stock for litigation settlement
   and related  note conversion ..................        875,000            --              --         1,555,000
Reclassification of redeemable common stock and ..       (244,000)           --              --          (372,000)
warrants
Exercise of stock options ........................       (167,000)           --              --           174,000
Exercise of stock warrants .......................     (1,190,000)           --              --            14,000
Issuance of common stock for conversion of notes .       (186,000)           --              --           236,000
payable
Issuance of common stock for interest on debenture         62,000            --              --            75,000
Sale of common stock repurchase right ............      1,240,000            --              --         1,240,000
Issuance of convertible debentures ...............        622,000            --              --           622,000
Issuance of warrants for services ................        753,000            --              --           753,000
Issuance of Series A preferred stock .............       (417,000)           --              --         2,643,000
Payment of notes receivable ......................           --            28,000            --            28,000
Net loss .........................................           --              --       (11,000,000)    (11,000,000)
Preferred stock dividend .........................           --              --           (61,000)        (61,000)
                                                     ------------    ------------    ------------    ------------

Balance at June 30, 1998 .........................   $ 10,222,000    $               $(28,022,000)   $ (2,545,000)
                                                     ============    ============    ============    ============

     The accompanying notes are an integral part of the financial statements

                            U.S. WIRELESS DATA, INC.

                            STATEMENTS OF CASH FLOWS


                                                               For the year ended June 30,
                                                                   1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss .............................................   $(11,000,000)   $   (864,000)
    Adjustments to reconcile net loss to net cash used in
        operating activities:

       Depreciation and amortization .....................        111,000          57,000
       Non-cash consulting and other expense..............      2,734,000          50,000
       Non-cash compensation - stock option ..............      1,327,000            --
       Non-cash interest expense .........................        654,000            --
       Non-cash litigation expense .......................      1,353,000         164,000
       Debt forgiveness ..................................           --           (33,000)
       Changes in current assets and liabilities:
          Accounts receivable ............................         77,000         (79,000)
          Inventory ......................................       (271,000)        412,000
          Other current assets ...........................        (85,000)         22,000
          Accounts payable ...............................      1,153,000         136,000
          Accrued liabilities ............................        281,000        (102,000)
                                                             ------------    ------------
          Net cash used in operating activities ..........     (3,666,000)       (237,000)
                                                             ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of property and equipment ................       (256,000)           --
       Processing units - deployed .......................       (564,000)           --
       (Increase)decrease in other assets ................        (58,000)         12,000
                                                             ------------    ------------
          Net cash used in investing activities ..........       (878,000)         12,000
                                                             ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of stock ...................        664,000         185,000
       Proceeds from sale of common stock repurchase right      1,240,000           6,000
       Payment of note receivable from stockholder .......         28,000            --
       Payment of note payable ...........................        (13,000)           --
       Net proceeds from issuance of debt ................      2,623,000            --
                                                             ------------    ------------
                                                                4,542,000         191,000
                                                             ------------    ------------

Net decrease in cash .....................................         (2,000)        (34,000)

Cash at beginning of period ..............................          6,000          40,000
                                                             ------------    ------------

Cash at end of period ....................................   $      4,000    $      6,000
                                                             ============    ============

Supplemental disclosure of non-cash financing and investing:
1.  Conversion of $50,000 notes payable to 75,000 shares of common stock.
2. Conversion of $3,060,000 convertible debentures to 3,060,000 shares of preferred stock.
3.  Conversion of $202,000 note payable to 496,221 shares of common stock.
4.  Conversion of $164,000 note payable to 328,750 shares of common stock.


     The accompanying notes are an integral part of the financial statements

                            U.S. WIRELESS DATA, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1.  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Operations

         U.S. Wireless Data, Inc. (the "Company" or "USWD") was incorporated in the State of Colorado on July 30, 1991. The Company is in the business of providing products and services to enable the use of wireless technology for electronic payment and other transactions. The Company began generating its first revenue from product sales in fiscal 1995. The Company is now in a transition from being solely an equipment manufacturer to also providing products and services that generates recurring revenue. In the future, and assuming the Company is able to continue as a going concern, the recurring revenue component is expected to become a significant component of the Company's business.

Financial Condition

         The Company continues to have difficulties due to its financial condition and lack of liquidity. The Company has accumulated a deficit of approximately $28 million at June 30, 1998 and has limited financial resources. At present, development of the Company's products and services requires immediate and significant additional financing. Proceeds from the private placement offering, which was completed in December 1997, were used primarily to complete the launch of the joint marketing program with GTE Wireless, to build the related corporate infrastructure and to make selective inventory purchases. Cash raised through recent private securities offerings has been and will be used primarily for working capital and to pay certain preexisting liabilities.

         Due to the change in its distribution strategy to channel product sales and service offerings through existing merchant acquirers, the Company has been able to make significant reductions in its direct sales force and reduce its cash requirements. However, execution of the Company's business plan is dependent on a significant debt or equity-financing event in the immediate future. The Company continues to work both directly and through its consultants to secure such financing which is required to fund operations while a significant recurring revenue stream is developed. There can be no assurance that the Company will be successful with efforts to raise additional capital. The inability of the Company to secure additional financing in the near term could adversely impact the Company's financial position, including its ability to continue as a going concern.

         The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates used.

Cash Equivalents

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Inventory

         Inventory is stated at the lower of cost or market, cost being determined by the first-in, first-out method.

Property and Equipment

         Property and equipment are stated at cost. The Company uses the straight-line method of depreciation based on the estimated useful lives of the assets (generally three to seven years). Maintenance and repairs are charged to operations as incurred.

Processing Units Deployed

         Merchants that subscribe to the Company's credit card processing service usually receive a TRANZ Enabler unit that provides the wireless communications and processing functionality. As these units are deployed at a customer location, the asset value is transferred from inventory to "Processing units - deployed" and depreciated via a charge to Cost of Revenue over its estimated useful life of 48 months. The company retains title to the TRANZ Enabler units and earns usage income on the units while they are deployed at the customer location.

Impairment of Long-lived Assets

         The Company evaluates the recoverability of its long-lived assets and recognizes an impairment in the event the net book value of such assets exceeds the future undiscounted cash flow attributable to such assets.

 Revenue Recognition and Major Customers

         Revenue is classified as either Product Sales or Services. Product Sales result from the sale of the Company's electronic payment terminals and related peripheral products to resellers or end-user merchants. Product Sales are recognized upon shipment of products to customers. Services result primarily from the Company's participation in the ongoing transaction processing revenue stream generated by the merchant's credit card processing agreement. One-time application fees are also included in this category. Services are recorded in the period services are provided. During fiscal 1997, Cardservice International, Inc. ("CSI") accounted for 53% of revenue. During fiscal 1998, CSI accounted for 20% of revenues.

Research and Development Costs

         Research and development costs are expensed as incurred.

Income Taxes

         The Company accounts for income taxes under the liability method, which requires recognition of deferred taxes and liabilities for the income tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts.

Net Loss Per Share

         Earnings (loss) per common share (EPS) is computed using Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings per Share." SFAS No. 128 establishes standards for the computation, presentation, and disclosure of earnings per share. Basic and diluted net loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding at the end of the period. Diluted EPS excludes exercise of stock options and warrants and the conversion of convertible securities from the calculation since their effect would be anti-dilutive. Such shares could potentially dilute earnings per share in the future. EPS for the year ended June 30, 1997 has been restated to conform with SFAS No.128. In fiscal 1998, the net loss available to common stockholders equals the net loss less the $61,000 preferred stock dividend issuable at year-end.

Fair Value of Financial Instruments

         The carrying value of the Company's financial instruments including accounts receivable, accounts payable, accrued liabilities and debt approximate their fair values due to their relatively short maturities.

Stock-based Compensation

         The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation."

Recent Accounting Pronouncements

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130, which is effective for fiscal years beginning after
December  15,  1997,   establishes   standards  for  reporting  and   displaying
comprehensive income and its components with the same prominence as other financial statements. All prior periods must be restated to conform to the provisions of SFAS No. 130. The Company will adopt SFAS No. 130 during the first quarter of fiscal 1999, but does not expect the new accounting standard to have a material impact on the Company's reported financial results.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131, which is effective for fiscal years beginning after December 15, 1997, establishes new disclosure requirements for operating segments, including products, services, geographic areas, and major customers. The Company will adopt SFAS No. 131 for the 1999 fiscal year. The Company does not expect the new accounting standard to have a material impact on the Company's reported financial results.

Reclassifications

         Certain reclassifications have been made to prior year financial statements to conform to current year presentation.

NOTE 2.  INVENTORY

                                                               June 30,
                                                         1998             1997
                                                         ----             ----
Inventory consists of:
   Raw material ..............................       $ 153,000        $ 111,000
   Finished goods ............................         556,000          208,000
   Spare parts and accessories ...............           8,000            2,000
   Lower of cost or market reserve ...........        (237,000)        (112,000)
                                                     ---------        ---------
                                                     $ 480,000        $ 209,000
                                                     =========        =========

         The Company has established a reserve against finished goods and raw materials to reflect the estimated net realizable value of the inventory as of June 30, 1998, based on current selling prices.

NOTE 3.  PROCESSING UNITS DEPLOYED AND PROPERTY AND EQUIPMENT

                                                                June 30,
                                                          1998            1997
Processing units deployed consists of:
   Processing units deployed ...................      $ 564,000            --
   Less: accumulated depreciation ..............        (47,000)           --
                                                                      ---------
                                                      $ 517,000            --
Property and equipment consists of:
  Equipment and furniture ......................      $ 523,000       $ 295,000
  Tooling ......................................        124,000         124,000
  Demo equipment ...............................         28,000            --
  Less:  accumulated depreciation
    and amortization ...........................       (422,000)       (378,000)
                                                      ---------       ---------
                                                      $ 253,000       $  41,000
                                                      =========       =========

NOTE 4.  ACCRUED LIABILITIES

                                                                 June 30,
                                                           1998            1997
                                                           ----            ----
Accrued liabilities consists of:
    Accrued compensation .......................      $  224,000      $   69,000
    Accrued compensation - stock option ........       1,327,000            --
    Accrued professional fees ..................         112,000            --
    Other ......................................          72,000          57,000
                                                      ----------      ----------
                                                      $1,735,000      $  126,000
                                                      ==========      ==========


NOTE 5.  BORROWINGS

         Borrowing consist of the following:                     June 30,
         Current portion:                                   1998           1997
                                                            ----           ----
  Note payable - supplier - OMRON ................       $375,000       $388,000
  Note payable - investors .......................           --          185,000
  Note payable - entrenet ........................         62,000        150,000
  Note payable - lawsuit settlement ..............         15,000         15,000
                                                         --------       --------
                                                         $452,000       $738,000
                                                         ========       ========

Long-term portion - lawsuit settlement ...........       $ 45,000       $ 45,000
                                                         ========       ========

         Note Payable - Supplier - OMRON

                  The note payable to a supplier was in default at June 30, 1998. The Company continued to accrue monthly interest payments. As of June 30, 1998, the supplier had not called the note. During August 1998, the Company and the supplier reached an agreement to cure the default with a restructuring of the terms of the note. The new terms include a reduction in the price per unit as well as the number of units under contract. The agreement also reduced the principal balance under the note to $120,000 plus interest of $47,000. The Company has agreed to a payment schedule that will repay the balance due by February 1999.

         Note Payable - entrenet

                  On March 12, 1998, the Company entered into an agreement with entrenet to provide business and financial consulting services to the Company and to assist the Company in locating additional financing. The term of the agreement is for six months and renews for additional six-month terms unless at least 60 days notice is given to terminate the agreement prior to the end of a term. For its advisory services under this agreement, entrenet earned a fee of $60,000 which is payable by a promissory note plus interest at 10% per year. The Company paid this in full in July 1998.

         Note Payable - Lawsuit Settlement

                      As part of a lawsuit settlement, the Company executed a note payable in September 1997 which is due in installments as follows:
         $5,000 due March 17, 1998;  $10,000 due September 17, 1998; $20,000 due
         September 17, 1999; and $25,000 due September 17, 2000. The first two installments, due in March 1998 and September 1998, were paid during the first quarter of fiscal 1999. See additional discussion of the lawsuit settlement in "Note 12. Litigation."

         Convertible Debenture

                  In December 1997, the Company closed a private placement of $3,060,000 principal amount of 8% Convertible Debentures. Net proceeds approximated $2.6 million. Interest on the debentures was settled with 13,000 shares of common stock valued at $75,000. The debentures included an "in the money"
          convertible option valued at $622,000 on date of issuance, which allowed the holder to convert preferred shares to common shares at a discount from fair market value. The debentures were converted to 3,060,000 of Series A Preferred Stock in February 1998. Non-cash interest expense of approximately $622,000 was recognized in fiscal 1998 related to this debenture.

          See Notes 12 and 13 for additional borrowings.

NOTE 6.  PREFERRED STOCK

         The Company has authorized 15,000,000 shares of no par value preferred stock, of which 4,000,000 shares have been designated as Series A Cumulative Convertible Redeemable Preferred Stock ("the Series A Preferred Stock") with a stated value of $1.00 per share. On February 9, 1998, the Company issued 3,060,000 shares of its Series A Preferred Stock in exchange for all $3,060,000 of the Company's 8% Convertible Debentures.

Conversion

         Each share of Series A Preferred Stock is convertible at the election of the holder into common stock based on the face value of the Series A Preferred Stock being converted, at a rate equal to the lesser of $6.00 per share or 75% of the average of the closing bid price of the common stock as reported on the OTC Electronic Bulletin Board or, if available, the closing bid price as quoted on NASDAQ or any other national securities exchange upon which the common stock is then listed, over the five trading days prior to conversion. A minimum conversion price of $3.76 per share was in effect from the issuance date through September 6, 1998.

Dividends

         Holders of Series A Preferred Stock are entitled to receive cumulative quarterly dividends upon declaration by the Board of Directors at an annual rate of 8% per share which was reduced to 4% per share on August 7, 1998, the effective date of the SEC registration statement covering the common stock reserved for conversion. The Company can pay the dividends in shares of common stock, the number of shares issuable being determined by dividing the amount of the dividend by the same formula as applies to conversions. Unless the full amount of cumulative dividends have been paid or sufficient funds set aside, dividends may not be paid or declared on the common stock or any other stock ranking junior to the Series A Preferred Stock. Additionally, under Colorado law, certain conditions must be met prior to dividend distributions of cash or property. As a result, the Company's ability to pay cash or property (but not stock) dividends in the future depends upon its financial results, liquidity and financial condition.

Voting

         Generally, the Series A Preferred Stock is not entitled to vote on matters submitted to shareholders except as specifically authorized under Colorado law.

Liquidation

         In the event of a liquidation or sale of the Company, the Series A Preferred Stockholders are entitled to a per share distribution in preference to common shareholders or any stock of the company ranking junior to the Series A Preferred Stock of $1.00 plus any accrued but unpaid dividends. If the amount available in liquidation is insufficient to pay the full amount, the Series A Preferred Stockholders will ratably share any distribution first in proportion to their respective liquidation preferences and then in proportion to their respective amounts of accrued but unpaid dividends. A consolidation or merger of the Company will not be deemed to be a liquidation provided it is approved by a majority of the Series A Preferred Stock.

Optional Redemption

         The Company may redeem any Series A Preferred Stock outstanding after 36 months from December 10, 1997 by payment of $1.00 per share plus all accrued and unpaid dividends to the date of redemption. If fewer than all of the shares of Series A Preferred Stock were to be redeemed, the redemption will be pro rata among all shares outstanding.

         See "Note 14. Subsequent Events" for a description of a partial redemption and modification of the conversion terms for a portion of the Series A Preferred Stockholders.

NOTE 7.   STOCK OPTIONS

Stock Option Plan

         In September 1992, the Company adopted an incentive stock option plan and a non-qualified stock option plan, which, as amended, provides for the issuance of 2,680,000 shares of Common Stock under the Plan.

         Stock options have been granted under the option plan at the fair market value of the common stock on the date of grant and generally vest over a period of between two and four years. Options granted under the Plan generally must be exercised no later than 10 years from the date of grant.

The following table summarizes information about stock options outstanding at June 30, 1998:

                           Outstanding Options        Outstanding Vested Options
                   ---------------------------------  --------------------------
                   Average      Weighted                  Weighted
                   Remaining    Average                   Average
 Range of          Contractual  Exercise    Number        Exercise   Number
 Exercise Price    Life         Price       Outstanding   Price      Outstanding
 --------------    ----         -----       -----------   -----      -----------

 $0.00 - $0.13     7.5           $0.13      172,281        $0.13     172,281
 $0.14 - $0.22     7.3           $0.22       70,000        $0.22      68,750
 $0.23 - $4.13     9.3           $3.80      120,000        $3.73      38,500
 $4.14 - $6.34     9.5           $5.99      145,000        $6.00      36,050
 $6.35 - $8.41     9.3           $7.70      100,000        $7.70      33,650
                                            -------                  -------
                                            607,281                  349,231
                                            =======                  =======

         Stock option transactions for the years ended June 30, 1997 and 1998 were are follows:

                                                      Options Outstanding
                                               ---------------------------------
                                                                Weighted Average
                                               Number of         Exercise Price
                                               Shares            Per Share
                                               ---------------------------------
        Balance at June 30, 1996                793,549            $0.16
        Granted                                  20,000            $0.16
        Exercised                              (245,100)           $0.14
        Cancelled                              (138,800)           $0.22
                                                -------
        Balance at June 30, 1997                429,649            $0.16
        Granted                                 608,000            $4.30
        Exercised                              (340,640)           $0.48
        Cancelled                               (89,728)           $4.32
                                                --------
        Balance at June 30, 1998                607,281            $3.51
                                                =======

        Exercisable at June 30, 1998            349,231            $1.88
                                                =======

Fair value disclosures

         Had compensation expense for the Company's Plan been determined based on the fair value of the options at the grant dates for awards under the Plan consistent with the method of accounting prescribed by SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                   June 30,
                                                                1998      1997
                                                                ----      ----
  Net loss available to Common Stockholders  As reported ($11,061,000)($864,000)
                                             Pro forma    (11,567,000)( 876,000)

  Basic and diluted loss per share           As reported       $(1.18)   $(0.17)
                                             Pro forma         $(1.24)   $(0.18)

         The weighted average fair value of options granted during the year ended June 30, 1998 and 1997 under the Company's stock option plan was $3.22 and $.03 per option, respectively. In determining the minimum fair value of each option, the Company used Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions: dividend yield of zero; expected volatility of 90% for 1998 and 162% for 1997; risk-free interest rate of 5.6% and 6.4%, respectively; and an average expected option life of 3.5 years.

  Other Stock Options

         In addition to the options granted under the plan, on August 4, 1997, the Company granted to an employee 600,000 options to purchase common stock at an exercised price of $1.00 per share. The options vest ten percent on date of grant and three percent per month thereafter. At June 30, 1998, all options remained unexercised. On November 21, 1997, the Company agreed to pay to the employee any additional income taxes which the employee may incur as a result of the options being non-qualified stock options as compared to incentive stock options. Due to this agreement, the stock options are being accounted for as variable stock options which results in recognition of compensation expense based on the fair market value of the common stock at the end of each reporting period. Compensation expense relating to these options approximated $1,300,000 for the year ended June 30, 1998.

  NOTE 8.  STOCK WARRANTS AND CALL OPTION

         In fiscal 1993, the Company issued warrants to one officer and one director of the Company to purchase an aggregate of 250,000 shares of common stock at $4.00 per share. As of June 30, 1997, all of these warrants were fully vested and had the following terms: 100,000 originally set to expire April 12, 1998 have been extended to February 7, 1999; 150,000 expire May 1, 2003. The Company recorded a charge of $156,000 in connection with the extension of these warrants.

         In connection with the Company's December 1993 initial public offering, the Company issued warrants to the underwriters to purchase 165,000 shares of the Company's common stock at $12.33 per share, which were fully vested at the date of issuance. Such warrants expire on December 2, 1998.

         In fiscal 1994, in conjunction with the acquisition of Direct Data, the Company issued warrants to four former shareholders of Direct Data to purchase 29,548 shares of common stock at $2.625 per share, which were fully vested at the date of issuance. Of those warrants, 8,947 have been exercised, 5,752 have expired, and the remaining 14,849 expire as of May 31, 1999.

         In August 1997, for total consideration of $500,000, the Company sold 3,500,000 shares of Common Stock and 1,600,000 warrants to Liviakis Financial Communications, Inc. and its affiliates. The warrants entitle the holders to purchase up to 1,600,000 shares of the Company's Common Stock at $.01 per share during the period from January 15, 1998 and through August 4, 2002. The warrant shares carry certain registration rights and antidilution provisions. On May 12, 1998, 1,200,000 shares of Common Stock were issued upon exercise of the warrants. See "Note 13. Related Parties."

         In connection with the private offering of 8% Convertible Debentures in December 1997, the Company issued a warrant as part of the finder's fee payment related to the offering. The warrant entitles the holder to purchase 50,000 shares of Common Stock at $6.525 per share during the period from December 10, 1997, through December 9, 2000. The warrant also provides for cashless exercise. The warrant contains antidilution protection and "piggyback" registration rights applicable to the common stock issuable upon exercise of the warrant. As of June 30, 1998 no warrants were exercised.

         In March 1998, the Company issued a warrant to entrenet Group, LLC to purchase 10,435 shares of Common Stock at $5.75 per share as a consulting fee. The warrant expires on March 11, 2003. The warrant has antidilution provisions and "piggyback" registration rights applicable to the common stock issuable upon exercise of the warrant. In September 1998, the Company issued an additional warrants to purchase 8,333 shares of common stock at $2.40 per share exercisable through September 2003 upon termination of this agreement.

         The Company obtained a call option on 397,684 shares of its common stock in fiscal 1996 in connection with the surrendering of the assets to the seller of a previously acquired company. The call option allowed the Company to purchase the shares at $.25 per share through October 5, 1998. In March 1998, the Company entered into an agreement with the shareholder to assign the options to third parties. As of June 30, 1998, the Company sold the call options for net proceeds of approximately $1.2 million.

  NOTE 9.  INCOME TAXES

         At June 30, 1998 and 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $21 million and $12 million, respectively. Annual utilization of the loss carryforwards is subject to significant limitations due to changes in the Company's ownership, which could result in little or no benefit being derived from these carryforwards. Future changes in ownership could further reduce the annual availability of these benefits. If unused, the carryforwards will expire beginning in 2008.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's deferred taxes are as follows:

                                                              June 30,
                                                     1998                1997
                                                     ----                ----
   Deferred tax assets
       Net operating loss carry-forwards     $   8,125,000      $   4,388,000
       Depreciation                                  4,000             (3,000)
       Inventory reserves                           47,000             31,000
       Allowance for bad debts                      (8,000)             6,000
       Other                                        60,000             28,000
                                              -------------     -------------
                                                 8,228,000          4,450,000
       Valuation allowance                      (8,228,000)        (4,450,000)
                                              ------------     --------------
   Net deferred tax asset                    $       --        $        --
                                             ==============    ===============

         The Company has recorded a full valuation allowance on its net deferred tax assets based on current evidence which indicates that it is not considered more likely than not that these benefits will be realized. The valuation allowance increased during fiscal 1998 and 1997 by $3,778,000 and $324,000 respectively, due to additional losses for which no tax benefits were recorded.

         The Company has not completed federal income tax filings for fiscal years 1996 and 1997 and intends to take the steps required to complete the tax filings as soon as practicable.

NOTE 10.  EMPLOYEE BENEFIT PLAN

         In April 1994, the Company established a qualified Section 401(K) Savings Plan. The Plan allows eligible employees to contribute up to 15% of their salaries on a pre-tax basis. The Company did not make any contributions to the Plan during fiscal year 1998 or 1997.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

         The Company leases its office facilities under two operating lease arrangements, wherein product development is located in Colorado under a month to month lease at $1,400 per month. In September 1997, the Company executed a five-year lease term for its primary office space in Emeryville, California. Rental payments commenced October 1, 1997 at the initial rental rate of $9,942 per month and are currently at $11,126 per month following a recent move within the facility. The leases contain certain provisions for rental adjustments. In addition, the leases require the Company to pay property taxes, insurance and normal maintenance costs. Rent expenses were $119,000 and $74,000 during fiscal years 1998 and 1997. Future minimum lease commitments (including twelve months of rent for the Colorado facility lease for fiscal year 1999 only) are $146,000 in fiscal 1999, $137,000 in 2000, $143,000 in 2001, $148,000 in 2002, and
$38,000 in 2003.

         Through June 30 1998, the Company has entered into four agreements, which include various marketing, distribution and CDPD service purchase terms. The agreement with AT&T Wireless includes purchase obligations for a term of three years, with automatic renewals of additional one-year terms if either party fails to give 90 days prior notice of termination at the end of term. The Company is obligated to maintain a minimum number of active CDPD addresses over the term of the agreement, or pay such addresses even if the Company has not resold the numbers to merchants. Based on the agreement of April 1, 1997, the Company is obligated to have minimum monthly CDPD billings of $4,500 beginning with the one-year anniversary of the agreement, $13,500 within 18 months and $20,250 within two years. The Company is currently in discussion with the carrier regarding modifications to the agreement to accommodate the Company's new distribution approach. The GTE Wireless minimum CDPD levels were eliminated with a contract amendment in September 1998. See "Note 14. Subsequent Events."

         As of June 19, 1998, the Company entered into an agreement with an investment banking firm to act as the Company's exclusive agent for purposes of structuring mergers, sale of assets or similar transactions involving a portion or substantially all of the business, assets or stock of the Company. Under the agreement, the Company is obligated to pay a cash retainer fee of $30,000 payable $5,000 a month for six months, reimburse reasonable out-of-pocket expenses and pay a "contingent fee" equal to three percent of the aggregate gross consideration received by the Company in connection with a transaction. The Company has secured its obligation under this agreement with substantially all assets of the Company.

         Under one of the Company's transaction processing agreements, the Company is required to pay 50 percent of the amounts due to the processor from the merchant which remain unpaid for 60 days.

         The Company agreed to file a registration statement with the SEC to register the Common Stock underlying the 6% Debentures within 75 days of July 22, 1998, (the "Initial Issuance Date"), and that it will respond to initial SEC comments within 15 days of receipt and any subsequent SEC comments within 10 days of receipt. In the event the registration is not effective with the SEC within 120 calendar days of the Initial Issuance Date, the Company is required to pay a cash penalty of two percent (2%) of the face amount of the 6% Debentures and thereafter an amount equal to three percent (3%) of the face amount for every thirty calendar days (or any fraction thereof) until the registration is effective. In the event the registration is not effective by the 180th day after the Initial Issuance Date, the Company can be required by the holders to redeem the 6% Debentures at 120% of face value, plus accrued interest to the date of redemption. The Company is obligated to pay all registration expenses (but not selling expenses) incurred in registering the shares for the holders of the 6% Debentures. See "Note 14. Subsequent Events."

         See Notes 12, 13, and 14 for additional commitments and contingencies.

NOTE 12.  LITIGATION

Securities Class Actions Settlements

         In September 1996, the Company agreed to terms in settlement of securities fraud litigation, pending since 1994, which was brought in connection with the Company's initial public offering in December 1993. The parties' agreement (the "Settlement Agreement") was filed in the United States District Court for the District of Colorado on January 15, 1997. By its order approving the settlement, the court certified a plaintiffs' settlement class and provided the mechanism for payment of claims. The Company contributed $10,000 to the total settlement fund of $2,150,000. The remaining portion of the settlement was contributed by certain underwriters of the Company's initial public offering and its former securities counsel. No objections to the Settlement Agreement were made. No potential class member opted-out of the settlement and all are bound by the release granted the Company. All claims against the Company in those consolidated cases were dismissed by final federal court order on September 4, 1997. No appeal was filed. Similar state court claims were dismissed by Colorado district court order dated October 9, 1997, and no appeals have been filed in that case.

         To resolve cross-claims asserted by the underwriters in the litigation, the Company agreed to issue a total of 600,000 shares of Common Stock valued at approximately $94,000 upon the effective date of the Settlement Agreement, which was April 26, 1997. The shares issued under this settlement become saleable under SEC Rule 144 commencing on April 26, 1998. The Company has agreed to register such shares upon demand of holders of not less than 25% of the shares, however, a substantial number of the shares have been sold under Rule 144 as of June 30, 1998. Further, on September 17, 1997, the Company agreed to entry of a consent judgment against it and in favor the sole shareholder of an underwriter, in the amount of $60,000 payable over a three year period.

Settlement with Consultant

         In July 1997, the Company executed a two-year agreement effective as of April 1, 1997 for consulting services. In addition to monthly cash compensation, the consultant received a $50,000 two-year convertible note with 10% interest per annum. The note was convertible into Common Stock at $.40 per share, for a total of 125,000 shares issuable upon conversion of the principal amount of the note. A dispute arose between the consultant and the Company and the consulting agreement was terminated by the Company as of the end of August 1997. The Company settled the dispute in January 1998, which resulted in a $60,000 payment (including amounts previously paid to the consult prior to termination) for all services rendered. As part of the settlement, an adjustment to the conversion terms of the promissory note was made reflecting that all principal and accrued interest on the note could be converted to 75,000 shares of the Company's Common on or before April 1, 1998. The note was converted and the shares were issued as "restricted securities" as defined under Rule 144 under the Securities Act of 1933, as of January 26, 1998. The shares became saleable under Rule 144 commencing on April 1, 1998.

Settlement of Claims of Certain Noteholders

         From April through June 1997, the Company issued a total of $185,000 of Demand Notes payable in full on or before April 11, 1998 (the "Demand Notes"). The principal and accrued interest on the Demand Notes became convertible into shares of the Company's Common Stock as of November 1, 1997 at prices of $.35 per share (as to $75,000 of the Demand Notes) and $.50 per share (as to $110,000 of the Demand Notes). Commencing on November 3, 1997, the Company began receiving conversion demands from the Noteholders and as of November 14, 1997, holders of $135,000 of the Demand Notes had demanded conversion of their Demand Notes into "free trading" Common Stock. The Noteholders claimed that their right to free-trading stock arose out of certain oral representations made at the time of issuance of the Demand Notes, the fact that no "restricted securities" legends were imprinted on the documents evidencing the Demand Notes and no other written advice as to the "restricted" nature of the shares underlying the Demand Notes was given to them at the time. The complaining Noteholders were asserting damages based on a market price for the Company's Common Stock in the $8.00 per share range as of the November 1, 1997 time period. The holder of the remaining $50,000 Demand Note (which was convertible at $.50 per share) did not assert any claims against the Company in connection with his purchase of the Demand Note.

         Rather than incur the expense and risks of litigation, the Company settled the complaining Noteholders' claims by issuing 1.4 times the number of shares originally issuable as principal and interest on the Demand Notes purchased by the complaining Noteholders (plus an additional 11,000 shares to one Noteholder who purchased $50,000 of the Demand Notes), and providing the Noteholders with certain guarantees as to the amount for which the shares can be resold and a "put" which allows the Noteholders to require the Company to repurchase any restricted shares remaining unsold at the end of the one year period after the shares become saleable under SEC Rule 144, as described in detail below. The shares issued upon conversion of the Demand Notes are "restricted securities" as defined under SEC Rule 144, but will become saleable pursuant to Rule 144 one year from the date the converted Demand Note was purchased by the Noteholder. A total of 525,800 shares have been issued to the complaining Noteholders upon conversion of their Demand Notes which will be subject to the guarantee and put agreements. The holder of the other $50,000 Demand Note has been given the enhanced conversion rate (of 1.4 times the number of shares originally issuable) and received 154,000 shares upon conversion of his Demand Note; the shares are not entitled to the guarantee or put.

         The guarantee provision of the settlement agreement allows the former Noteholders to recover the difference between the guarantee price (which is $3.00 per share as to 360,800 of the shares and $4.29 per share as to the remaining 165,000 shares issuable upon conversion of the Demand Notes) and the gross amount the Noteholder receives upon a sale of the shares. The guarantee is operative at any time during the one year period commencing on the date the shares become saleable under SEC Rule 144. The Company is obligated to pay the amount due within thirty days of receiving a demand, accompanied by documentation confirming the sale. Under the "put" provision of the settlement agreement, the former Noteholders will have a five day period commencing on the date one year from the date the shares become saleable under SEC Rule 144 (or the first business day thereafter if such day is a day on which the stock markets are closed) during which the former Noteholders may "put" any restricted shares remaining unsold by them at the time back to the Company. Upon exercise of the put, the Company must either (1) purchase the shares for the put price (which is $3.00 per share for 360,800 of the shares and $4.29 per share for 165,000 of the shares) or (2) require the shareholder to sell the shares into the market, with the Company making up the difference between the put price and the gross amount received by the shareholder upon such sale, within 15 days after receipt of written notice and documentation confirming the sale.

         As a result of the above settlement, the Company recorded approximately $1,353,000 as litigation settlement expense in fiscal 1998. The shares originally issuable upon conversion of the notes and the additional shares resulting from the settlement are subject to the guarantee and "put" provisions and are reflected as Redeemable Common Stock. The originally issuable shares are reflected at their conversion value adjusted for the value attributable to the guarantee and "put" provisions. In the event redemption of such shares becomes probable and the actual redemption amount is in excess of the carrying amount, such excess amount will be recorded as litigation settlement expense. The additional shares are reflected at their redemption value. As of June 30, 1998, approximately 128,000 shares subject to the guarantee and "put" provision, with a carrying value of $232,000 remained outstanding and have a maximum redemption value of approximately $384,000 prior to any reduction for amounts the holder may receive upon the sale of such shares.

         On July 2, 1997, the Company also issued a promissory note in the amount of $16,825 to one of the investors who purchased the Demand Notes. This note was due and payable in full as of July 30, 1997 and bore interest at a default rate of 18% per annum if not paid when due. In return for the investor's agreement not to require the Company to pay the note when it came due, the investor claims that a representative of the Company promised that the Company would treat the note the same as the other Demand Notes and convert it to Common Stock on the same terms. In conjunction with the Demand Note settlement with this investor, the Company agreed to convert all amounts owing as principal and interest by it under this note to a total of 18,507 shares of Common Stock. The shares issued upon conversion of this note are not entitled to the guarantee or put described above.

Dispute with Supplier

         In April of 1995, the Company entered into an agreement with a supplier to supply modems for CDPD products. In October 1996, the supplier asserted a claim for payment of product sold under that agreement in the amount of approximately $60,000. The Company asserted the supplier delivered defective product, which caused damages to the Company in excess of the amount being claimed. The Company agreed to settle the dispute by paying $50,000 over the sixty-day period commencing June 30, 1998.

NOTE 13.  RELATED PARTIES

Transactions with Cardservice International, Inc.

         A director of the Company is also an officer of the Company's largest customer, Cardservice International, Inc. ("CSI"). Another officer and director of the Company is a "nonvoting" director of CSI. Sales to CSI approximated $178,000 and $698,000 in fiscal 1998 and 1997, respectively.

         During fiscal 1996, CSI purchased $162,500 of raw materials on behalf of the Company in exchange for 142,544 shares of common stock issued subsequent to June 30, 1996 at 150% of the then current fair market value plus registration rights after one year on all stock owned by CSI. This transaction increased CSI's ownership in the

Company from 2% to 5%. At June 30, 1998, CSI had completely divested its stock interest in the Company. Additionally, the Company provides sales rebates to CSI on POS-50(R) units sold by CSI to end users of product built with the raw materials purchased using the amounts advanced from CSI. As of June 30, 1998, a total of $64,000 was paid under the agreement.

Transactions with Liviakis Financial Communications, Inc.

         In July of 1997, the Company entered into a Consulting Agreement with Liviakis Financial Communications, Inc. and its affiliates ("LFC") pursuant to which LFC provides the Company with financial and business consulting and public and investor relations services. The Company was obligated to pay Liviakis consulting fees of $10,000 in cash and 300,000 shares of its Common Stock over the one-year term of the Consulting Agreement. Pursuant to the Consulting Agreement, the Company must also pay LFC cash equal to 2.5% of the gross proceeds received in any direct financing located for the Company by LFC.

         The Company also sold a total of 3,500,000 shares of Common Stock and warrants to purchase up to an additional 1,600,000 shares of Common Stock exercisable at $.01 per share to two LFC affiliates in August 1997 for $500,000 in cash. Pursuant to this transaction, LFC and these affiliates became significant shareholders of the Company. The Common Stock issued (and issuable pursuant to the Consulting Agreement and upon exercise of the warrants) to LFC and its affiliates carries certain registration rights. The warrants provide that if for any reason the Company does not issue shares upon exercise, the Company is required to repurchase the warrants for the difference between the $.01 exercise price and the then-current market price of the common stock.

         Since the LFC related financing transaction and the LFC Consulting Agreement were entered into by the Company at approximately the same time, the Company has treated these transactions as one transaction for accounting purposes. Based on the fair market value of the Common Stock as determined by an independent valuation, the initial 3,500,000 shares of Common Stock and warrants for 1,600,000 shares of Common Stock issued in the transactions, net of cash proceeds received, were valued at approximately $1,285,000 and recorded as prepaid consulting services. The consulting services are amortized on a straight-line basis over the term of the Consulting Agreement commencing with the July 25, 1997 effective date of the agreement. The warrants are classified as redeemable securities as a result of the repurchase provisions described above. The 300,000 shares which are issuable over the term of the contract are being valued as such shares vest, and resulted in an additional $1,085,000 in consulting expenses during fiscal 1998.

         In  connection  with  the  closing  of the  sale  of  $3,060,000  of 8%
Convertible Debentures, the Company paid LFC $76,500 in December 1997. In conjunction with the July 1998 closing of the sale of $2,000,000 of 6% Convertible Subordinated Debentures Due July 21, 2000, LFC earned $50,000, as its finder's fee. See "Note 14.
Subsequent Events."

         Pursuant to the agreements, LFC and/or its affiliates were granted the right to appoint certain officers and directors of the Company.

         Between October 14 and November 30, 1997, the Company received several bridge loans from LFC in the total amount of $475,000. The Company was obligated to pay LFC interest on the amount borrowed at the rate of 9% per annum. The Company paid LFC the amount due on these loans, with interest at the stated rate, from the proceeds of the sale of the 8% Convertible Debentures sold on December 10, 1997.

         On June 30, 1998, the Company and LFC agreed to extend their consulting relationship through the entry of a new consulting agreement covering the period from August 1, 1998 through March 15, 1999 (the "New LFC Agreement"). The terms of the New LFC Agreement are substantially the same as the original LFC
Agreement. For services to be rendered under the New LFC Agreement, LFC is to receive 290,000 shares of Common Stock, issuable as a signing bonus upon execution of the New LFC Agreement. The Common Stock issuable to LFC under the new Consulting Agreement carries certain registration rights. In conjunction with the entry of the New LFC Agreement LFC agreed to a further lock-up of all shares, owned by LFC and its affiliates, pursuant to which they will not be able to sell such shares before February 1, 1999, even though certain of those shares were included in the Registration Statement which became effective August 7, 1998.

Transactions with entrenet Group, LLC

         In June 1997, the Company entered into a consulting agreement with entrenet Group, LLC ("entrenet"), for purposes of assisting the Company in strategic planning, the creation of a detailed business and marketing plan and in locating financing sources. For its services, the Company issued a $150,000 convertible promissory note to entrenet, with interest payable at 10% per annum, due in full on or before June 2, 1998. At entrenet's election, the principal and interest converted into 328,750 shares of Common Stock of the Company during the year ended June 30, 1998, at $.50 per share. In addition, the Company was obligated to pay entrenet a finder's fee of 8% for any direct financing it located for the Company, payable in Company securities identical to what for that $500,000 financing. During 1998, the Company and entrenet were in discussions over the interpretation of the provisions specifying the consideration payable to entrenet as its finder's fee for locating LFC. The matter was resolved in November 1997, whereby the Company agreed to issue entrenet a total of 280,000 shares of its Common Stock issuable to it under the note and as payment of the finder's fee. Those shares were issued in April 1998 and included in the Registration Statement, which became effective August 7, 1998.

         As of March 12, 1998, the Company entered into an agreement with entrenet to provide business and financial consulting services to the Company and to assist the Company in locating additional financing. The term of the agreement is for six months from March 12, 1998 and renews for additional six-month terms unless at least 60 days notice is given to terminate the agreement prior to the end of a term. For its advisory services under the agreement, entrenet earned a fee of $60,000 plus interest that was paid in July 1998. In addition, entrenet received a Common Stock Purchase Warrant to purchase 10,435 shares at $5.75 per share, exercisable until March 11, 2003. The shares issuable pursuant to the warrant carry certain piggyback registration rights. Upon the consummation of any financing transaction entered into by the Company during the term of the agreement (with the exception of financings from certain identified, excluded sources) or for two years after termination with respect to any financing obtained from a source introduced to the Company by entrenet, entrenet is entitled to receive cash compensation as follows: for debt financings, 2% of the total amount of the financing, payable in cash or in the form of a 10% note due in one year; for equity financings, 7% of the total gross financing proceeds (payable in cash), unless there is a licensed investment banker entitled to receive compensation as a result of the transaction, in which case the amount payable to entrenet is reduced to 2 1/2% of the gross proceeds (payable in cash), plus a five year Common Stock purchase warrant which entitles entrenet to purchase that number of shares of Common Stock equal in value (as determined by a defined fair market price) to the full amount of compensation payable to entrenet in cash, at a per share exercise price equal to the then current market value of the Common Stock (as defined); for mergers and acquisitions, 5% of the total consideration paid or received in the transaction (payable in cash), unless there is a licensed investment banker entitled to receive compensation as a result of the transaction, in which case the amount payable to entrenet is reduced to 3% (payable in cash) of such consideration, plus a five year Common Stock purchase warrant which entitles entrenet to purchase that number of shares of Common Stock equal in value (as determined by a defined fair market price) to the full amount of compensation payable to entrenet in cash, at a per share exercise price equal to the then current market value of the Common Stock (as defined). If entrenet assists the Company in locating an executive-level candidate who is hired by the Company, entrenet is entitled to receive a fee equal to 30% (payable in cash) of the candidate's total first year compensation. The Consulting Agreement was terminated in September 1998. The Company agreed to pay the remaining fees to entrenet of $20,000 and has agreed to issue a Common Stock Purchase Warrant for 8,333 shares exercisable at $2.40 per share until September 11, 2003. The shares issuable on exercise of this warrant carry certain registration rights.

Transactions with ADATOM, Inc.

         During fiscal 1998, the Company purchased furniture and equipment in the approximate amount of $200,000 through a company owned by a director of the Company.

NOTE 14. SUBSEQUENT EVENTS

         In  July   1998,   the   Company   issued   a   warrant   to  RBB  Bank
Aktiengesellschaft to purchase 20,000 shares of Common Stock at $4.375 per share, exercisable through September 9, 2001. The warrant was issued in consideration for RBB Bank's $250,000 loan to the Company. The warrant contains antidilution provisions and "piggyback" registration rights applicable to the common stock issuable upon exercise of the warrant.

         On July 27, 1998, the Company completed a private offering of $2,000,000 of 6% convertible subordinated debentures due July 21, 2000 and Common Stock Purchase Warrants exercisable to purchase 100,000 shares of common stock exercisable at $4.50 per share until July 21, 2001. The net proceeds to the Company from the offering were approximately $1.8 million. In addition, the company issued three year, 60,000 Common Stock purchase warrants exercisable at $4.50 per share as part of the finder's fee on this transaction. The Company used approximately $250,000 of the proceeds to pay existing notes payable and used the balance of the proceeds as working capital. A holder of the Series A Preferred Stock purchased $1,000,000 of the Debentures. The Company has agreed to register the shares of Common Stock issuable upon conversion of the debentures and exercise of the warrants with the SEC. Failure of the Company to obtain an effective registration of the shares by November 19, 1998, entitles the holders to a cash penalty of 2% of the face amount of the debentures. Each further 30-day delay (or any part of a 30-day delay) incurs a 3% cash penalty. Failure to have the shares registered by January 18, 1999, entitles the holders to require the Company to redeem the debentures at 120% of face value, plus accrued interest to the date of redemption. All costs of the registration (other than selling costs) are to be borne by the Company. The debentures include an "in the money" conversion feature which allows the holder to convert to common stock at an initial discount of 20%, as defined. The Company has also agreed to increase the discount rate by 2% if the Company is unable to obtain an effective registration statement on such shares within 120 days from the issue date and an additional 3% for every 30-day period thereafter until the registration statement is effective. In the event the registration statement is not effective within 180 days, the holders can require redemption by the Company at an amount equal to 120% of the face value, plus accrued interest. The value of the "in the money" conversion feature will be recognized as interest expense in fiscal 1999.

         On August 7, 1998, the Company registered 7,240,356 shares of Common Stock for sale solely by certain security holders. This offering resulted in no proceeds to the Company. All costs relating to the registration, estimated to be approximately $140,000, were borne by the Company.

         On August 21, the Company granted options to its new Chief Executive Officer to purchase 1,000,000 shares of the Company's Common Stock at $3.438 per share, the estimated fair market value at date of grant. In November 1998, the Company and Mr. Peirce agreed to cancel the original 1,000,000 share option and the Company granted Mr. Peirce an option to purchase 1,300,000 shares of the Company's Common Stock, exercisable at $2.563 per share, the estimated fair market value at date of the grant, for ten years from November 23, 1998.

         On September 9, 1998, the Company amended its GTE Wireless CDPD agreement to remove any minimum service billings and established new IP address pricing for merchants acquired under the agreement.

         On September 22, 1998, the Company borrowed $1,300,000 from Liviakis Financial Communications, Inc. through a note payable, which is due April 1, 1999, and bears interest at 8% per year. The Company used $1 million of the proceeds to redeem $833,000 of its Series A Convertible Preferred Stock. Substantially all available intangible assets of the Company secure the note. The Company paid 120% of face value for the redemption. The security holders participating in this redemption also agreed to a specified conversion schedule over the following three months. The participating investors, representing approximately 1,342,000 shares of the remaining Series A Preferred Stock have agreed to hold their Series A Preferred shares until at least October 15, 1998. Following October 15, 1998, one-third of the Series A Preferred shares may be converted to Common Stock on each of October 15, November 15, and December 15 of 1999, respectively. As an incentive to these investors, the Company has agreed to issue Common Stock purchase warrants exercisable to purchase that number of shares of Common Stock equal to five percent of the number of shares of Series A Preferred Stock held by the participating investor at the end of each period, exercisable at 110% of the five-day average bid price prior to the date of issuance for three years from the date of issuance. The Company also increased the dividend rate from four to eight percent on the balance of the Preferred Stock held. The amounts paid in excess of the face value of the preferred shares redeemed and the fair value of the warrants issued to the investors reduces earnings available to common shareholders.

         On September 30, 1998, the Company and CSI entered into a non-binding Letter of Intent to form a non-exclusive strategic partnership. CSI may also make an equity investment of $1,000,000 in the Company through a direct purchase of restricted shares of common stock. In a related transaction, an officer and shareholder of CSI, may make a separate investment of $1,000,000 in the Company through direct purchase of restricted shares. The shares are to be issued at a discount of 10% from the average three-day closing price ($3.208) prior to the date of entry of the Letter of Intent, assuming the purchase agreements are completed in a timely manner.

         On October 28, 1998, the Company borrowed $500,000 from the CEO and 50% owner of Cardservice International, Inc. The note bears interest at 8% per annum and is payable in full on the earlier of the receipt by the Company of proceeds from the sale of the Company's Common Stock to this individual or January 1, 1999. In consideration for the loan, the Company also agreed to issue a Common Stock Purchase Warrant exercisable to purchase 25,000 shares of Common Stock at $3.038 per share through October 27, 2001.

NOTE 15.  UNAUDITED RESTATED QUARTERLY FINANCIAL INFORMATION

         As discussed in Note 7, the Company granted an option to purchase 600,000 shares of common stock and subsequently agreed to pay to the employee any additional income taxes which the employee may incur as a result of the option being a non-qualified stock option as compared to an incentive stock option. Due to this agreement, the stock options, which the Company had previously accounted for based on the fair value as of the grant date, are being accounted for as variable options resulting in an additional $1,327,000 of non-cash compensation expense in fiscal 1998. The Company's previously reported balance sheet and statement of operations are being restated to reflect this accounting.

         As discussed in Note 12, the Company settled claims of certain noteholders regarding the tradability of shares to be issued upon conversion of their notes. The settlement included the issuance of additional shares as well as a guarantee and put feature. The Company is restating its previously reported quarterly statements of operations to increase the initial value used to account for the settlement to include the value of the guarantee and put feature estimated to be approximately $430,000. In addition, the Company is also restating its previously reported interim balance sheets to reflect the settlement as an accrued expense in the amount of $1,353,000 as of March 31, 1998 instead of equity as previously reported.

         As discussed in Note 13, the Company entered into certain financing and consulting transactions with LFC that included the issuance of common stock. The Company valued the shares as of the date of the agreement although such shares were issued throughout its term as services were being performed. The Company is restating its previously reported quarterly statements of operations to record an additional $847,000 of consulting expense during fiscal 1998 based on the value of the common stock at the dates of issuance. The Company also issued 1,600,000 warrants to LFC in connection with this transaction. The warrants provide that if for any reason the Company does not issue shares upon exercise, the Company is required to repurchase the warrants for the difference between the $.01 exercise price and the then-current market price of the common stock. As such, the warrants should be classified as redeemable securities. The Company's previously reported interim balance sheets are also being restated to properly reflect this transaction.

Unaudited quarterly financial information is presented below.

                                                            For the quarter ended
                                           September 30,   December 31,       March 31,      June 30,
                                                1997           1997             1998           1998
                                             (restated)     (restated)       (restated)

         Statement of operation data:
Revenues ..............................   $    270,000    $    116,000    $    252,000    $    271,000
Cost of revenues ......................        176,000          61,000         115,000         556,000
                                          ------------    ------------    ------------    ------------

Gross profit (loss) ...................         94,000          55,000         137,000        (285,000)
                                          ------------    ------------    ------------    ------------
Operating expenses:
Selling, general and administrative ...      1,288,000       2,853,000       2,518,000       1,748,000
Research and development ..............         95,000          78,000          78,000          44,000
Litigation expense ....................           --              --         1,353,000            --
                                          ------------    ------------    ------------    ------------

Total operating expenses ..............      1,383,000       2,931,000       3,949,000       1,792,000
                                          ------------    ------------    ------------    ------------

Loss from operations ..................     (1,289,000)     (2,876,000)     (3,812,000)     (2,077,000)
Other expense, net ....................        (24,000)       (245,000)       (604,000)        (73,000)
                                          ------------    ------------    ------------    ------------

Net loss ..............................   $ (1,313,000)   $ (3,121,000)   $ (4,416,000)   $ (2,150,000)
                                          ============    ============    ============    ============

Basic and diluted loss per share ......   $       (.17)   $       (.34)   $       (.48)   $       (.20)
                                          ============    ============    ============    ============

Weighted average common shares
    outstanding basic and diluted .....      7,770,000       9,209,000       9,281,000      11,243,000
                                          ============    ============    ============    ============


         Balance sheet data:

         Current assets ...............   $  1,663,000    $  3,078,000    $  1,596,000    $    726,000
         Total assets .................      1,720,000       3,654,000       2,334,000       1,565,000
         Current liabilities ..........      1,961,000       3,661,000       6,284,000       3,693,000
         Total liabilities ............      2,006,000       6,369,000       6,329,000       3,738,000
         Redeemable common stock
             and warrants .............        560,000         560,000         560,000         372,000
         Stockholders' (deficit) equity       (846,000)     (3,275,000)     (4,555,000)     (2,545,000)

Reconciliation of previously reported amounts:

                                         September 30,    December 31,      March 31,
                                             1997            1997             1998
          Net loss:
As reported .........................   $  (806,000)   $(1,757,000)  $   (3,302,000)

Adjustment ..........................      (507,000)    (1,364,000)      (1,114,000)
                                        -----------    -----------    -------------
As restated .........................   $(1,313,000)   $(3,121,000)   $  (4,416,000)
                                        ===========    ===========    =============


Basic and diluted net loss per share:

As reported .........................   $      (.10)   $      (.19)   $       (.36)
Adjustment ..........................          (.07)          (.15)           (.12)
                                        -----------    -----------    -------------
As restated .........................   $      (.17)   $      (.34)   $       (.48)
                                        ===========    ===========    =============

Stockholders' (deficit) equity:

As reported .........................   $   327,000    $  (737,000)   $      16,000
Adjustment
                                         (1,173,000)    (2,538,000)      (4,571,000)
                                        -----------    -----------    -------------
As restated .........................   $  (846,000)   $(3,275,000)   $  (4,555,000)
                                        ===========    ===========    =============

                            U.S. WIRELESS DATA, INC.

                                  BALANCE SHEET
                                   (Unaudited)

                                                                   March 31, 1999
                                                               (restated, see Note 9)
ASSETS

Current assets:
        Cash ..................................................    $      3,000
        Accounts receivable, net of allowance for doubtful
          accounts of $30,000 .................................         115,000
        Inventory .............................................         231,000
        Other current assets ..................................         127,000
                                                                   ------------
             Total current assets .............................         476,000
Processing units - deployed, net ..............................         466,000
Property and equipment, net ...................................         238,000
Other assets ..................................................          60,000
                                                                   ------------

         Total assets .........................................    $  1,240,000
                                                                   ============


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
      Accounts payable ........................................    $  1,245,000
      Accrued liabilities .....................................       1,426,000
      Borrowings, current portion .............................       2,366,000
                                                                   ------------
        Total current liabilities .............................       5,037,000
Notes payable to related parties ..............................       2,490,000
Borrowings, long-term portion .................................          25,000
                                                                   ------------
            Total liabilities .................................       7,552,000
                                                                   ------------

Redeemable common stock .......................................         232,000
                                                                   ------------

Stockholders' deficit:
      Preferred stock, at $1 stated value, 15,000,000
         authorized, 789,325 Series A issued and outstanding ..         789,000
      Common stock, at $1 stated value, 40,000,000
         shares authorized; 14,268,805 shares
         issued and outstanding ...............................      14,269,000
      Additional paid-in capital ..............................      12,559,000
      Accumulated deficit .....................................     (34,161,000)
                                                                   ------------
        Total stockholders' deficit ...........................      (6,544,000)
                                                                   ------------


            Total liabilities and stockholders' deficit .......    $  1,240,000
                                                                   ============

    The accompanying notes are an integral part of the financial statements.

                            U.S. WIRELESS DATA, INC.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                    Nine months ended March 31,
                                                    ---------------------------
                                                      1999               1998
                                             (restated, see Note 9)
Net revenues:
    Product sales ..........................     $    633,000      $    504,000
    Services ...............................          509,000           134,000
                                                 ------------      ------------
                                                    1,142,000           638,000
                                                 ------------      ------------
Cost of revenues:
    Product sales ..........................          499,000           318,000
    Services ...............................          482,000            34,000
    Settlement with supplier ...............         (240,000)             --
                                                 ------------      ------------
                                                      741,000           352,000
                                                 ------------      ------------

Gross profit ...............................          401,000           286,000
                                                 ------------      ------------

Operating expenses:
    Selling, general and
         administrative ....................        3,857,000         6,659,000
    Research and development ...............          363,000           251,000
    Litigation settlement ..................             --           1,353,000
                                                 ------------      ------------
       Total operating expense .............        4,220,000         8,263,000
                                                 ------------      ------------

Loss from operations .......................       (3,819,000)       (7,977,000)

Other expense, net .........................       (1,749,000)         (873,000)
                                                 ------------      ------------
Net loss ...................................       (5,568,000)       (8,850,000)

Preferred stock dividends and
    redemption charges .....................         (571,000)             --

Net loss available to common
    stockholders ...........................     $ (6,139,000)     $ (8,850,000)
                                                 ============      ============

Basic and diluted net loss per share........     $       (.46)     $      (1.01)
                                                 ============      ============


Weighted average common shares
    outstanding - basic and diluted ........       13,247,000         8,753,000
                                                 ============      ============

    The accompanying notes are an integral part of the financial statements.

                            U.S. WIRELESS DATA, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                            For the nine months ended March 31,
                                                                      1999            1998
                                                            (restated, see Note 9)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss .................................................   $(5,568,000)   $(8,850,000)
    Adjustments to reconcile net loss to net cash used in
      operating  activities:
        Depreciation and amortization ........................       175,000         65,000
        Non-cash consulting services and other ...............     1,499,000      2,124,000
        Non-cash compensation expense - variable stock option     (1,302,000)     1,707,000
        Non-cash interest expense - debentures ...............       966,000        637,000
        Non-cash litigation expense ..........................          --        1,353,000

        Changes in current assets and liabilities:
           Accounts receivable ...............................       (60,000)        46,000
           Inventory .........................................       217,000       (671,000)
           Other current assets ..............................       (29,000)      (152,000)
           Accounts payable ..................................      (261,000)       911,000
           Accrued liabilities ...............................     1,019,000         52,000
                                                                 -----------    -----------
           Net cash used in operating activities .............    (3,344,000)    (2,778,000)
                                                                 -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of property, plant, and equipment ...........       (46,000)      (291,000)
        Processing units - deployed ..........................       (81,000)      (383,000)
        Decrease (increase) in other assets ..................         9,000        (56,000)
                                                                 -----------    -----------

           Net cash used in investing activities .............      (118,000)      (730,000)
                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of stock ......................        27,000        585,000
        Proceeds from sale of options to purchase common stock          --          192,000
        Principal payment on borrowings ......................      (366,000)          --
        Net proceeds from issuance of debt ...................     2,310,000      2,790,000
        Net proceeds from issuance of debt to related parties      2,490,000           --
        Redemption of preferred stock ........................    (1,000,000)          --
                                                                 -----------    -----------
           Net cash provided by financing activities .........     3,461,000      3,567,000
                                                                 -----------    -----------


Net increase in cash .........................................        (1,000)        59,000

Cash at beginning of period ..................................         4,000          6,000
                                                                 -----------    -----------

Cash at end of period ........................................   $     3,000    $    65,000
                                                                 ===========    ===========

See Note 4 for non-cash financing activities.


    The accompanying notes are an integral part of the financial statements.

                            U.S. WIRELESS DATA, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1.   BASIS OF PRESENTATION

         The balance sheet as of March 31, 1999, as well as the statements of operations and statements of cash flows for the nine month periods ended March 31, 1999 and 1998 have been prepared by U.S. Wireless Data, Inc. (USWD or the
Company) without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows at March 31, 1999 and for the nine months ended March 31, 1999 and 1998, have been made.

         Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in USWD's Form 10-KSB for the fiscal year ended June 30, 1998. The results of operations for interim periods presented are not necessarily indicative of the operating results for the year.

         Revenue from product sales is generally recognized upon shipment of products to customers. Service revenue consists primarily of transaction-based fees, one-time activation fees and monthly subscription fees. Service revenue related to transactions processed or activation fees are recognized in the period the services are provided.

Note 2.   FINANCIAL CONDITION AND LIQUIDITY

         The Company continues to have difficulties due to its financial condition and lack of liquidity. The Company has incurred recurring losses from operations and has an accumulated deficit of approximately $34 million at March 31, 1999 and has limited financial resources. In May 1999, USWD completed the first phase of a $1.5 to $5.0 million private placement pursuant to Regulation D of the Securities Act of 1933. The Company raised gross proceeds of $1,500,000. At present, development of USWD's products and services requires significant additional financing. See notes 4 and 8 for additional financings.

         The execution of USWD's business plan is dependent on a significant debt or equity-financing event in the immediate future. The Company continues to work both directly and through its consultants to secure such financing which is required to fund operations while a significant recurring revenue stream is developed. There can be no assurance that USWD will be successful with efforts to raise additional capital. The inability of USWD to secure additional financing in the near term could adversely impact USWD's financial position, including its ability to continue as a going concern.

         The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should USWD be unable to continue as a going concern.

Note 3.   NET LOSS PER SHARE

         Basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share excludes exercisable stock options and warrants since their effect would be anti-dilutive. Such stock options and warrants could potentially dilute net income per share in the future.

Note 4 - Borrowings AND STOCKHOLDERS' DEFICIT

         In August 1997, USWD granted an employee an option to purchase 600,000 shares of Common Stock at an exercise price of $1.00 per share. In November 1997, USWD agreed to pay to the employee any additional income taxes which the employee may incur as a result of the option being a non-qualified stock option as compared to an incentive stock option. Due to this agreement, the stock option is being accounted for as variable stock option. During the nine months ended March 31, 1999, the Company recognized $1,302,000 as a credit to compensation expense related to this option as compared to a charge of $1,705,000 for the nine months ended March 31, 1998.

         In July 1998, USWD obtained a bridge loan in the amount of $250,000 from a holder of the Series A Preferred Stock. The Company issued a warrant to purchase 20,000 shares of Common Stock at $4.375 per share, exercisable through September 9, 2001, in connection with the borrowing. The warrant contains anti-dilution provisions and "piggyback" registration rights applicable to the Common Stock issuable upon exercise of the warrant. The warrant had a fair value of $52,000 at date of issuance which has been recorded as interest expense.

         In July 1998, USWD completed a private offering of $2,000,000 of 6% convertible subordinated debentures due July 21, 2000 and warrants to purchase 100,000 shares of Common Stock at $4.50 per share which expire on July 21, 2001. The shares of Common Stock underlying the 6% debentures and warrants carry registration rights. The net proceeds to USWD from the offering were approximately $1.8 million. The Company used approximately $250,000 of the proceeds from the offering to pay off the $250,000 bridge loan. The warrants had a fair value of $218,000 at date of issuance which was being recognized as interest expense over the term of the debentures. The Company also issued a warrant to purchase 60,000 shares of its Common Stock at $4.50 per share expiring on July 21, 2001 to the finder which assisted the Company with the private placement. The shares underlying the warrant have "piggyback" registration rights. The fair value of the warrant was approximately $131,000 at date of issuance and was being expensed to operations over the term of the debentures.

         The debentures include an "in the money" conversion feature which allows the holder to convert to common stock at an initial discount of 20%, as defined. The Company also agreed to increase the discount rate by 2% if USWD is unable to obtain an effective registration statement on such shares within 120 days from the issue date and an additional 3% for every 30-day period thereafter until the registration statement is effective. In the event the registration statement is not effective within 180 days, the holders can require redemption by USWD at an amount equal to 120% of the face value, plus accrued interest. The value of the "in the money" conversion feature approximated $279,000 and was recognized as interest expense.

         The Company had a commitment to file a registration statement by October 7, 1998, covering the shares of Common Stock issuable upon conversion of the 6% Convertible Debentures and related warrants. A registration was not effective with the Securities and Exchange Commission within the required 120 calendar days of the Initial Issuance Date (which was July 21, 1998), and USWD became obligated to pay a cash penalty of two percent (2%) of the face amount of the 6% Debentures and thereafter an amount equal to three percent (3%) of the face amount for every thirty calendar days (or any fraction thereof) until the registration is effective. USWD had not filed or obtained effectiveness of a registration statement by January 18, 1999, thereby giving the holders the right to require USWD to redeem the 6% Debentures at 120% of face value plus accrued and unpaid interest and penalties to the date of redemption. Therefore, the Company recorded this 20% premium as interest expense in the amount of $400,000 in January 1999. In addition, the Company expensed the remaining unamortized debt issuance cost of approximately $279,000 and unamortized debt discount of approximately $145,000 due to the debt being redeemable for failure to obtain effectiveness of the registration statement. The Company also recorded $280,000 in penalties as of March 31, 1999 for this obligation. On May 6, 1999, USWD and the 6% Debenture holders agreed to convert all the accrued interest and penalties into shares of the Series B Preferred Stock. In addition, the holders waived their default rights under the original schedule described above and adopted the default schedule for the Series B Preferred Stock. The Company will reverse the $400,000 accrued penalty as a credit to interest expense in the fourth quarter of fiscal 1999 related to the waiver. (See "Subsequent Events.")

         On August 21, 1998, USWD granted options to an officer to purchase 1,000,000 shares of USWD's Common Stock at $3.438 per share, the estimated fair market value at date of grant. In November 1998, USWD and the officer agreed to cancel the original 1,000,000 share option and grant a new option to purchase 1,300,000 shares of USWD's Common Stock, exercisable at $2.563 per share, the estimated fair market value at date of the new grant, for ten years from November 23, 1998.

         In August 1998, USWD entered into an agreement with a supplier to reduce the cost of inventory previously purchased with a note payable by reducing the balance due by $240,000. This adjustment is recorded as a credit to cost of revenues.

         On September 22, 1998, USWD borrowed $1,300,000 from Liviakis Financial Communications, Inc. (LFC), a shareholder of USWD, through a note payable. The note payable was due April 1, 1999, bore interest at 8% per year, and was secured by substantially all available assets of USWD. The Company used $1,000,000 of the proceeds to redeem $833,000 of its Series A Convertible Preferred Stock. The Company paid 120% of face value for the redemption. The amount paid in excess of the face value of the preferred shares of $167,000 was recorded as a reduction to additional paid-in capital as the Company had previously recorded as a charge to retained earnings of an equivalent amount at the date of issuance for the value of the "in the money" feature. The participating investors, representing approximately 1,342,000 shares of the remaining Series A Preferred Stock, agreed to hold their Series A Preferred shares until at least October 15, 1998, after which time, one-third of the Series A Preferred shares could be converted to common stock on each of October 15, November 15, and December 15 of 1998, respectively. As an incentive to these investors, USWD agreed to issue Common Stock purchase warrants exercisable to purchase that number of shares of Common Stock equal to five percent of the number of shares of Series A Preferred Stock held by the participating investor at the end of each period. During the period ended March 31, 1999, 1,438,000 shares of Series A Preferred Stock had been converted to 1,264,000 shares of Common Stock. Pursuant to the agreement, USWD issued warrants for 78,098 shares exercisable at $2.40 per share through October 15, 2001; warrants for 67,084 shares exercisable at $3.36 per share through November 15, 2001; and warrants for 67,084 shares exercisable at $3.69 per share through December 15, 2001. These warrants had a fair value of $351,000 at date of issuance which has been recorded as a charge to retained earnings. The Company also agreed to increase the dividend rate from 4% to 8% on the balance of the unconverted Series A Preferred Stock. USWD was to file a registration statement by October 31, 1998 for the shares underlying the warrants as well as additional shares issuable upon conversion of the Series A Preferred Stock, due to a decline in the stock price. The Company has not met this obligation, but intends to include the shares underlying the warrants in the registration statement to be filed for the Series B Preferred Stock. (See "Subsequent Events.") In September 1998, USWD agreed to issue warrants to purchase 15,000 shares of Common Stock exercisable at $2.70 per share through September 13, 2001, to JW Genesis Securities, Inc. for its assistance in negotiating the partial redemption of the Series A Preferred Stock. These shares had a fair value of $17,000 on the date of issuance which has been recorded as general and administrative expense. The shares of Common Stock underlying the warrants have "piggy-back" registration rights.

         On October 28, 1998, USWD borrowed $500,000 through an 8% note payable due April 1, 1999 from an officer and shareholder of Cardservice International, Inc. ("CSI"). Prior to May 1999, a director of USWD was also an officer of CSI. In connection with this loan, USWD issued a warrant to purchase 25,000 shares of Common Stock at $3.038 per share exercisable through October 27, 2001. The warrant had a fair value of $52,000 at date of issuance, which has been recorded as interest expense.

         During the period from November 1998 through February 1999, USWD received bridge loans from LFC totaling $690,000 in the form of 8% notes payable due April 1, 1999.

         On March 19, 1999, USWD and holders of the 8% notes payable, LFC and the CSI affiliate, agreed to convert the $2,490,000 of principal plus accrued interest to 2,933,671 shares of Common Stock at the rate of $.875 per share. This rate was established at a 20% discount from the closing price of the Common Stock as of March 18, 1999. These shares are restricted securities and will become eligible for sale under SEC Rule 144 one year after the original issuance dates of the promissory notes. As of June 23, 1999, the exchange of common stock for the surrender of the notes had not occurred and therefore, USWD has not recorded the defeasance of the debt or the issuance of the common stock. USWD expects to complete the transactions by the end of the 1999 fiscal year. Upon consummation of this transaction, USWD will record a gain or loss on the extinguishment of this debt based on the difference between the fair market value at date of issuance of the common stock issued and the recorded value of the debt repaid. This could result in a material charge or credit that will be reflected as an extraordinary item.

         On March 12, 1999, USWD borrowed $250,000 from RBB Bank Aktiengesellschaft, which is the agent for the holders of certain shares of USWD's Series A Preferred Stock and $1,000,000 of 6% Debentures, through a $250,000 promissory note bearing interest at 10% per annum due June 12, 1999. LFC agreed to guarantee the note. The Company issued 50,000 shares of common stock with a fair market value of $44,000 at date of closing which will be recorded as interest expense. The shares issued as part of this agreement are restricted securities and USWD will include the shares in the registration statement to be filed for the 6% Convertible Debentures and other share issuances. (See "Subsequent Events").

         In March 1999, USWD entered into a consulting agreement with EBI Securities Corporation for purposes of assisting USWD as a corporate finance consultant in obtaining additional capital and liquidity for its stock. The agreement has an initial term of six months with an available extension of three months. For its services, USWD has agreed to issue warrants to purchase 100,000 shares of its Common Stock exercisable at $1.00 per share expiring three years from March 15, 1999. The fair value of the warrant was approximately $60,000 which will be recorded as consulting expense. The warrants contain anti-dilution provisions, provide EBI Securities with a cashless exercise provision, and "piggy-back" registration rights. The Company also agreed to pay a monthly consulting fee of $5,000. Additionally, the agreement provides for a fee to be paid for services rendered in conjunction with any merger or acquisition or significant investment by USWD with fees ranging from 1% to 5% based on the value of the transaction.

         During the nine months ended March 31, 1999, the Company issued options to purchase 450,000 shares of Common Stock to various consultants with exercise prices ranging from $2.25 to $3.81 per share with a value of $365,000 at date of issuance.

Note 5.   RELATED PARTY TRANSACTIONS

         On June 30, 1998, USWD and Liviakis Financial Communications Inc. ("LFC") agreed to extend their consulting relationship through the entry of a new consulting agreement covering the period from August 1, 1998 through March 15, 1999 (the "New LFC Agreement"). The terms of the New LFC Agreement are substantially the same as the original LFC Agreement of June 1997. LFC received 290,000 fully vested shares of Common Stock in September 1998 under the New LFC Agreement. The shares were valued at $1,078,000 and expensed at date of issuance. The Common Stock issued to LFC carries certain registration rights. In conjunction with the entry of the New LFC Agreement, LFC agreed to a further lock-up of all shares owned by LFC and its affiliates, pursuant to which they agreed not to sell such shares before February 1, 1999. LFC and the principals of LFC subsequently agreed to extend their "lock-up" of Company shares through the end of calendar year 1999.

         During  the  nine  months   ended  March  31,   1999,   CSI   purchased
approximately $423,000 of products from the Company. See Note 4 and 8 for other related party transactions.

Note 6.   LITIGATION

Settlement of Claims of Certain Noteholders

         In April 1998, USWD entered into an agreement with certain Noteholders under which USWD issued shares of Common Stock in settlement of the dispute regarding conversion terms of their notes. Terms of the settlement entitled the Noteholders to certain guarantee or put provisions related to the shares issued for the notes. The guarantee provision of the settlement agreement allows the former Noteholders to recover the difference between the guarantee price (which is $3.00 per share for the shares that are still entitled to the guarantee) and the gross amount the Noteholder receives upon a sale of the shares. The guarantee is operative at any time during the one year period commencing on the date the shares became saleable under SEC Rule 144. The Company is obligated to pay the amount due within thirty days of receiving a demand, accompanied by documentation confirming the sale. Under the "put" provision of the settlement agreement, the former Noteholders will have a five day period commencing on the date one year from the date the shares become saleable under SEC Rule 144 during which the former Noteholders may "put" any shares remaining unsold by them at the time back to USWD. Upon exercise of the put, USWD must either (1) purchase the shares for the put price of $3.00 per share, or (2) require the shareholder to sell the shares into the market, with USWD making up the difference between the put price and the gross amount received by the shareholder upon such sale, within 15 days after receipt of written notice and documentation confirming the sale. The shares originally issued upon conversion of the notes and the additional shares resulting from the settlement are reflected as Redeemable Common Stock on the balance sheet. The originally issued shares are reflected at their conversion value adjusted for the value attributable to the guarantee and "put" provisions. In the event redemption of such shares becomes probable and the actual redemption amount is in excess of the carrying amount, such excess amount will be recorded as litigation settlement expense. The additional shares are reflected at their redemption value. As of March 31, 1999, there were up to approximately 128,000 shares subject to the guarantee and "put" provision, with a carrying value of $232,000, and a maximum redemption value of approximately $384,000 prior to any reduction for amounts the holder may receive upon the sale of such shares. On April 29, 1999, certain Noteholders holding approximately 83,500 shares, agreed to waive their guarantee and "put" rights in return for the issuance of 200,000 restricted shares of USWD's common stock. See "Subsequent Events."

Note 7.   RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). The new standard requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of these derivatives will be reported in the statement of operations or as a deferred item, depending on the use of the derivatives and whether they qualify for hedge accounting. The key criterion for hedge accounting is that the derivative must be highly effective in achieving offsetting changes in fair value or cash flows of the hedged items during the term of the hedge. The Company plans to adopt FAS 133 in the first quarter of fiscal 2000 and has not yet determined the effect, if any, of adopting the new standard.

Note 8.   SUBSEQUENT EVENTS

         On April 29, 1999, USWD agreed with certain Noteholders to waive their guarantee and "put" rights in return for issuance of 200,000 restricted shares of Common Stock. The value of the shares on date of issuance approximated $187,500 which will be recorded as litigation expense. Issuance of the shares is subject to a final agreement and verification by USWD of eligibility of the 83,500 shares for the put/guarantee rights.

         In April 1999, USWD received $400,000 in the form of a 10% promissory note as an advance from the investor in the Series B Cumulative Convertible Redeemable Preferred Stock. The note was repaid through the issuance of the Series B preferred stock in May 1999.

         On May 3, 1999, USWD entered into an employment agreement with its new Chief Executive Officer pursuant to which it agreed to issue warrants to purchase up to 5,375,000 shares of USWD's common stock. Warrants to purchase 2,687,500 of common stock at an exercise price of $.875 per share, the estimated fair market value of the underlying stock at date of grant, vest 10% upon issuance with the balance vesting over the following twelve months. Warrants to purchase 2,687,500 common stock at an exercise price $3.00 per share vest 50% one year following the grant date with the remaining balance vesting over the following six months.

         On May 6, 1999, USWD completed the minimum amount of a $1.5 to $5.0 million private placement pursuant to Regulation D of the Securities Act of 1933. The Company raised gross proceeds of $1,500,000 and issued 6% Cumulative Convertible Redeemable Preferred Stock (Series B) for $1.00 per share. The instrument gives the holder the right to convert the Preferred Stock into shares of USWD's Common Stock in the future at 80% of then current market price. Concurrent with this transaction, the holders of USWD's 6% Convertible Debentures agreed to convert all accrued interest and penalties into shares of the Series B Preferred Stock. The value of the "in the money" conversion feature approximated $375,000 which will be recognized as a charge to retained earnings. The proceeds were used to pay finders fees of $180,000 plus estimated offering expenses of $41,000 (including approximately $26,000 for the investor's legal fees), professional services fees of $413,000, with the estimated balance of $866,000 to be used for working capital.

         The Company also entered into an agreement (the "Registration Rights Agreement") with the purchasers of the Series B Preferred to file a registration statement with the SEC covering the Common Stock underlying the Series B Preferred and the Warrants within 30 days of the Closing Date to be effective within 90 days of the Closing Date. If USWD fails to meet this requirement, monthly penalties accrue at the rate of 2% to 3% of the purchase price, and in certain circumstances can equal up to 6% per month. In addition, if the Series B Registration Statement has not been filed within 60 days of the Closing Date or has not been declared effective within 150 days of the Closing Date, the holders of the Series B Preferred may require USWD to redeem the Series B Preferred for $1.25 per share, plus all accumulated dividends. The filing of this registration statement will activate certain prior registration rights granted by USWD to holders of certain of its securities. As of June 15, 1999, USWD had not filed the required registration statement and therefore is subject to a 3% penalty of approximately $120,000. The Company is in the process of obtaining waivers of such penalty although there can be no assurances the holders will waive their right.

         The Company also issued a Common Stock Purchase warrant exercisable to purchase 300,000 shares of common Stock at $1.50 per share for five years from April 30, 1999 (the "Series B Warrants") to the cash purchaser of the Series B Preferred.

         As described under Note 4, USWD was obligated to file a registration statement by October 7, 1998 covering the shares of Common Stock issuable upon conversion of the 6% Debentures. Since USWD did not meet the registration requirements, certain penalties accrued through April 18, 1999. In May 1999, the Company issued 454,705 shares of Series B Preferred Stock at $1.00 per share to compensate the 6% Debenture holders for the penalties and interest owed on the 6% Debentures through June 30, 1999, of which 227,353 shares of Series B Preferred Stock were issued to RBB Bank. As part of this agreement, the Debenture holders agreed to adopt the default timetable and remedies defined in the Series B Preferred Stock purchase agreement and to waive their rights under certain prior defaults. The value of the "in the money" feature on the Series B Preferred Stock will be recognized as a charge to retained earnings

         As described in Note 4, RBB Bank Aktiengesellschaft, which is the agent for the holders of certain shares of USWD's Series A Preferred Stock, and a holder of $1,000,000 of 6% Debentures and a promissory note in the principal amount of $250,000, agreed to waive the right to immediate repayment of the $250,000 note (which was originally payable upon completion of the next funding received by USWD of at least $1,000,000). RBB Bank agreed to forebear initiating an action against USWD to collect the amount due until the earlier of receipt by USWD of funding in the aggregate of at least $2,500,000, or December 1, 1999.

         Mr. John Liviakis, a significant shareholder of USWD, also agreed to transfer a total of 443,077 shares of Company Common Stock owned by him to the finder who located the cash purchaser of the Series B Preferred Stock. These shares had a value of $360,000 on the date of issuance, which will be charged against the proceeds of the offering. The shares will be transferred as "restricted securities" as defined in Rule 144 under the Securities Act of 1933 and will not have any registration rights.

         As of June 23, 1999, an additional 450,000 shares of Series B Preferred Stock and 90,000 Series B Warrants have been subscribed for $450,000 in cash, but the closing of the sale had not occurred as of June 23, 1999.

         As of May 28, 1999, USWD entered into a software license agreement with Maverick International Processing Services which provides a perpetual license to software used for front-end authorization and capture services. USWD will issue 375,000 shares of restricted common stock for this license.

NOTE 9.  UNAUDITED RESTATED QUARTERLY FINANCIAL INFORMATION

         As discussed in Note 4, in September 1998, USWD redeemed $833,000 of its series A Convertible Preferred Stock at 120% of face value. The Company recorded the $167,000 premium as other expense. Since USWD recorded a charge to retained earnings of an equivalent amount at date of issuance of the preferred stock for the value of the "in the money" conversion feature, the redemption amount should be recorded as a charge to additional paid-in capital. The Company is restating its previously reported balance sheet and statement of operations as of and for the period ended September 30, 1998 to record this amount as a charge to additional paid-in capital.

         As discussed in Note 4, the 6% convertible debentures included an "in the money" conversion feature which allows the holders to convert to common stock at an initial discount of 20% to the market price on conversion. The Company incorrectly recorded the accretion related to the "in the money" conversion feature as a reduction of the value of the debenture and an increase to additional paid-in capital. The Company is restating its previously reported balance sheet as of September 30, 1998 and December 31, 1998 and statement of operations for the periods then ended to correctly account for the amortization as interest expense of $252,000.

         USWD did not record interest and penalties on its 6% convertible debentures in the first and second quarters of fiscal 1999 and recorded an additional $153,000 of interest expense in the third quarter of fiscal 1999. The Company is restating each of its previously reported quarterly balance sheets and statements of operations for fiscal 1999 to record the interest expense in the appropriate periods.

         As discussed in Note 4, USWD granted warrants to purchase 212,266 shares of common stock to the holders of its Series A Preferred Stock as an incentive to delay the exercise of their conversion rights for a specified period of time. These warrants had a fair value of $351,000, which USWD had previously accounted for as other expense. The Company's previously reported balance sheet and statement of operations for the period ended December 31, 1998 has been restated to reflect this charge as a dividend on the Series A Preferred Stock.

         As discussed in Note 4, USWD completed a private offering of $2,000,000 of 6% convertible subordinated debentures. The holders of the debentures had the right at March 31, 1999 to require redemption of the instrument at 120% of face value within 7 days of notice given to the Company. The Company is restating its previously reported balance sheet and statement of operations as of and for the period ended March 31, 1999, to accrue as interest expense the $400,000 additional redemption value at March 31, 1999. In addition, the Company is restating its results to expense the remaining unamortized debt issuance costs of approximately $279,000 and unamortized debt discount of $145,000 due to the debt becoming immediately redeemable. USWD is also restating its previously reported balance sheet as of March 31, 1999, to reclassify the debentures as current borrowings.

         As discussed in Note 4, USWD agreed with LFC and the CSI affiliate to exchange $2,490,000 of 8% notes payables for 2,933,671 shares of common stock and recorded the defeasance of the debt and the issuance of the common stock as of the March 19, 1999 agreement date. As of March 31, 1999, the debt holders had not surrendered their debt instruments and the Company had not issued such shares. Therefore, the Company is restating its previously reported interim balance sheet as of March 31, 1999, to reflect that this exchange had not occurred as of that date. The Company had not previously recorded an extinguishment gain or loss on this transaction and such gain or loss, if any, will be recorded when the transaction is consummated.

         As discussed in Note 5, USWD entered into a consulting agreement with LFC covering the period from August 1, 1998 through March 15, 1999. In September 1998, USWD issued LFC fully vested shares valued at $1,078,000 under this agreement, which USWD was amortizing over the term of the agreement. As the shares were fully vested on date of grant, the value of such shares should be expensed at such date. The Company is restating each of its previously reported quarterly balance sheets and statements of operations for fiscal 1999 to record the consulting expense in the appropriate periods.

         As discussed in Note 4, USWD entered into a settlement agreement with a supplier related to inventory previously purchased through a note payable. The settlement reduced the amount due under the note by $240,000 which the Company reflected as an increase in inventory reserves of $50,000 and other income of $190,000. As the settlement relates to inventory previously written down to its net realizable value through cost of revenues, the settlement amount should be recorded as a reduction to cost of revenues. The Company is restating its previously reported results of operations for the period ended September 30, 1998, to reclassify the credit to cost of revenues from other income.

A summary of the adjustments to net loss and net loss available to common stockholders is as follows:

                                               For the quarter ended

                                   September 30, December 31,  March 31,
                                       1998         1998         1999       Total
Accretion related to 6%
     convertible debentures ....   $(117,000)   $(135,000)   $    --      $(252,000)

Interest expense ...............     (23,000)    (130,000)     153,000         --
Series A preferred stock
     dividend                           --        351,000         --        351,000
6% convertible debentures:
     Redemption penalty ........        --           --       (400,000)    (400,000)

     Unamortized debt issue cost        --           --       (279,000)    (279,000)

     Unamortized debt discount .        --           --       (145,000)    (145,000)

LFC consulting agreement .......    (790,000)     431,000      359,000         --
                                   ---------    ---------    ---------    ---------


Adjustments to net loss ........    (930,000)     517,000     (312,000)    (725,000)

Series A preferred stock
     dividend                           --       (351,000)        --       (351,000)
Series A preferred stock
     redemption premium              167,000         --           --        167,000
                                   ---------    ---------    ---------    ---------
Adjustment to net loss
    available to common
    stockholders ...............   $(763,000)   $ 166,000    $(312,000)   $(909,000)
                                   =========    =========    =========    =========


Unaudited quarterly financial information is presented below.

                                                       For the quarter ended

                                            September 30,   December 31,      March 31,
                                                1998           1998             1999
                                             (restated)      (restated)      (restated)

Statement of operations data:
Revenues ..............................   $    361,000    $    520,000    $    261,000
Cost of revenues ......................         77,000         424,000         240,000
                                          ------------    ------------    ------------

Gross profit ..........................        284,000          96,000          21,000
                                          ------------    ------------    ------------
Operating expenses:
    Selling, general and administrative      2,476,000         950,000         431,000
    Research and development ..........         80,000         178,000         105,000
                                          ------------    ------------    ------------
Total operating expenses ..............      2,556,000       1,128,000         536,000
                                          ------------    ------------    ------------

Loss from operations ..................     (2,272,000)     (1,032,000)       (515,000)
Other expense, net ....................       (251,000)       (380,000)     (1,118,000)
                                          ------------    ------------    ------------
Net loss...............................     (2,523,000)     (1,412,000)     (1,633,000)
Preferred stock dividend and
    redemption charges ................       (168,000)       (378,000)        (25,000)
                                          ------------    ------------    ------------
Net loss available to common
    stockholders ......................   $ (2,691,000)   $ (1,790,000)   $ (1,658,000)
                                          ============    ============    ============

Basic and diluted loss per share ......   $       (.22)           (.13)           (.12)
                                          ============    ============    ============
Weighted average common shares
    outstanding, basic and diluted ....     12,491,000      13,582,000      13,669,000
                                          ============    ============    ============

                                  September 30,     December 31,       March 31,
                                      1998             1998              1999
                                   (restated)       (restated)        (restated)
Balance sheet data:
Current assets ..............     $ 1,773,000      $   973,000      $   476,000
Total assets ................       2,139,000        1,706,000        1,240,000
Current liabilities .........       4,507,000        5,158,000        5,037,000
Total liabilities ...........       5,983,000        6,499,000        7,552,000
Redeemable common stock
    and warrants ............         232,000          232,000          232,000
Stockholders' deficit .......      (4,076,000)      (5,025,000)      (6,544,000)

A reconciliation of previously reported amounts for the following periods is as follows:

                                              September 30,  December 31,     March 31,
                                                  1998         1998             1999
Net loss:
As reported ...............................   $(1,593,000)   $(1,929,000)   $(1,321,000)

Adjustment ................................      (930,000)       517,000       (312,000)
                                              -----------    -----------    -----------
As restated ...............................   $(2,523,000)   $(1,412,000)   $(1,633,000)
                                              ===========    ===========    ===========

Net  loss available to common stockholders:
As reported ...............................   $(1,928,000)   $(1,956,000)   $(1,346,000)

Adjustment ................................      (763,000)       166,000       (312,000)
                                              -----------    -----------    -----------
As restated ...............................   $(2,691,000)   $(1,790,000)   $(1,658,000)
                                              ===========    ===========    ===========

Basic and diluted net loss per share:

As reported ...............................   $      (.15)   $      (.14)   $      (.09)
Adjustment ................................          (.07)           .01           (.03)
                                              -----------    -----------    -----------
As restated ...............................   $      (.22)          (.13)          (.12)
                                              ===========    ===========    ===========


Stockholders' deficit:
As reported ...............................   $(3,028,000)   $(3,981,000)   $(2,621,000)
Adjustment ................................    (1,048,000)    (1,044,000)    (3,923,000)
                                              -----------    -----------    -----------
As restated ...............................   $(4,076,000)   $(5,025,000)   $(6,544,000)
                                              ===========    ===========    ===========

                                      101

No dealer,  salesperson  or other  individual
has been authorized  to give any  information
or  to make any representations  other   than
those   contained   in  this  Prospectus  in
connection  with  the  offer  made  by  this
Prospectus  and,  if  given  or made,  such
information  or representations  must  not be
relied upon as having been authorized by USWD
or the Underwriters. This Prospectus does not
constitute  an  offer  to  sell  or  the
solicitation of an offer to buy any securities
offered by this Prospectus,  nor does it
constitute an offer to sell or a solicitation
of an  offer  to buy  the Preferred  Stock  by
any  person  in any jurisdiction in which such
an offer or  solicitation  is not authorized,
or in which the  individual making such offer
or solicitation is not qualified to do so, or
to any individual to  whom  it  is   unlawful
to  make  such  an  offer  or solicitation.
Neither the delivery of this  Prospectus  nor
any sale made  hereunder  shall,  under  any
circumstances, create any implication that the           17,739,587 Shares
information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of USWD since that date.

         TABLE OF CONTENTS
                                           Page
Prospectus Summary                          2          U.S. WIRELESS DATA, INC.
Risk Factors                                5
Use of Proceeds                            13
Dividend Policy                            13               Common Stock
Market For USWD's Common Stock
  and Related Matters                      14
Management's Discussion and Analysis
  of Financial Conditions and
  Results of Operations                    15
Business                                   21
Management                                 35
Security Ownership of Principal
  Shareholders and Management              42
Certain Transactions                       44
Description of Securities                  49
Selling Security Holders                   60               ______, 1999
Legal Matters                              65
Commission Position on Indemnification
  for Securities Act Liabilities and
  Related Matters                          65
Experts                                    66
Financial Statements                       67

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Sections 7-109-102 through 7-109-110 of the Colorado Business Corporation Act (the "CBCA") permit indemnification of directors, officers, employees, fiduciaries and agents of corporations under certain conditions and subject to certain limitations, including for liabilities to which such persons might become subject under the Securities Act of 1933, as amended (the "Securities Act").

         The Company's Articles of Incorporation do not contain any provisions which would limit the availability of such indemnification to the fullest extent available under the above-referenced statute. The Company's amended Bylaws, which parallel the CBCA sections referred to above, provide that USWD shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan (a "Proper Person"). The Company is required to indemnify Proper Person(s) against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by a majority of a quorum of the Board of Directors consisting of Directors who are not parties to the proceeding, or, if a quorum of such Directors is not available, a committee of the Board consisting of at least two Directors who are not parties to the proceeding or, if a proper committee cannot be seated or a majority of the Board or the committee desire, an independent counsel selected by a majority of the full Board, or a vote of shareholders, that the proper Person conducted himself or herself in good faith and that he or she reasonably believed (i) in the case of conduct in his official capacity with USWD, that his or her conduct was in USWD's best interests, or (ii) in all other cases (except criminal cases), that his or her conduct was at least not opposed to USWD's best interests, or (iii) in the case of any criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. A Proper Person will be deemed to be acting in his or her official capacity while acting as a director, officer, employee or agent on behalf of USWD and not while acting on USWD's behalf for some other entity. A Proper Person may apply to the court conducting the proceeding or to another court of competent jurisdiction for an order requiring USWD to indemnify such person if the court determines that the person is entitled to indemnification under Colorado law and has met the criteria set forth in USWD's Bylaws.

         No indemnification is available to a person with respect to any claim, issue or matter in connection with a proceeding by or in the right of USWD in which the person was adjudged liable to USWD or in connection with any proceeding charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of USWD is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

         To the extent that the provisions of a Colorado corporation's Articles of Incorporation or Bylaws provide for indemnification to a greater extent than is available under the CBCA, such provisions are void. The Company believes, however, that the indemnification provisions contained in its Bylaws are no more liberal than those contained in the CBCA.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by USWD in connection with the sale of Preferred Stock being registered (all amounts are estimated except the SEC Registration Fee and NASD Filing Fee).

         SEC Registration Fee                                        $   3,541
         NASD Filing Fee                                             $   1,564
         Blue Sky Qualification Fees and Expenses
               (including legal fees)                                $  20,000
         Printing Expenses                                           $   5,000
         Legal Fees and Expenses (other than blue sky)               $  50,000
         Accountant's Fees and Expenses                              $  60,000
         Transfer Agent and Registrar Fees                           $   2,000
         Miscellaneous Expenses                                      $   3,000
                                                                     ---------

         Total estimated expenses                                    $ 145,105
                                                                     =========

Item 26.  Recent Sales of Unregistered Securities.

         Within the past three years, the Registrant has sold securities pursuant to the following transactions, all of which were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act").

June 1, 1996 - June 30, 1996, the following unregistered securities were sold:

June 20, 1996: Stock subscription received for 142,544 shares of Common Stock to be issued to a significant customer of USWD in return for the customer's purchase of certain inventory from a supplier of USWD; the shares were valued at $.15 per share; the share certificates were issued as of July 1, 1996.

July 1, 1996 - June 30, 1997, the following unregistered securities were sold

November 15, 1996: 102,975 shares of Common Stock issued for services rendered by a Company attorney at $.15 per share;

April 1, 1997: $50,000 convertible promissory note was issued to Company consultant as a signing bonus, convertible into common stock at $.40 per share;

April 27, 1997: 600,000 shares of Common Stock issued in settlement of class action lawsuit; certificates were issued as of May 16, 1997;

April - June, 1997: $185,000 of convertible Demand Notes convertible were issued for cash at face value into Common Stock commencing November 1, 1997 at prices of $.35 per share ($75,000 of the Notes) and $.50 per share ($110,000 of the Notes); and

June  3,  1997:  Agreement  entered  obligating  Company  to  issue  a  $150,000
"convertible subordinated debenture" to a consultant of USWD; the "debenture" was not issued at the time the agreement was entered into; the right to the "debenture" was exchanged for a "convertible subordinated promissory note" which was delivered on or about November 1, 1997.

From July 1, 1997 - June 30, 1998, the following unregistered securities were sold:

July 2, 1997: $16,825  promissory note was issued for cash of $16,000;  the note
was  converted  into  a  convertible   Demand  Note  (see  April  -  June,  1997
transactions described above) on or about July 30, 1997.

August 6, 1997:

2,625,000 shares and 1,200,000 common stock purchase warrants exercisable at $.01 per share from January 15, 1998 until August 4, 2002, to John M. Liviakis for $375,000 in cash;

875,000 shares and 400,000 common stock purchase warrants exercisable at $.01 per share from January 15, 1998 until August 4, 2002, to Robert B. Prag for $125,000 in cash;

November 15, 1997 -September 15, 1998: 240,000 shares issued under a consulting agreement with Liviakis Financial Communications, Inc. ("LFC"). 165,000 shares were issued as of November 15, 1998 and 15,000 shares were issued each month thereafter on the 15th of each month; pursuant to the agreement, 75% of the shares were issued to LFC and 25% of the shares have been issued to Robert B. Prag, an executive officer of LFC;

December 10, 1997: $3,060,000 of 8% Adjustable Rate Convertible Subordinated Debentures Due December 31, 1999 were issued for cash equal to face value; USWD paid a finder's fee to J.W. Charles Securities, Inc. of Boca Raton, Florida of $214,200, 7% of the gross offering proceeds, and issued a 50,000 share Common Stock Purchase Warrant exercisable at $6.525 per share, exercisable through December 10, 2000. In addition, USWD paid a finder's fee to Liviakis Financial Communications, Inc. of $76,500, or 2.5% of the gross offering proceeds;

January 26, 1998: Conversion of $50,000 promissory note issued to consultant was converted (see April 1, 1997 transaction described above) to 75,000 shares of common stock pursuant to agreement between USWD and a former consultant;

February 9, 1998: Conversion of $3,060,000 face value of 8% Convertible Debentures into 3,060,000 shares of Series A Preferred Stock (see December 10, 1997 transaction described above);

March 12, 1998: Issuance of a $60,000 10% unsecured promissory note and 10,435 share Common Stock Purchase Warrant to a consultant of USWD for services to be rendered over the six month period commencing March 12, 1998;

March 24 - June 15, 1998: Sale of call options acquired by USWD in October 1995, to purchase a total of 350,000 shares of Common Stock owned by an unaffiliated third party, sold by USWD to two unaffiliated third parties for total consideration of approximately $1,222,000 in cash;

April 6, 1998: 280,000 shares issued to a consultant and its affiliated assignees as a finder's fee for locating the Liviakis investors for USWD;

May 12, 1998: 1,200,000 shares issued upon exercise of a common stock purchase warrant by an affiliated shareholder at $.01 per share; the warrant was issued as of August 6, 1997;

May 20, 1998: 328,750 shares issued upon conversion of principal and interest on a $150,000 promissory note issued June 3, 1997, due June 3, 1998; and

April 7 - June 15, 1998: 698,327 shares issued upon conversion of convertible Demand Notes issued from April - July, 1997.

From July 1, 1998 - June 28, 1999, the following unregistered securities were sold

July 1, 1998: $250,000 Promissory Note and 20,000 Share Common Stock Purchase Warrant exercisable at $4.375 through July 21, 2001 for $250,000 in cash, issued to RBB Bank Aktiengesellschaft. The warrant certificate was issued as of July 21, 1998;

July 22 - 27, 1998: $2,000,000 of 6% Convertible Subordinated Debentures Due July 21, 2000, and Common Stock Purchase Warrants Exercisable to Purchase 100,000 shares of Common Stock at $4.50 per share until July 21, 2001, for $2,000,000 in cash, to RBB Bank Aktiengesellschaft ($1,000,000 of Debentures and 50,000 Warrants) and Cannell Capital Management ($1,000,000 of Debentures and 50,000 Warrants). The Company paid a finder's fee to JW Charles Securities, Inc. of Boca Raton, Florida of $140,000 (7%) of the gross offering proceeds, and issued a

60,000 share Common Stock Purchase Warrant exercisable at $4.50 per share, exercisable through July 21, 2001. In addition, USWD paid a finder's fee to Liviakis Financial Communications, Inc. of $50,000 (2.5% of the gross offering proceeds);

July 21, 1998: 60,000 Common Stock purchase warrants issued to JW Genesis Securities, Inc. exercisable at $4.50 through July 21, 2001;

September 3 - 9, 1998: 250,000 non-qualified Common Stock purchase options, with strike prices between $2.38 and $2.72, issued to three consultants for management services in lieu of salary;

September 8, 1998: 290,000 shares of Common Stock issued to Liviakis Financial Communications, Inc., an affiliate of USWD, as consideration for a new consulting agreement entered into as of June 30, 1998;

September 11, 1998: 8,333 Common Stock purchase warrants issued to entrenet Group, LLC, exercisable at $2.40 through September 11, 2003;

October 15, 1998: 78,098 Common Stock purchase warrants issued to four holders of the Series A Preferred Stock, exercisable at $2.40 through October 15, 2001;

November 15, 1998: 67,084 Common Stock purchase warrants issued to four holders of the Series A Preferred Stock, exercisable at $3.36 through November 15, 2001;

December 15, 1998: 67,084 Common Stock purchase warrants issued to four holders of the Series A Preferred Stock, exercisable at $3.69 through December 15, 2001;

January 11, 1999: 200,000 non-qualified Comman Stock purchase options, with a strike price of $3.813 issued to two consultants for management services in lieu of salary.

March 1, 1999: 15,000 Common Stock purchase warrants issued to a consultant exercisable at $2.70 per share through September 13, 2001;

March  12,   1999:   50,000   shares  of  Common   Stock   issued  to  RBB  Bank
Aktiengesellschaft as partial consideration for a bridge loan;

May 3, 1999: 5,375,000 share Common Stock purchase warrants issued to new CEO and Chairman exercisable as follows: 2,687,500 shares at $.875 per share, 10% vested at date of grant and the balance over the following 12 months; 2,687,500 shares at $3.00 per share, 50% vesting one year from the date of grant and the balance over the following six months.

May 6, 1999: 1,500,000 shares of Series B Cumulative Convertible Preferred Stock at $1.00 per share. For no additional consideration USWD also issued 300,000 Common Stock Purchase Warrants exercisable at $1.50 per share for five years from April 30,1999 to the purchaser of the Series B Preferred Stock. USWD also issued 454,705 shares of Series B Preferred Stock to pay accrued interest and penalties owing to holders of the Company's 6% Debentures due July 21, 2000.

         As to each of the foregoing transactions, USWD relied upon the registration exemption contained in Section 4(2) of the Securities Act of 1933, as amended (the "Act"). As to the issuance of the 8% Convertible Debentures and the conversion of those Debentures into Series A Preferred Stock, USWD also relied upon the exemption contained in Rule 506 of Regulation D promulgated under the Act. The transactions did not involve a public offering of securities; USWD received investment representations from each purchaser to the effect that such purchaser was taking for investment only and not with a view to distribution of the securities; USWD had reason to believe that each purchaser had such knowledge and experience, either alone or through a purchaser representative not affiliated with USWD, that such purchaser was capable of evaluating the merits and risks of an investment in USWD; each purchaser, either in his or her capacity as an investor or an employee or consultant to USWD, had access to adequate information concerning USWD and its business; all certificates representing the securities (with the exception of the Demand Notes issued from April - June, 1997) were imprinted with customary "restricted securities" legends, and instructions were lodged with USWD's transfer agent with respect to all shares of Common Stock issued in the transactions as "restricted securities."

Item 27.  Exhibits

         Exhibit
         Number            Description of Exhibit
         ------            ----------------------

         3.1               Amended Articles of Incorporation (8)

         3.2               Articles of Amendment to the Articles of Incorporation (including Designation of
                           Series B Cumulative Convertible Redeemable Preferred Stock) filed by USWD on April 29,
                           1999 (18)

         3.3               Amended Bylaws (3)

         4.1               Specimen Common Stock Certificate (14)

         4.2               1992 Stock Option Plan, as amended (7) (19)

         4.3               Common Stock Purchase Warrant issued to Kenneth DeJohn on or about May 1, 1993 (5)

         4.4               Form of Common Stock Purchase Warrants issued to John Liviakis and Robert Prag as of
                           August 4, 1997 (Included as part of Exhibit 10.13)

         4.5               Designation of Series A Cumulative Convertible Preferred Stock (Included in Exhibit
                           3.1)

         4.6               Designation of Series B Cumulative Convertible Preferred Stock (Included in Exhibit
                           3.2)

         4.7               Common Stock Purchase Warrant dated December 10, 1997 issued to JW Genesis Securities,
                           Inc. (10)

         4.8               Common Stock Purchase Warrant dated March 12, 1998, issued to entrenet Group, LLC (12)

         4.9               Promissory Note for $60,000 issued to entrenet Group, LLC, as of March 12, 1998 (12)

         4.10              Form of Registration Rights Agreement - Issued to Series A Preferred Stockholders as
                           of December 10, 1997 (10)

         4.11              Form of Subscription Agreement entered into with Series A Preferred Stockholders as of
                           December 10, 1997 (10)

         4.12              Common Stock Purchase Warrant issued to James B. Walters on or about April 12, 1993 (5)

         4.13              Agreement to Amend Stock Purchase Warrants effective April 1, 1998 with James Walters
                           (13)

         4.14              Promissory Note - $250,000 dated June 26, 1998, issued to RBB Bank Aktiengesellschaft
                           (13)

         4.15              Common Stock Purchase Warrant dated June 26, 1998 issued to RBB Bank
                           Aktiengesellschaft (13)

         4.16              Lock-up Letter Agreement between USWD and Liviakis Financial Communications, Inc.,
                           John M. Liviakis and Robert B. Prag dated June 30, 1998 (13)

                                                    II-5

         4.17              Debenture Agreement for 6% Convertible Subordinated Debentures Due July 21, 2000 (11)

         4.18              Form of Common Stock Purchase Warrant issued to 6% Debenture Purchasers and JW Genesis
                           Securities, Inc. as of July 21 - 27, 1998 (11)

         4.19              Form of Registration Rights Agreement for 6% Convertible Subordinated Debentures Due
                           July 21, 2000 and Common Stock Purchase Warrants issued to 6% Debenture Purchasers and
                           JW Genesis Securities, Inc. as of July 21 - 27, 1998 (11)

         4.20              Modification Agreement with Certain Holders of Series A Preferred Stock Effective as
                           of September 17, 1998 (15)

         4.21              Form of Common Stock Purchase Warrants issued to Certain Holders of Series A Preferred
                           Stock participating in the modifications to the terms of the Series A Preferred Stock
                           (which was effective as of September 17, 1998) (15)

         4.22              Form of  Common  Stock  Purchase  Warrant issued to Charles  Burtzloff in  conjunction with the $500,000 loan made to USWD as of November 1, 1998 (15)

         4.23              Non-Qualified Common Stock Option issued to Evon A. Kelly effective as of August 4,
                           1997 (15) (19)

         4.24              Non-Qualified Common Stock Option issued to Roger L. Peirce effective as of November
                           23, 1998 (in replacement for cancelled Stock Option originally issued August 22, 1998)
                           (16) (19)

         4.25              Confirmation Letter Agreement Dated December 23, 1998 re: stock lock-up dated between
                           USWD and Liviakis Financial Communications, John Liviakis and Robert B. Prag (16)

         4.26              Note and Common Stock Purchase Agreement with RBB Bank, dated March 12, 1999 (17)

         4.27              Promissory Note Conversion and Common Stock Purchase Agreement with Burtzloff Family
                           Trust, dated March 19, 1999 (17)

         4.28              Common Stock Purchase Agreement Pursuant to Note Payable Conversion to Equity with
                           Liviakis Financial Communications, Inc., dated March 19, 1999 (17)

         4.29              Form of Series B Preferred Stock Securities  Purchase Agreement  entered into with purchasers  of Series B  Preferred Stock as of April 30, 1999 (18)

         4.30              Form of Series B Preferred Stock Registration  Rights Agreement  entered into with purchasers of Series B Preferred Stock as of April 30, 1999 (18)

         4.31              Form of Common Stock Purchase Warrant issued to cash purchaser of Series B Preferred
                           Stock (18)

         4.32              Form of Waiver of Rights and First Amendment to Debenture Agreement (relating to 6%
                           Convertible Subordinated Debentures Due July 21, 2000) entered into as of April 30,
                           1999 (18)

         4.33              Form  of  Supplement  to  Series  B  Preferred  Stock Securities Purchase Agreement
                           entered  into  with holders of USWD's 6%  Debentures as of April 30, 1999 (18)

                                                 II-6

         4.34              First Amendment to Note and Common Stock Purchase Agreement entered into with RBB Bank
                           Aktiengesellschaft AG as of April 22, 1999 (18)

         4.35*             Common Stock Purchase Warrant issued to Dean M. Leavitt as of May 3, 1999

         5.1**             Opinion and Consent of Ireland Stapleton Pryor & Pascoe, P.C.

         10.1              License and Volume Purchase Agreement with OMRON Systems of America with Solectron
                           Addendum (1)

         10.2              Promissory Note with OMRON Systems, Inc. (3)

         10.3              Release Agreement with Richard P. Draper (3)

         10.5              Agreement for Manufacture and Purchase between USWD, Uniform Industrial Corp and
                           Cardservice International, Inc. (3)

         10.6              AT&T CDPD Value Added Reseller Agreement dated April 30, 1997*** (6)

         10.7              Bell Atlantic AIRBRIDGE Packet Service Agreement dated August 12, 1997*** (6)

         10.8              Engagement Agreement between USWD and entrenet Group, LLC dated June 3, 1997 (6)

         10.9              GTE Leasing Corporation Promissory Note dated August 6, 1997 (6)

         10.10             GTE Mobilnet Communications Service and Equipment Agreement dated August 1, 1997*** (6)

         10.11             Liviakis Financial Communications, Inc. Consulting Agreement and forms of Subscription
                           Agreements for the purchase of U.S. Wireless Data, Inc. Common Stock and Warrants from
                           John M. Liviakis and Robert B. Prag and effective as of July 25, 1997 (6)

         10.12             Member Service Provider Sales and Service Credit Card Processing Agreement between
                           U.S. Wireless Data, Inc. and NOVA Information Systems, Inc. dated January 1, 1997***
                           (6)

         10.13             Purchase Agreement with Unicard Systems, Inc. dated September 18, 1997*** (6)

         10.14             Purchase Agreement with Wellex Systems Manufacturing & Distribution Group dated August
                           7, 1997 (6)

         10.15             Underwriting Agreement between USWD, RAS Securities Corp., Walford & Company,
                           Incorporated and Thomas James Associates, Inc. dated December 2, 1993 (2)

         10.16             Merchant Marketing and Services Agreement with National Bank of Commerce dated March
                           9, 1998*** (12)

         10.17             Assignment Agreement (with Escrow Provisions) with Richard P. Draper, Tillicombe
                           International LDC and Ireland, Stapleton, Pryor & Pascoe, P.C., as escrow agent, dated
                           March 12, 1998 (12)

         10.18             Form of Option Purchase and Assignment Agreement (relating to assignment of call option on Tillicombe stock) (12)

         10.19             Joint CDPD Sales and Marketing Agreement with Bell Atlantic Mobile dated as of March
                           23, 1998*** (12)

                                                      II-7

         10.20             Engagement Agreement between USWD and entrenet Group, LLC, dated as of March 12, 1998
                           (12)

         10.21             Form of Settlement and Mutual Release Agreement between USWD and the Delle Donne
                           Noteholders entered into as of April 9, 1998 (12)

         10.22             Form of Settlement and Mutual Release Agreement between USWD and certain Noteholders entered into as of April 7, 1998 (12)

         10.23             Note and Warrant Purchase and Security Agreement dated June 25, 1998 between USWD and
                           RBB Bank Aktiengesellschaft (13)

         10.24             Consulting Agreement between USWD and Liviakis Financial Communications, Inc. dated
                           June 30, 1998 (13)

         10.25             Joint Marketing and Operating Agreement with Ameritech Mobile Communications, Inc.
                           dated July 16, 1998 (11)

         10.26             Amendment to Promissory Note with OMRON Systems, Inc. effective as of August 27, 1998
                           (15)

         10.27             Amendment dated September 9, 1998 to GTE Mobilnet Communications Service and Equipment
                           Agreement dated August 1, 1997 (15)

         10.28             Promissory Note ($1,300,000) issued to Liviakis Financial Communications, Inc. dated
                           September 22, 1998 (15)

         10.29             Extension of Promissory Notes issued to Liviakis Financial Communications, Inc., dated
                           January 1, 1999 (16)

         10.30             Promissory Note ($500,000) issued to Chuck Burtzloff, Inc. dated October 28, 1998 (15)

         10.31             Extension of Promissory Note issued to R. Chuck Burtzloff, dated January 1, 1999 (16)

         10.31             Employment Agreement between USWD and Evon A. Kelly dated August 21, 1998 (15) (19)

         10.32             Employment Agreement between USWD and Roger L. Peirce dated August 17, 1998 (15) (19)

         10.32             Offer Letter - Robichaud, dated August 21, 1997 (15) (19)

         10.33             Offer Letter -  Mueller, dated November 24, 1997 (15) (19)

         10.34*            Employment Agreement between USWD and Dean M. Leavitt entered into as of May 3, 1999
                           (19)

         10.35*            Indemnification Agreement between USWD and Dean M. Leavitt entered into as of May 3,
                           1999 (19)

         10.36*            Software License Agreement - Maverick International Processing Service, Inc - May 28,
                           1999

         23.1*             Consent of PricewaterhouseCoopers LLP

         23.2**            Consent of Ireland Stapleton Pascoe Pryor, P.C. (contained in Exhibit 5.1)

                                                  II-8

         99.1              Letter of Intent with Cardservice International, Inc. dated September 30, 1998 (15)

         99.2              Secretary's Certificate Re: Kelly Tax Indemnification Agreement - November 21, 1997
                           (15) (19)
         -----------------

*        Filed herewith.
**       To be filed by amendment.
*** Confidential treatment for certain portions of this document has been requested by USWD pursuant to Commission Rule 24b-2 promulgated under of the Securities Exchange Act of 1934 and/or Rule 406 promulgated under the Securities Act of 1933, as identified on the first page of the document, and at the specific item in the document for which such treatment has been requested. The omitted material has been filed separately with the Commission pursuant to Rules 24b-2 and/or 406.

(1) Incorporated by reference from the like-named exhibit filed with USWD's Registration Statement on Form SB-2, effective on or about December 2, 1993 (SEC File No. 33-69776).

(2) Incorporated by reference from the like-named exhibit filed with Amendment No. 5 to USWD's Registration Statement on Form SB-2, SEC File No. 33-69776-D (filed on December 2, 1993).

(3) Incorporated by reference from the like-named exhibit filed with USWD's Annual Report on Form 10-KSB for the Fiscal Year Ended June 30, 1995, filed on October 13, 1996 (SEC Control No. 95201388).

(4) Incorporated by reference from the like-named exhibit filed with USWD's Annual Report on Form 10-KSB for the Fiscal Year Ended June 30, 1996, filed on October 21, 1996 (SEC Control No. 96645557).

(5) Incorporated by reference from the like-named exhibit filed with USWD's Annual Report on Form 10-KSB/A (Amendment No. 2) for the Fiscal Year Ended June 30, 1997, filed on January 2, 1998.

(6) Incorporated by reference from the like-named exhibit filed with USWD's Annual Report on Form 10-KSB/A (Amendment No. 3) for the Fiscal Year Ended June 30, 1997, filed on February 25, 1998.

(7) Incorporated by reference from the like-named exhibit filed as Exhibit C to USWD's Definitive Revised Proxy Statement for the 1997 Annual Meeting of Shareholders held on February 6, 1998, filed on January 14, 1998.

(8) Incorporated by reference from the like-named exhibit filed with USWD's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1997, filed on February 23, 1998.

(9) Incorporated by reference from the like-named exhibit filed with USWD's Quarterly Report on Form 10-QSB/A (1st Amendment) for the fiscal quarter ended December 31, 1997, filed on March 18, 1998.

(10) Incorporated by reference from the like-named exhibit filed with USWD's Current Report on Form 8-K Reporting an Event of November 14, 1997 (earliest event reported), filed on December 17, 1997.

(11) Incorporated by reference from the like-named exhibit filed with USWD's Current Report on Form 8-K Reporting an Event of July 16, 1998 (earliest event reported), filed on July 31, 1998.

(12) Incorporated by reference from the like-named exhibit filed with USWD's Registration Statement on Form SB-2 (SEC File No. 333-52625) as of May 14, 1998.

(13) Incorporated by reference from the like-named exhibit filed with Amendment No. 1 to USWD's Registration Statement on Form SB-2 (SEC File No. 333-52625) as of as of July 16, 1998.

(14) Incorporated by reference from the like-named exhibit filed with Amendment No. 2 to USWD's Registration Statement on Form SB-2 (SEC File No. 333-52625) as of as of August 3, 1998.

(15) Incorporated by reference from the like-named exhibit filed with USWD's Annual Report on Form 10-KSB for the Fiscal Year Ended June 30, 1998, filed on December 18, 1998.

(16) Incorporated by reference from the like-named exhibit filed with USWD's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998, filed on January 28, 1999.

(17) Incorporated by reference from the like-named exhibit filed with USWD's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1999, filed on .May 18, 1999.

(18) Incorporated by reference from the like-named exhibit filed with USWD's Current Report on Form 8-K Reporting an Event of May 6, 1999 (earliest event reported), filed on May 11, 1999.

(19) This exhibit constitutes a "Management Contract, Compensatory Plan or Arrangement" required to be filed as an Exhibit to this Report.

Item 28.  Undertakings.

         The undersigned small business issuer hereby undertakes that:

         A.       It will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price contained in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         B. If the issuer relies on Rule 430A under the Securities Act, it will:

         (1) For determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Emeryville, California on this 28 day of June 1999.

                                   U.S. WIRELESS DATA, INC.


                                   By:  /s/Dean M. Leavitt
                                   ----------------------------------
                                        Dean M. Leavitt
                                        Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures                     Title                            Date
----------                     -----                            ----

/s/ Dean M. Leavitt            Chief Executive Officer      June 28, 1999
-------------------            & Director (Principal
Dean M. Leavitt                Executive Officer)

/s/Rod L. Stambaugh            President & Director         June 28, 1999
Rod L. Stambaugh


/s/Robert E. Robichaud         Chief Financial Officer,     June 28, 1999
----------------------         Secretary & Treasurer
Robert E. Robichaud            (Principal Financial &
                               Accounting Officer)

/s/Alvin C. Rice               Director                     June 28, 1999
----------------
Alvin C. Rice


/s/Chester N. Winter           Director                     June 28, 1999
--------------------
Chester N. Winter